As filed with the Securities and Exchange Commission on July 27, 2018.

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHERN MISSOURI BANCORP, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	43-1665523 (I.R.S. Employer Identification No.)
Southern Missouri Bancorp, Inc. 2991 Oak Grove Road Poplar Bluff, Missouri 63901 (573) 778-1800	Matthew T. Funke Executive Vice President and Chief Financial Officer Southern Missouri Bancorp, Inc. 2991 Oak Grove Road Poplar Bluff, Missouri 63901 (847) 653-1992
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

MARTIN L. MEYROWITZ, P.C. MICHAEL S. SADOW, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 Telephone: (202) 295-4500	YEWELL G. LAWRENCE, JR., ESQUIRE Law Office o Yewell G. Lawrence, Jr. 1420 West Business 60 Dexter, MO 63841 Telephone: (573) 624-6117

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effectiveness of this Registration Statement and upon completion of the merger described in this Registration Statement.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. □

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer □	Accelerated filer ■
Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company □
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)          □
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer          □

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	400,000 shares(2)	N/A	$12,807,000 (3)	$1,594.47

(1)
Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Southern Missouri Bancorp, Inc. ("Southern Missouri") as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Represents the estimated maximum number of shares of common stock of Southern Missouri issuable upon completion of the merger described in this registration statement, in exchange for shares of the common stock of Gideon Bancshares Company ("GBC").

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(f)(2) and 457(f)(3) under the Securities Act, the proposed maximum aggregate offering price of the shares of Southern Missouri common stock registered hereby is equal to (A) $24,424,000, which is the book value of the estimated maximum number of shares of GBC common stock to be exchanged in the merger as of June 30, 2018, the latest practicable date prior to the filing of this registration statement, minus (B) $11,617,000, which is the estimated maximum amount of cash consideration payable by Southern Missouri in the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

GIDEON BANCSHARES COMPANY

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Gideon Bancshares Company Shareholder:

The boards of directors of Southern Missouri Bancorp, Inc., which we refer to as "Southern Missouri," and Gideon Bancshares Company, which we refer to as "GBC," have each approved a merger of our two companies.  Under the merger agreement, GBC will merge with and into a subsidiary of Southern Missouri, which subsidiary will then merger with and into Southern Missouri with Southern Missouri being the surviving corporation, on the terms and conditions set forth in the merger agreement. Following completion of the merger, GBC's 92% owned bank subsidiary, First Commercial Bank, which we refer to as "FCB," will merge with and into Southern Missouri's wholly owned bank subsidiary, Southern Bank, with Southern Bank being the surviving bank.
If the merger is completed, holders of GBC common stock will be entitled to receive aggregate merger consideration equal to (1) 0.975 times GBC's consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of GBC's transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of GBC triggered as a result of the merger over $150,000.  As of March 31, 2018, GBC's consolidated equity capital, as adjusted for estimated transaction and contract termination costs, was $22.3 million.   Based on this amount, if the merger had been completed in April 2018, the aggregate merger consideration would have been $21.7 million ($22.3 million x 0.975).
Fifty percent (50%) of the merger consideration will be paid in cash and fifty percent (50%) will be paid in shares of Southern Missouri common stock.  The cash consideration paid for each share of GBC common stock, which we refer to as the "per share cash consideration," will be equal to 50% of the aggregate merger consideration divided by the number of shares of GBC common stock issued and outstanding immediately prior to the merger assuming all minority shareholders of FCB participate in the share exchange described below.  The stock consideration paid for each share of GBC common stock, which we refer to as the "per share stock consideration," will be a number of shares of Southern Missouri common stock equal to the per share cash consideration divided by $35.53, the average closing price of Southern Missouri common stock for the 20-trading day period ending on and including the fifth trading day preceding June 12, 2018 (the date of the merger agreement), which we refer to as the "average Southern Missouri common stock price."
Assuming aggregate merger consideration of $21.7 million and that all minority shareholders of FCB participate in the share exchange described below, the per share cash consideration would be $69.78 and the per share stock consideration would be 1.9639 shares of Southern Missouri common stock for each share of GBC common stock outstanding.  The per share stock consideration to be issued at the 1.9639 exchange ratio would represent approximately $69.78 in value for each share of GBC common stock, which, when added to the $69.78 per share cash merger consideration, equates to approximately $139.56 in value for each share of GBC common stock.  GBC shareholders who would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $35.53.
As stated above, the aggregate merger consideration the holders of GBC common stock will receive in the merger is based on GBC's consolidated equity capital (as adjusted pursuant to the merger agreement) as of the last business day of the month immediately preceding the month in which the merger closing occurs.  Accordingly, the aggregate merger consideration to be paid to the holders of GBC common stock at closing will depend on a number of factors, including GBC's consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, the total amount of GBC's transaction expenses and the final cost of contract termination charges of GBC triggered as a result of the merger.  In addition, since the stock portion of the merger consideration is calculated based on $35.53 (the average Southern Missouri common stock price), the market value of the stock portion of the merger consideration to be paid to the holders of GBC common stock will vary from the closing price of Southern Missouri common stock on the date Southern Missouri and GBC announced the merger, on the date that this proxy statement/prospectus is mailed to GBC shareholders, on the date of the GBC special meeting and on the date the merger is completed and thereafter.  However, there will not be any adjustment to the merger consideration for changes in the market price of shares of Southern Missouri common stock.  Therefore, you will not know at the time of the special meeting the precise aggregate merger consideration or the market value of the stock portion of the merger consideration you will receive upon completion of the merger. We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol "SMBC").
As described in the accompanying proxy statement/prospectus, the completion of the merger is subject to customary conditions, including approval of the merger agreement by GBC's shareholders and the receipt of regulatory approvals.  In addition, it is a condition to Southern Missouri's obligation to complete the merger that a share exchange transaction by GBC be consummated with the shareholders of FCB holding at least 80% of the outstanding shares of FCB's common stock not owned by GBC, whereby such minority shareholders will become holders of GBC common stock immediately prior to the merger.  Assuming consummation of the share exchange transaction and completion of the merger, the minority shareholders of FCB will be entitled to receive the merger consideration payable under the merger agreement.
GBC will hold a special meeting of its shareholders to vote on the merger agreement. Approval of the merger agreement by GBC shareholders requires the affirmative vote of the holders of two-thirds of the outstanding shares of GBC common stock.  A failure to vote will have the same effect as voting against the merger agreement.  In addition to voting on the merger agreement, at the special meeting, GBC shareholders will vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement, which we sometimes refer to as the "adjournment proposal."  GBC's majority shareholder, which owns approximately 72.9%, of GBC's outstanding shares as of the date of this proxy statement/prospectus, has executed a voting agreement with Southern Missouri pursuant to which it has agreed to vote its shares of GBC common stock in favor of the Merger Agreement thus ensuring shareholder approval of the Merger Agreement.
The GBC board of directors has carefully considered the merger and the terms of the merger agreement and believes that the completion of the merger on the terms set forth in the merger agreement is in the best interest of GBC and its shareholders. Accordingly, the GBC board of directors recommends that holders of GBC common stock vote "FOR" approval of the merger agreement proposal and "FOR" the adjournment proposal.  In considering the recommendations of the board of directors of GBC, you should be aware that the directors and executive officers of GBC have interests in the merger that are different from, or in addition to, the interests of GBC shareholders generally. See the section entitled "The Merger—Interests of GBC's Directors and Executive Officers in the Merger" beginning on page 33 of this proxy statement/prospectus.
This proxy statement/prospectus describes the special meeting, the documents related to the merger and other matters. Please carefully read this entire proxy statement/prospectus, including "Risk Factors," beginning on page 15 of this proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about Southern Missouri from documents that it has filed with the Securities and Exchange Commission.
/s/ Rickey A. Stubbs

Rickey A. Stubbs, Chairman and President
Gideon Bancshares Company

Neither the Securities and Exchange Commission nor any state securities commission or any bank regulatory agency has approved or disapproved the shares of Southern Missouri stock to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Southern Missouri or GBC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [•], 2018, and it is first being mailed or otherwise delivered to the shareholders of GBC on or about [•], 2018.

GIDEON BANCSHARES COMPANY
304 North Walnut
 Dexter, MO 63841
(573) 624-8828

NOTICE OF SPECIAL MEETING OF
GIDEON BANCSHARES COMPANY SHAREHOLDERS

Date:	[•], 2018
Time:	[•], local time
Place:	Board Room of First Commercial Bank 303 West Market Street, Dexter, Missouri

To Gideon Bancshares Company Shareholders:

We are pleased to notify you of and invite you to a special meeting of shareholders of Gideon Bancshares Company, which we refer to as "GBC."  At the special meeting, holders of GBC common stock will be asked to vote on the following matters:
•
A proposal to approve the Agreement and Plan of Merger, dated as of June 12, 2018, by and between Southern Missouri Bancorp, Inc., which we refer to as "Southern Missouri," Southern Missouri Acquisition Corp. III, which we refer to as "Merger Sub," and GBC, pursuant to which GBC will merge with and into Merger Sub, followed by a merger of Merger Sub with and into Southern Missouri; and

•	A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
Only holders of record of GBC common stock as of the close of business on [•], 2018 are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Approval of the merger agreement proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of GBC common stock.  The adjournment proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.  Each share of GBC common stock entitles its holder to one vote.
GBC's board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of GBC and its shareholders, and unanimously recommends that holders of GBC common stock vote "FOR" approval of the merger agreement proposal and "FOR" the adjournment proposal.
Your vote is very important. We cannot complete the merger unless GBC's shareholders approve the merger agreement.
To ensure your representation at the special meeting, please complete and return the enclosed proxy card. Whether or not you expect to attend the special meeting in person, please vote promptly.
GBC has concluded that, in connection with the merger, holders of GBC common stock have the right to exercise dissenters' rights under Section 351.455 of the General and Business Corporation Law of Missouri and obtain payment of the "fair value" of their shares of GBC common stock in lieu of the merger consideration that holders of GBC common stock would otherwise receive pursuant to the merger agreement. This right to dissent is summarized in the accompanying proxy statement/prospectus on page 35, and a copy of Section 351.455 is reprinted in full as Appendix B to the accompanying proxy statement/prospectus.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other matters. We urge you to read the proxy statement/prospectus, including the documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.
We look forward to hearing from you.
By Order of the Board of Directors

/s/ Rickey A. Stubbs

Rickey A. Stubbs, Chairman and President
Gideon Bancshares Company

[•], 2018
Dexter, MO

YOUR VOTE IS VERY IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE PROMPTLY BY RETURNING THE ENCLOSED PROXY CARD.

ii

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Southern Missouri from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus.  You can obtain any of the documents filed with or furnished to the SEC by Southern Missouri at no cost from the SEC's website at http://www.sec.gov.   You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Southern Missouri Bancorp, Inc., Attn: Investor Relations, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, or by telephone at (573) 778-1800.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of GBC's special meeting of shareholders.  This means that GBC shareholders requesting documents must do so by [•], 2018, in order to receive them before the special meeting.
In addition, if you have questions about the merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact GBC, at the following address:
GIDEON BANCSHARES COMPANY
Attn: Mary Lawrence, SVP/COO
304 North Walnut
 Dexter, MO 63841
GBC does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2018, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of the document that includes such information.  Neither the mailing of this proxy statement/prospectus to GBC shareholders nor the issuance by Southern Missouri of shares of Southern Missouri common stock in connection with the merger will create any implication to the contrary.
Southern Missouri supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Southern Missouri and GBC supplied all information contained in this proxy statement/prospectus relating to GBC. Information on the websites of Southern Missouri and GBC, or any subsidiary of Southern Missouri or GBC, is not part of this proxy statement/prospectus or incorporated by reference herein.  You should not rely on that information in deciding how to vote.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
See "Where You Can Find More Information" on page 67 and "Information About Southern Missouri Bancorp" on page 56 for more details relating to Southern Missouri, and "Information About Gideon Bancshares Company" on page 56 for more details relating to GBC.

i

Amendment, Waiver and Extension of the Merger Agreement	50
Voting Agreement	50

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	51

Treatment of the Merger as a "Reorganization"	52
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders	53
Potential Recharacterization of Gain as a Dividend	53
Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock	54
Dissenting Shareholders	54
Net Investment Income Tax	54
Backup Withholding	55
Information Reporting	55

INFORMATION ABOUT SOUTHERN MISSOURI BANCORP	56

INFORMATION ABOUT GIDEON BANCSHARES COMPANY	56

General	56
Security Ownership of Certain Beneficial Owners and Management	57
Additional Information Regarding Brett Dorton	57

COMPARATIVE MARKET PRICES AND DIVIDENDS ON COMMON STOCK	59

DESCRIPTION OF SOUTHERN MISSOURI'S CAPITAL STOCK	60

General	60
Common Stock	60
Preferred Stock	60
Other Anti-Takeover Provisions	60

COMPARISON OF SHAREHOLDER RIGHTS	61

LEGAL MATTERS	67

EXPERTS	67

WHERE YOU CAN FIND MORE INFORMATION	67

APPENDICES

A	Agreement and Plan of Merger, dated as of June 12, 2018, by and between Southern Missouri Bancorp, Inc., Southern Missouri Acquisition Corp. III and Gideon Bancshares Company

B	Section 351.455 of the General and Business Corporation Law of Missouri, as amended

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are questions that you may have about the merger and the special meeting of GBC shareholders, and brief answers to those questions. We urge you to read carefully the entire proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting.  Additional important information is contained in the documents incorporated by reference into this proxy statement/prospectus.  See "Where You Can Find More Information."
Unless the context otherwise requires, throughout this proxy statement/prospectus, "Southern Missouri" refers to Southern Missouri Bancorp, Inc., "GBC" refers to Gideon Bancshares Company and "we," "us" and "our" refers collectively to Southern Missouri and GBC.

Q:	What is the merger?

A:
Southern Missouri and GBC have entered into an Agreement and Plan of Merger, dated as of June 12, 2018 (which we refer to as the "merger agreement"), pursuant to which GBC will merge with and into Southern Missouri Acquisition Corp. III (which we refer to as "Merger Sub"), with Merger Sub continuing as the surviving corporation and each outstanding share of GBC converted into the right to receive the merger consideration (we refer to this transaction as the "merger").  Immediately following the merger, Merger Sub will merge with and into Southern Missouri, with Southern Missouri continuing as the surviving corporation (we refer to this transaction as the "holding company merger") and, following the holding company merger, GBC's 92% owned subsidiary bank, First Commercial Bank (which we refer to as "FCB"), will merge with and into Southern Missouri's wholly owned subsidiary bank, Southern Bank, with Southern Bank continuing as the surviving bank (we refer to this transaction as the "bank merger").  The merger, holding company merger and bank merger are sometimes collectively referred to herein as the "mergers."  A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because you are a shareholder of GBC and this document is a proxy statement being used by GBC's board of directors to solicit proxies of its shareholders in connection with approval of the merger agreement (which we sometimes refer to as the "merger agreement proposal").  This document is also a prospectus that is being delivered to GBC shareholders because Southern Missouri is offering shares of its common stock to GBC shareholders in connection with the merger.

The merger cannot be completed unless the holders of GBC common stock approve the merger agreement proposal by the affirmative vote of the holders of two-thirds of the outstanding shares of GBC common stock.

GBC's majority shareholder, which owns approximately 72.9% of GBC's outstanding shares as of the date of this proxy statement/prospectus, has executed a voting agreement with Southern Missouri pursuant to which it has agreed to vote its shares of GBC common stock in favor of the merger agreement.  As a result of the voting agreement, we expect to receive a number of votes sufficient to satisfy the two-thirds approval requirement described above.  For more information regarding the voting agreement, see "The Merger Agreement—Voting Agreement" beginning on page 50.

Q:	In addition to the merger agreement proposal, what else are GBC shareholders being asked to vote on?

A:
GBC is soliciting proxies from holders of its common stock with respect to one additional proposal. This additional proposal is to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal (which we sometimes refer to as the "adjournment proposal"). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:	What will GBC shareholders receive in the merger?

A:
If the merger is completed, holders of GBC common stock will be entitled to receive aggregate merger consideration equal to (1) 0.975 times GBC's consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of GBC's transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of GBC triggered as a result of the merger over $150,000.  As of March 31, 2018, GBC's consolidated equity capital, as adjusted for its estimated transaction expenses and contract termination costs, was $22.3 million.  Based on this amount, if the merger had been completed in April 2018, the aggregate merger consideration would have been $21.7 million ($22.3 million x 0.975).

Fifty percent (50%) of the aggregate merger consideration will be paid in cash and fifty percent (50%) will be paid in shares of Southern Missouri common stock.  The cash consideration paid for each share of GBC common stock, which we refer to as the "per share cash consideration," will be equal to 50% of the aggregate merger consideration divided by the number of shares of GBC common stock issued and outstanding immediately prior to the merger assuming all minority shareholders of FCB participate in the share exchange described below.  The stock consideration paid for each share of GBC common stock, which we refer to as the "per share stock consideration," will be a number of shares of Southern Missouri common stock equal to the per share cash consideration divided by $35.53, the average closing price of Southern Missouri common stock for the 20-trading day period ending on and including the fifth trading day preceding June 12, 2018 (the date of the merger agreement), which we refer to as the "average Southern Missouri common stock price."  GBC shareholders who would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $35.53.

For further information, see "The Merger Agreement—Merger Consideration."

Q:	How will the merger affect the minority shareholders of FCB?

A:
It is a condition to Southern Missouri's obligation to complete the merger that a share exchange transaction by GBC, which we refer to as the "exchange offer," be consummated with the minority shareholders of FCB holding at least 80% of the outstanding shares of FCB's common stock not owned by GBC, whereby such minority shareholders will become holders of GBC common stock immediately prior to the merger.  Assuming consummation of the exchange offer and completion of the merger, the minority shareholders of FCB will be entitled to receive the merger consideration payable under the merger agreement.

Under the terms of the voting agreement entered into with GBC's majority shareholder, in addition to agreeing to vote its shares of GBC common stock in favor of the merger agreement, GBC's majority shareholder has also agreed to vote (exchange), or cause to be voted (exchanged), in the exchange offer all of the shares of FCB common stock it beneficially owns.  As of the date of this proxy statement/ prospectus, GBC's majority shareholder owned approximately 5.7% of FCB's outstanding common stock, representing approximately 73.3% of FCB's outstanding common stock held by the minority shareholders of FCB.

After the completion of the merger, if there are any minority shareholders of FCB who did not participate in the exchange offer, Southern Missouri will adopt a new or amended plan of merger for the bank merger providing for the shares of FCB common stock owned by such non-participating minority shareholders to be converted into the right to receive consideration payable by Southern Missouri that is identical in form and amount to the merger consideration that such non-participating minority shareholders would have been entitled to receive under the merger agreement had they participated in the exchange offer, subject to their rights under the Missouri law to demand payment of the value of their shares of FCB common stock.

Q:	Are the minority shareholders of FCB entitled to vote on the merger agreement?

A:
No, because they will not be shareholders of GBC as of the voting record date for the special meeting and will not become shareholders of GBC unless and until the exchange offer is consummated, which is expected to occur immediately prior to the merger.  In connection with being asked to participate in the exchange offer, GBC will provide the minority shareholders of FCB with a copy of this proxy statement/prospectus and additional information that describes the exchange offer, the merger and other pertinent information.

Q:	How does GBC's board of directors recommend that I vote at the special meeting?

A:
After careful consideration, GBC's board of directors unanimously recommends that holders of GBC common stock vote "FOR" the merger agreement proposal and "FOR" the adjournment proposal.

For a more complete description of GBC's reasons for the merger and the recommendations of the GBC board of directors, see "The Merger—GBC's Reasons for the Merger; Recommendation of GBC's Board of Directors" beginning on page 30.

Q:	When and where is the special meeting?

A:	The special meeting will be held in the Board Room of FCB located at 303 West Market Street, Dexter, Missouri 63841, on [•], 2018, at [•], local time.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish your shares to be voted, please complete, sign, and date your proxy card and mail it in the enclosed postage-paid return envelope as soon as possible.

Q:	Who is entitled to vote?

A:
Holders of record of GBC common stock at the close of business on [•], 2018, which is the date that the GBC board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What constitutes a quorum?

A:
The presence at the special meeting, in person or by proxy, of the holders of a majority of the total outstanding shares of GBC common stock will constitute a quorum for the transaction of business on the merger agreement proposal and the adjournment proposal.  Abstentions and broker non-votes will be treated as shares that are present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the special meeting?

A:
Merger agreement proposal:  To approve the merger agreement proposal, two-thirds of the shares of GBC common stock entitled to vote thereon must be voted in favor of such proposal.  If you mark "ABSTAIN" on your proxy or fail to submit a proxy and fail to vote in person at the special meeting, it will have the same effect as a vote "AGAINST" the merger agreement proposal.

Adjournment proposal:  The adjournment proposal will be approved if the votes cast in favor of such proposal at the special meeting exceed the votes cast in opposition to such proposal.  If you mark "ABSTAIN" on your proxy or fail to submit a proxy and fail to vote in person at the special meeting, it will have no effect on the adjournment proposal.

GBC's directors and executive officers and their affiliates were entitled to vote approximately 32,295 shares of GBC's common stock, or approximately 22.8% of the total outstanding shares of GBC common stock as of the date of this proxy statement/prospectus.  As discussed above, GBC's majority shareholder owns 103,374 shares, or approximately 72.9%, of GBC's outstanding common stock as of the date of this proxy statement/prospectus and has executed a voting agreement with Southern Missouri pursuant to which it has agreed to vote its shares of GBC common stock in favor of the merger agreement.

Q:	Why is my vote important?

A:
We cannot complete the merger unless GBC shareholders approve the merger agreement.  Approval of the merger agreement requires the approval of two-thirds of the outstanding shares of GBC common stock.  In addition, Southern Missouri is not required to complete the merger unless holders of less than 5% of the total shares of GBC common stock (including GBC common stock that would be issued assuming all minority shareholders of FCB participate in exchange offer) are, or have the ability to become, dissenting shares, pursuant to the General and Business Corporation Law of Missouri, meaning that holders of shares representing at least 95% of the shares of GBC common stock outstanding immediately prior to the effective time of the merger have approved the merger agreement or otherwise allowed their dissenters' rights to lapse under Missouri law.  Assuming all minority shareholders of FCB participate in exchange offer, GBC will issue an additional 13,830 shares of GBC common stock which would result in a total of 155,595 shares of GBC common stock outstanding immediately prior to the effective time of the merger.

GBC's majority shareholder owns 103,374 shares (approximately 72.9%) of GBC's outstanding common stock and 157.5 shares (approximately 5.7%) of FCB's outstanding common stock as of the date of this proxy statement/prospectus.  Under the terms of the voting agreement entered into by GBC's majority shareholder, it has agreed (i) to vote all of its shares of GBC common stock for the merger agreement proposal and (ii) to exchange all of its shares of FCB common stock (which represents approximately 73.3% of the total shares of FCB common stock outstanding held by the minority shareholders of FCB) in the exchange offer for GBC common stock.  As a result of the voting agreement, we expect to receive sufficient votes to satisfy the two-thirds vote requirement to approve the merger agreement proposal.  However, unless waived by Southern Missouri, the 95% condition described above can only be satisfied if, in addition to shares that are bound by the voting agreement, holders of 34,311 shares of GBC common stock, representing approximately 24.2% of all outstanding shares of GBC common stock, either vote to approve the merger agreement or otherwise allow their dissenters' rights to lapse.

Q:	Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders of GBC are invited to attend the special meeting.  Holders of record of GBC common stock can vote in person at the special meeting.  If you wish to vote in person at the special meeting and you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Even if you plan to attend the special meeting, we encourage you to vote by proxy to save us the expense of further proxy solicitation efforts.

Q:	Can I change my proxy or voting instructions?

A:
Yes. If you are a holder of record of GBC common stock you may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to GBC's Corporate Secretary or (3) attending the GBC special meeting in person and voting by ballot at the special meeting.  Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by GBC after the vote is taken at the special meeting will not affect your previously submitted proxy. The mailing address for GBC's Corporate Secretary is: Gideon Bancshares Company, Attention: Corporate Secretary, 304 North Walnut, Dexter, MO 63841.

Q:	Will GBC be required to submit the proposal to approve the merger agreement to its shareholders even if GBC's board of directors has withdrawn or modified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the special meeting, GBC is required to submit the proposal to approve the merger agreement to its shareholders even if GBC's board of directors has withdrawn or modified its recommendation.

Q:	What are the U.S. federal income tax consequences of the merger to GBC shareholders?

A:
The mergers, taken as a whole, are intended to qualify as one or more tax-deferred "reorganizations" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"). Assuming the mergers qualify as a reorganization, a U.S. holder of GBC common stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Southern Missouri common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of GBC common stock in the merger exceeds such U.S. holder's adjusted tax basis in the holder's GBC common stock surrendered and (ii) the amount of cash received by such U.S. holder of GBC common stock (in each case excluding any cash received in lieu of fractional shares of Southern Missouri common stock, with the gain or loss on such fractional share determined separately, as discussed below under "Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock").  Gain or loss is determined separately with respect to each block of GBC common stock, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares in the merger.

It is a condition to the completion of the merger that Southern Missouri and GBC each receive from their respective tax advisor a written opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

All holders of GBC common stock should consult their own independent tax advisors regarding the particular tax consequences of the merger to them, including the applicability and effect of U.S. federal, state, local, foreign, and other tax laws.

Q:	Are holders of GBC common stock entitled to dissenters' rights?

A:
Yes. The General and Business Corporation Law of Missouri (which we refer to as the "MGBCL") permits a holder of GBC common stock to dissent from the merger and obtain payment in cash of the "fair value" of his or her shares of GBC common stock. To do this, a shareholder must follow all of the procedures of Section 351.455 of the MGBCL in order to preserve his or her statutory rights.  In general, a shareholder must: (i) before the vote on approval of the merger agreement proposal at the special meeting, file a written objection to the merger with GBC; (ii) not vote FOR the merger agreement proposal; (iii) within 20 days following the effective date of the merger, file a written demand for payment with Southern Missouri; and (iv) state in the written demand the number of shares of GBC common stock owned by such shareholder.  If a holder of GBC common stock follows the required procedures, his or her only right will be to receive the "fair value" of his or her shares of GBC common stock in cash.  Any failure to observe any of these procedures could result in the total loss of dissenters' rights under Section 351.455.  A shareholder who losses his or her dissenters' rights would be bound by the merger agreement and would have to accept the merger consideration as provided by the merger agreement.  Copies of the applicable provisions of the MGBCL are attached to this proxy statement/ prospectus as Appendix B. See "The Merger—Dissenters' Rights of GBC Shareholders."

Q:	If I am a holder of GBC common stock in certificated form, should I send in my GBC common stock certificates now?

A:
No. Please do not send in your GBC common stock certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging certificates for GBC common stock for the merger consideration.  See "The Merger Agreement—Conversion of Shares; Exchange Procedures."

Q:	What should I do if I hold my shares of GBC common stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of GBC common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for exchanging your shares for the merger consideration.   See "The Merger Agreement—Conversion of Shares; Exchange Procedures."

Q:	Whom may I contact if I cannot locate my GBC common stock certificate(s)?

A:	If you are unable to locate your original GBC common stock certificate(s), you should contact Mary Lawrence, GBC's Senior Vice President and Chief Operating Officer, at (573) 624-8828.

Q:	What should I do if I receive more than one set of voting materials?

A:
GBC shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you are a holder of record of GBC common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of GBC common stock that you own.

Q:	When do you expect to complete the merger?

A:
Southern Missouri and GBC expect to complete the merger late in the fourth quarter of 2018, once all of the conditions to the merger are fulfilled. However, neither Southern Missouri nor GBC can assure you of when or if the merger will be completed. We must first obtain the approval by GBC shareholders of the merger agreement, obtain necessary regulatory approvals and satisfy certain other closing conditions, including consummation by GBC of the exchange offer with the minority shareholders of FCB holding at least 80% of the outstanding shares of FCB's common stock not owned by GBC.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, holders of GBC common stock will not receive any consideration for their shares in connection with the merger. Instead, GBC will remain an independent company and the minority shareholders of FCB will retain their ownership interests in FCB.  In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by GBC to Southern Missouri. See "The Merger Agreement—Termination Fee" beginning on page 49 for a complete discussion of the circumstances under which a termination fee will be payable.

Q:	Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of GBC common stock, please contact Mary Lawrence, GBC's Senior Vice President and Chief Operating Officer, at (573) 624-8828.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 67 under "Where You Can Find More Information."
The Merger and the Merger Agreement (pages 28 and 38)
The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
In the merger, GBC will merge with and into Merger Sub, a wholly owned subsidiary of Southern Missouri, with Merger Sub as the surviving entity after the merger.  As a result of this merger, each outstanding share of GBC common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below.
Immediately following the merger, Merger Sub will merge with and into Southern Missouri with Southern Missouri as the surviving entity in the holding company merger.  Following the holding company merger, GBC's 92% owned bank subsidiary, FCB, will merge with and into Southern Missouri's wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity in the bank merger.  As a result of the mergers, GBC and FCB will cease to exist as separate entities.
In the Merger, Holders of GBC Common Stock Will Receive Shares of Southern Missouri Common Stock and Cash (page 38)
If the merger is completed, holders of GBC common stock will be entitled to receive aggregate merger consideration equal to (1) 0.975 times GBC's consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of GBC's transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of GBC triggered as a result of the merger over $150,000.  As of March 31, 2018, GBC's consolidated equity capital, as adjusted for its estimated transaction expenses and contract termination charges, was $22.3 million.   Based on this amount, if the merger had been completed in April 2018, the aggregate merger consideration would have been $21.7 million ($22.3 million x 0.975).
Fifty percent (50%) of the aggregate merger consideration will be paid in cash and fifty percent (50%) will be paid in shares of Southern Missouri common stock.  The per share cash consideration will be equal to 50% of the aggregate merger consideration divided by the number of shares of GBC common stock issued and outstanding immediately prior to the merger assuming all minority shareholders of FCB agree to exchange their shares of FCB common stock for shares of GBC common stock immediately prior to the merger.  The per share stock consideration will be a number of shares of Southern Missouri common stock equal to the per share cash consideration divided by $35.53, the average Southern Missouri common stock price.  Assuming the aggregate merger consideration is $21.7 million and that all minority shareholders of FCB agree to exchange their shares of FCB common stock for shares of GBC common stock immediately prior to the merger, the per share cash consideration, based on the number of shares of GBC common stock currently outstanding, would be $69.78 and the per share stock consideration, based on the $35.53 average Southern Missouri common stock price, would consist of 1.9639 shares of Southern Missouri common stock.
Southern Missouri's common stock is listed on the NASDAQ Global Market under the symbol "SMBC".  GBC's common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of GBC common stock.  The following table shows the closing sale prices of Southern Missouri common stock as reported on NASDAQ on, and the last known sales prices of GBC common stock as of, June 11, 2018, the day immediately prior to the public announcement of the merger agreement, and [•], 2018, the last practicable trading day before the printing of this proxy statement/prospectus.

This table also shows the implied value of the merger consideration payable for each share of GBC common stock, calculated by multiplying the closing price of Southern Missouri common stock on those dates by the exchange ratio of 1.9639 for the stock portion of the merger consideration, and adding to that amount $69.78 for the cash portion of the merger consideration.
Date	Southern Missouri Closing Price			GBC Common Stock Sales Price			Implied Value of Merger Consideration for One Share of GBC Common Stock

June 12, 2018		$37.14			$40.69	(1)		$142.72
[•], 2018	$	[•	]	$	[•]	(1)	$	[•	]

(1)          The last known sale of GBC common stock occurred on February 28, 2013.

GBC Will Hold a Special Meeting of Shareholders on [•], 2018 (page 24)
A special meeting of GBC's shareholders will be held on [•], 2018, at [•], local time, in the Board Room of FCB, located at 303 West Market Street, Dexter, Missouri 63841.  At the special meeting, holders of GBC common stock will be asked to vote on the following matters:
•	the merger agreement proposal; and

•	the adjournment proposal.

Only holders of record of GBC common stock at the close of business on [•], 2018 will be entitled to vote at the special meeting. Each share of GBC common stock is entitled to one vote on the merger agreement proposal and the adjournment proposal.  As of the record date, there were 141,765 shares of GBC common stock entitled to vote at the special meeting.  As of the record date, GBC's directors and executive officers and their affiliates were entitled to vote approximately 32,295 shares of GBC's common stock, or approximately 22.8% of the total outstanding shares of GBC common stock.
To approve the merger agreement proposal, two-thirds of the shares of GBC common stock must be voted in favor of such proposal.  The adjournment proposal will be approved if the votes cast by holders of GBC common stock in favor of such proposal exceed the votes cast in opposition to such proposal.  If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting, it will have the same effect as a vote "AGAINST" the merger agreement proposal.  If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting, it will have no effect on the adjournment proposal.
GBC's majority shareholder, which owns approximately 72.9% of GBC's outstanding shares as of the date of this proxy statement/prospectus, has entered into a voting agreement with Southern Missouri pursuant to which it has agreed, among other things, (i) to vote its shares in favor of the merger agreement proposal, and (ii) subject to limited exceptions, not to sell or otherwise dispose of shares of GBC common stock beneficially owned as of the date of such voting agreement until after the approval of the merger agreement by the shareholders of GBC. As a result of the voting agreement, we expect to receive a number of votes sufficient to satisfy the two-thirds approval requirement described above.  For additional information regarding the voting agreement, see "The Merger Agreement—Voting Agreement."

GBC's Board of Directors Unanimously Recommends that GBC Shareholders Vote "FOR" the Approval of the Merger Agreement Proposal and the Adjournment Proposal (page 30).
After careful consideration, GBC's board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of GBC and its common shareholders and has unanimously approved the merger agreement. GBC's board of directors unanimously recommends that holders of GBC common stock vote "FOR" the approval of the merger agreement proposal and "FOR" approval of the adjournment proposal.  For the factors considered by GBC's board of directors in reaching its decision to approve the merger agreement, see "The Merger—GBC's Reasons for the Merger; Recommendation of GBC's Board of Directors."
Material U.S. Federal Income Tax Consequences of the Merger (page 51)
The mergers, taken as a whole, are intended to qualify as one or more tax-deferred "reorganizations" within the meaning of Section 368(a) of the Code.  Assuming the mergers qualify as a reorganization, a U.S. holder of GBC common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Southern Missouri common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of GBC common stock in the merger exceeds such U.S. holder's adjusted tax basis in its GBC common stock surrendered and (ii) the amount of cash received by such U.S. holder of GBC common stock (excluding in each case any cash received in lieu of fractional shares of Southern Missouri common stock, with the gain or loss on such fractional share determined separately, as discussed under "Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock").  Gain or loss is determined separately with respect to each block of GBC common stock, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares in the merger.
It is a condition to the completion of the merger that Southern Missouri and GBC each receive from their respective tax advisor a written opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."
The U.S. federal income tax consequences described above may not apply to all holders of GBC common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Holders of GBC Common Stock Have Dissenters' Rights in Connection with the Merger (page 35)
Under the MGBCL, any holder of GBC common stock can dissent from the merger and elect to have the estimated fair value of his or her shares paid in cash instead of receiving the merger consideration under the merger agreement.
To assert dissenters' rights, a holder of such shares must satisfy all of the following conditions:
•	deliver a written objection to the merger to GBC before the vote on the merger agreement proposal;
•
not vote in favor of the merger agreement proposal. The return of a signed proxy which does not specify a vote against the merger agreement proposal or a direction to abstain will constitute a waiver of the shareholder's right to dissent; and

•
within 20 days following the effective date of the merger, file a written demand for payment with Southern Missouri and state in the written demand the number of shares of GBC common stock owned by such shareholder.

A copy of the relevant sections of the MGBCL governing this process is attached to this proxy statement/prospectus as Appendix B.
The exercise of dissenters' rights by holders of GBC common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.
GBC's Executive Officers and Directors Have Interests in the Merger that Differ from Your Interests (page 33)
GBC shareholders should be aware that GBC's directors and executive officers have interests in the merger and arrangements that are different from, or in addition to, those of GBC shareholders generally. GBC's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that GBC shareholders vote in favor of approving the merger agreement.
These interests include the following:
•	Certain officers of GBC and/or FCB have severance agreements with FCB that provide for cash payments in the event of a change in control of FCB;
•
Brett Dorton, President and Chief Executive Officer of FCB and a director of GBC and FCB, is expected to become an executive officer of Southern Missouri and has entered into an employment agreement with Southern Bank, Southern Missouri's wholly owned bank subsidiary, to be effective upon completion of the merger;

•	Certain officers of FCB will be eligible to receive a retention bonus for the purpose of FCB./Southern Missouri retaining such employees prior to and after closing the merger; and
•	Continued indemnification and liability insurance coverage following the merger for GBC's directors and officers.
For a more complete description of these interests, see "The Merger—Interests of GBC's Directors and Executive Officers in the Merger."
Regulatory Approvals
Each of Southern Missouri and GBC has agreed to cooperate with the other and use commercially reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger, the holding company merger and the bank merger. These include approvals from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and the Missouri Division of Finance, which we refer to as the Missouri Division.  The U.S. Department of Justice may also review the impact of the mergers on competition.
As of the date of this proxy statement/prospectus, all applications and notices necessary to obtain all required regulatory approvals have been filed. There can be no assurance as to whether all required regulatory approvals will be obtained or the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See "The Merger Agreement—Conditions to Complete the Merger."
Conditions that Must be Satisfied or Waived for the Merger to Occur (page 47)
As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger is subject to a number of conditions being satisfied or, where legally permitted, waived.  These conditions include:
•	approval of the merger agreement by GBC's shareholders;

•
the filing by Southern Missouri with NASDAQ of a notification form for the listing of the shares of Southern Missouri common stock to be issued in the merger, and the non-objection by NASDAQ to such listing;

•	the receipt of all required regulatory approvals without the imposition of any unduly burdensome condition upon Southern Missouri;
•	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part;
•	the absence of any order, injunction, decree or law, rule or regulation preventing or making illegal the completion of the merger or the bank merger;
•
subject to the standards set forth in the closing conditions in the merger agreement, the accuracy of the representations and warranties of Southern Missouri and GBC on the date of the merger agreement and the closing date of the merger;

•
performance in all material respects by each of Southern Missouri and GBC of its obligations under the merger agreement, including GBC's consummation of the offer to the minority shareholders of FCB to exchange each of their shares of FCB common stock for shares of GBC common stock immediately prior to the merger, with at least 80% of the FCB minority shareholders participating in the exchange;

•	receipt by GBC of certain third-party consents to the merger;
•	delivery of a signed voting agreement by GBC's majority shareholder within 48 hours following execution of the merger agreement;
•	receipt by Southern Missouri of an executed officer's agreement with Brett Dorton, President and Chief Executive Officer of FCB and a director of GBC and FCB;
•
the number of shares of GBC common stock the holders of which have perfected dissenters' rights under Missouri law shall be less than 5.0% of the total number of outstanding shares of GBC common stock assuming all minority shareholders of FCB participate in the share exchange offer; and

•	receipt by each of Southern Missouri and GBC of a written opinion from their respective tax advisor as to certain U.S. federal income tax matters.
We expect to complete the merger in the fourth quarter of 2018.  No assurance can be given, however, as to when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Non-Solicitation (page 46)
GBC has agreed that it generally will not solicit or encourage any inquiries or proposals regarding other acquisition proposals by third parties.  GBC may respond to an unsolicited proposal if the board of directors of GBC determines in good faith that the proposal constitutes or is reasonably likely to result in a transaction that is more favorable from a financial point of view to GBC's shareholders than the merger and that the board's failure to respond would result in a violation of its fiduciary duties.  GBC must promptly notify Southern Missouri if it receives any other acquisition proposals.
Termination of the Merger Agreement (page 48)
The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:
•	by mutual written consent of Southern Missouri and GBC;

•
by either Southern Missouri or GBC if any governmental entity that must grant a required regulatory approval has denied approval of the merger or bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either Southern Missouri or GBC if the merger has not been completed on or before December 31, 2018, unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either Southern Missouri or GBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would result in, if occurring or continuing on the date the merger is completed; the failure of any closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach or by its nature or timing cannot be cured during such period;

•
by Southern Missouri, if the board of directors of GBC fails to recommend in this proxy statement/prospectus that its shareholders approve the GBC merger proposal, or the GBC board of directors withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Southern Missouri, or GBC materially breaches any of its obligations relating to third-party acquisition proposals;

•	by either Southern Missouri or GBC, if the immediately above circumstances are not applicable and GBC does not obtain shareholder approval of the merger agreement at the special meeting; or
•
by GBC prior to GBC obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal.  An "acquisition proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving GBC or FCB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, GBC or FCB. A "superior acquisition proposal" means a written acquisition proposal that the GBC board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger (after receiving the advice of its financial advisors, after taking into account the likelihood of consummation of such proposal on its terms, and after taking into account all legal, financial, regulatory and other aspects of such proposal), except that for purposes of the term "superior acquisition proposal," references to "more than 24.99%" in the definition of "acquisition proposal" are replaced with references to "a majority."

Termination Fee (page 49)
Set forth below are the termination events that would result in GBC being obligated to pay Southern Missouri a $750,000 termination fee:
•
a termination by Southern Missouri based on (i) the board of directors of GBC either failing to continue its recommendation that the GBC shareholders approve the GBC merger proposal or adversely changing such recommendation or (ii) GBC materially breaching the provisions of the merger agreement relating to third-party acquisition proposals;

•
a termination by GBC prior to it obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal; or

•
a termination by either Southern Missouri or GBC as a result of the failure of GBC's shareholders to approve the merger agreement if prior to such termination there is publicly announced another acquisition proposal and within one year of termination GBC or FCB enters into a definitive agreement for or consummates an acquisition proposal (as defined above, except that references to "more than 24.99%" in the definition of "acquisition proposal" are replaced with references to "a majority").

In the event Southern Missouri terminates the merger agreement as a result of a willful and material breach by GBC of the provisions of the merger agreement relating to third-party acquisition proposals, Southern Missouri is not required to accept the termination fee from GBC and may pursue alternate relief against GBC.
The Rights of GBC Shareholders Will Change as a Result of the Merger (page 61)
The rights of holders of GBC common stock will change as a result of the merger due to differences in Southern Missouri's and GBC's governing documents. The rights of holders of GBC common stock are governed by Missouri law and GBC's articles of incorporation and bylaws as amended to date, and those of Southern Missouri's shareholders are governed by Missouri law and by Southern Missouri's articles of incorporation and bylaws as amended to date. Upon completion of the merger, holders of GBC common stock will become shareholders of Southern Missouri, as the continuing legal entity in the merger, and their rights will be governed by Missouri law and by Southern Missouri's articles of incorporation and bylaws.
See "Comparison of Shareholder Rights" for a description of the material differences in shareholder rights under each of the Southern Missouri and GBC governing documents.
Information About the Companies (page 56)
Southern Missouri Bancorp, Inc.
Southern Missouri, headquartered in Poplar Bluff, Missouri, is the holding company for Southern Bank. Southern Bank, founded in 1887, is a Missouri-chartered trust company with banking powers, providing products and services to the communities it serves through its headquarters, 38 full-service branch offices and three limited-service branch offices. As of March 31, 2018, Southern Missouri had assets of $1.8 billion, deposits of $1.6 billion, and stockholders' equity of $196.5 million.
Southern Missouri regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place at any time, and acquisitions involving cash, or our debt or equity securities, may occur.
Southern Missouri's principal office is located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, and its telephone number is (573) 778-1800.  Southern Missouri's common stock is listed on the NASDAQ Global Market under the symbol "SMBC."
Additional information about Southern Missouri and its subsidiaries is contained under "Information About Southern Missouri Bancorp" and is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."
Gideon Bancshares Company
GBC, headquartered in Dexter, Missouri, is the holding company for FCB, a Missouri state-chartered bank.  FCB was founded and opened for business in 1920 and currently serves the communities of Gideon, Dexter, Morehouse, Essex, Bloomfield, Advance, Chaffee, Morley, Benton and Oran, Missouri through its 10 branch locations.  GBC does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for FCB.  Its primary activities are to provide assistance in the management and coordination of FCB's financial resources.  GBC has no significant assets other than 92% of the outstanding shares of common stock of FCB.  GBC derives its revenues primarily from the operations of FCB in the form of dividends received from FCB.  As of March 31, 2018, GBC had, on a consolidated basis, assets of $222.8 million, deposits of $175.9 million, and stockholders' equity of $21.5 million.

GBC's principal office is located at 304 North Walnut, Dexter, MO 63841, and its telephone number is (573) 624-8828. GBC's common stock is not listed or traded on any established securities exchange or quotation system.
For additional information about GBC see "Information About Gideon Bancshares Company."
GBC Shareholders Should Wait to Surrender Their Stock Certificates Until After the Merger
To receive your merger consideration, you will need to surrender your GBC common stock certificates. If the merger is completed, the exchange agent appointed by Southern Missouri will send you written instructions for exchanging your stock certificates. The exchange agent will be Computershare, Southern Missouri's stock transfer agent, or an unrelated bank or trust company reasonably acceptable to GBC.
Please do not send in your stock certificates until you receive these instructions.
Risk Factors (page 15)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote on the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors under "Risk Factors."

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risks associated with the business of Southern Missouri because these risks will relate to the combined company. Descriptions of some of these risks can be found in Southern Missouri's Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed with the SEC and other reports filed by Southern Missouri with the SEC and incorporated by reference into this proxy statement/prospectus.  See "Where You Can Find More Information."
The aggregate merger consideration to be paid to the holders of GBC common stock will depend on a number of factors.
If the merger is completed, holders of GBC common stock will be entitled to receive aggregate merger consideration equal to (1) 0.975 times GBC's consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of GBC's transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of GBC triggered as a result of the merger over $150,000.  As of March 31, 2018, GBC's consolidated equity capital, as adjusted pursuant to the merger agreement, was $22.3 million.   Based on this amount, if the merger had been completed in April 2018, the aggregate merger consideration would have been $21.7 million ($22.3 million x 0.975).
The aggregate merger consideration to be paid to the holders of GBC common stock will depend on a number of factors, including GBC's consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, the total amount of GBC's transaction expenses and the final cost of contract termination charges of GBC triggered as a result of the merger.  In the event that GBC's consolidated equity capital decreases between now and the effective date of the merger, or estimated transaction expenses and/or contract termination costs are higher than estimated, the aggregate merger consideration payable to holders of GBC common stock will decrease.  Conversely, if GBC's consolidated equity capital increases between now and the effective date of the merger, or estimated transaction expenses are less than estimated, the aggregate merger consideration payable to holders of GBC common stock will increase.  Accordingly, GBC shareholders will not know at the time of the special meeting the exact amount of merger consideration they will receive upon completion of the merger.
Because the market price of Southern Missouri common stock will fluctuate, holders of GBC common stock cannot be certain prior to the completion of the merger of the market value of the stock portion of the merger consideration they will receive.
The market value of the stock portion of the merger consideration to be paid to the holders of GBC common stock will vary from the closing price of Southern Missouri common stock on the date Southern Missouri and GBC announced the merger, on the date that this proxy statement/prospectus is mailed to GBC shareholders, on the date of the GBC special meeting and on the date the merger is completed and thereafter.  However, there will not be any adjustment to the merger consideration for changes in the market price of shares of Southern Missouri common stock.  Stock price changes may result from a variety of factors, many of which are beyond the control of Southern Missouri and GBC including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, you will not know at the time of the special meeting the precise market value of the stock portion of the merger consideration you will receive upon completion of the merger. GBC is not generally permitted to terminate the merger agreement or re-solicit the vote of GBC shareholders solely because of changes in the market prices of Southern Missouri's common stock.  We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol "SMBC"). There are no current market quotations for GBC common stock because GBC is a privately owned corporation and its common stock is not traded on any established public trading market.

The market price of Southern Missouri common stock after the merger may be affected by factors different from those currently affecting the value of GBC common stock.
Upon completion of the merger, holders of GBC common stock will become holders of Southern Missouri common stock. Southern Missouri's business differs in important respects from that of GBC, and, accordingly, the results of operations of Southern Missouri and the market price of Southern Missouri common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of GBC.
GBC's shareholders will have less influence as shareholders of Southern Missouri than as shareholders of GBC.
Holders of GBC common stock currently have the right to vote in the election of the board of directors of GBC and on other matters affecting GBC.  Immediately following the merger, it is expected that the current shareholders of GBC as a group will hold an ownership interest of approximately 3.3% of the then outstanding Southern Missouri common stock. When the merger occurs, each holder of GBC common stock will become a shareholder of Southern Missouri with a percentage ownership of the combined organization much smaller than such shareholder's percentage ownership of GBC.  Because of this, GBC's shareholders will have less influence on the management and policies of Southern Missouri than they now have on the management and policies of GBC.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Southern Missouri following the merger.
Before the mergers may be completed, Southern Missouri and GBC must obtain approvals from the Federal Reserve Board and the Missouri Division.  Other approvals, waivers or consents from regulators may also be required.  An adverse development in either party's regulatory standing or other factors could result in an inability to obtain regulatory approvals or delay their receipt. Regulators may also impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While Southern Missouri and GBC do not currently expect that any such conditions or changes will be imposed or required, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Southern Missouri following the merger, any of which might have an adverse effect on Southern Missouri following the merger.  Southern Missouri is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon Southern Missouri.  See "The Merger—Regulatory Approvals."
Combining the two companies may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.
The success of the merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine the businesses of Southern Missouri and GBC. To realize these anticipated benefits and cost savings, after the completion of the merger, Southern Missouri expects to integrate GBC's business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Southern Missouri's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. If Southern Missouri experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Southern Missouri and/or GBC to lose customers or cause customers to remove their accounts from Southern Missouri and/or GBC and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of GBC and Southern Missouri during this transition period and on Southern Missouri for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

GBC's directors and executive officers have interests in the merger that may differ from the interests of GBC's shareholders.
GBC's shareholders should be aware that GBC's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of GBC's shareholders generally. These interests and arrangements may create potential conflicts of interest. GBC's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that GBC's shareholders vote in favor of approving the merger agreement. These interests include severance payments and retention bonuses to be made to certain officers of GBC and/or FCB, an employment agreement between Brett Dorton, President and Chief Executive Officer of FCB, and Southern Bank, and continued indemnification and liability insurance coverage following the merger for GBC's directors and officers.
For a more complete description of these interests, see "The Merger—Interests of GBC's Directors and Executive Officers in the Merger."
The merger agreement limits GBC's ability to pursue alternative acquisition proposals and requires GBC to pay a termination fee of $750,000 under certain circumstances, including circumstances relating to alternative acquisition proposals.
The merger agreement generally prohibits GBC from initiating, soliciting, encouraging or knowingly facilitating certain third-party acquisition proposals. See "The Merger Agreement—Agreement Not to Solicit Other Offers."  The merger agreement also provides that GBC must pay Southern Missouri a termination fee of $750,000 if the merger agreement is terminated under certain circumstances, including GBC's failure to abide by its obligations under the merger agreement not to solicit alternative acquisition proposals. See "The Merger Agreement—Termination Fee."  These provisions might discourage a potential competing acquirer from considering or proposing an acquisition of all or a significant part of GBC or FCB at a greater value to GBC's shareholders than Southern Missouri has offered in the merger. The payment of the termination fee could also have an adverse effect on GBC's financial condition.
Termination of the merger agreement could negatively impact GBC regardless of whether the $750,000 termination fee is payable.
If the merger agreement is terminated, there may be various negative consequences for GBC regardless of whether the $750,000 termination fee is payable. For example, GBC's business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the value of GBC's common stock could decline to the extent current values reflect an assumption that the merger will be completed.
GBC will be subject to business uncertainties and contractual restrictions while the merger is pending.
Southern Missouri and GBC have operated independently and, until the completion of the merger, will continue to operate independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on GBC and consequently on Southern Missouri. These uncertainties may impair GBC's ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with GBC to seek to change existing business relationships with GBC.  Retention of certain employees may be challenging during the pendency of the merger as certain employees may experience uncertainty about their future roles with Southern Missouri. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Southern Missouri, Southern Missouri's business following the merger could be harmed.  In addition, the merger agreement restricts GBC from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Southern Missouri. These restrictions may prevent GBC from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement—Covenants and Agreements-Conduct of Businesses Prior to the Completion of the Merger."

If the merger is not completed, GBC will have incurred substantial expenses without realizing the expected benefits of the merger.
The merger is subject to certain closing conditions, including the receipt of regulatory approvals, the approval of the merger agreement by GBC's shareholders, the consummation of the exchange by GBC of shares of its common stock for at least 80% of the shares of the common stock of FCB held by the minority shareholders of FCB, as well as other conditions, some of which are beyond Southern Missouri's and GBC's control.  Neither Southern Missouri nor GBC can predict when or whether these conditions will be satisfied. GBC has incurred or will incur substantial expenses in connection with due diligence surrounding and the negotiation and completion of the transactions contemplated by the merger agreement.  If the merger is not completed, GBC would have to recognize these expenses without realizing the expected benefits of the merger.
The dissenters' rights appraisal process is uncertain.
GBC shareholders may or may not be entitled to receive more than the amount provided for in the merger agreement for their shares of GBC common stock if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the GBC common stock pursuant to the dissenting shareholder procedures under the MGBCL. See "The Merger—Dissenters' Rights of GBC Shareholders" beginning on page 35 and Appendix B to this proxy statement/prospectus.  For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your right to dissent from the merger may be more or less than the value of the merger consideration to be paid pursuant to the merger agreement.  In addition, it is a condition to Southern Missouri's obligation to complete the merger that the holders of not more than 5% of the outstanding shares of GBC common stock, assuming all minority shareholders of FCB participate in the exchange offer, exercise dissenters' rights.  The number of shares of GBC common stock as to which dissenters' rights will be exercised under the MGBCL is not known and, therefore, there is no assurance that this closing condition will be satisfied.
The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.
The merger of GBC into Merger Sub has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of Southern Missouri and GBC of an opinion of its respective tax advisor, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Southern Missouri and GBC) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinions to be delivered in connection with the merger will not be binding on the Internal Revenue Service, referred to as the IRS, or the courts, and neither Southern Missouri nor GBC intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a GBC shareholder would likely recognize gain or loss on each share of GBC common stock exchanged in the merger in the amount of the difference between the fair market value of the Southern Missouri common stock and cash received by the GBC shareholder in the exchange and the shareholder's basis in the GBC shares surrendered.
For federal income tax purposes, if the merger is a tax-free reorganization, a U.S. holder of GBC common stock who receives a combination of cash and shares of Southern Missouri common stock in exchange for its GBC common stock generally will not recognize loss, but will recognize gain equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Southern Missouri common stock received pursuant to the merger over that shareholder's adjusted tax basis in his or her shares of GBC common stock surrendered, and (2) the amount of cash consideration received by that shareholder pursuant to the merger.
See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 51 for a more detailed discussion of the federal income tax consequences of the transaction.
Risk factors relating to Southern Missouri and its business.
Southern Missouri is, and will continue to be, subject to the risks described in Southern Missouri's Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 67.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Southern Missouri, GBC and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "expects," "projects," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions.  Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements.
Forward-looking statements involve certain risks and uncertainties. The ability of either Southern Missouri or GBC to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in the filings of Southern Missouri that are incorporated into this proxy statement/prospectus by reference, as well as the following:
•
the requisite regulatory approvals for the merger might not be obtained, the exchange offer involving the minority shareholders of FCB might not be consummated and other conditions to completion of the merger might not be satisfied or waived;

•
expected cost savings, synergies and other benefits from Southern Missouri's merger and acquisition activities, including the merger with GBC, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;
•	fluctuations in interest rates and in real estate values;
•	monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry;
•
the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	the ability to access cost-effective funding;
•
the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

•	fluctuations in real-estate values and both residential and commercial real estate market conditions;
•	demand for loans and deposits in the market areas of Southern Missouri and GBC;
•	legislative or regulatory changes;
•
results of examinations of Southern Missouri and GBC by their respective regulators, including the possibility that such regulators may, among other things, require an increase the reserve for loan losses or write-down of assets;

•	the impact of technological changes;

•	the successful management of the risks involved in the foregoing.
Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made.
For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Southern Missouri and GBC claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Southern Missouri and GBC do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Southern Missouri, GBC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL AND COMPARATIVE
 UNAUDITED PRO FORMA PER SHARE DATA
Selected Historical Financial Data of Southern Missouri
The following tables set forth selected historical financial and other data of Southern Missouri for the periods and at the dates indicated. The information at June 30, 2017 and 2016 and for the fiscal years ended June 30, 2017, 2016 and 2015 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Southern Missouri incorporated by reference into this proxy statement/prospectus from Southern Missouri's Annual Report on Form 10-K for the fiscal year ended June 30, 2017.  The information as of June 30, 2015, 2014 and 2013 and for the fiscal years ended June 30, 2014 and 2013 is derived in part from audited consolidated financial statements and notes thereto of Southern Missouri that are not incorporated by reference into or attached to this proxy statement/prospectus.
	At March 31,	At June 30,
	2018	2017	2016	2015	2014	2013
	(In thousands)
Financial Condition Data:
Total assets	$1,849,793	$1,707,712	$1,403,910	$1,300,064	$1,021,422	$796,391
Loans receivable, net	1,522,445	1,397,730	1,135,453	1,053,146	801,056	647,166
Mortgage-backed securities	78,314	78,275	71,231	70,054	58,151	16,714
Cash, interest-bearing deposits and investment securities	100,543	97,674	81,270	78,258	88,658	77,059
Deposits	1,574,337	1,455,597	1,120,693	1,055,242	785,801	632,379
Borrowings	57,619	56,849	137,301	92,126	111,033	52,288
Subordinated debt	14,921	14,848	14,753	14,658	9,727	7,217
Stockholders' equity	196,496	173,083	125,966	132,643	111,111	101,829

	For the Nine Months Ended March 31,		For the Fiscal Years Ended June 30,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands)
Operating Data:
Interest income	$57,027	$45,143	$61,488	$56,317	$55,301	$40,471	$36,291
Interest expense	10,546	7,563	10,366	9,365	8,766	7,485	7,501
Net interest income	46,481	37,580	51,122	46,952	46,535	32,986	28,790
Provision for loan losses	2,060	1,957	2,340	2,494	3,185	1,646	1,716
Net interest income after provision for loan losses	44,421	35,623	48,782	44,458	43,350	31,340	27,074
Noninterest income	10,316	8,199	11,084	9,758	8,659	6,132	4,468
Noninterest expense	33,201	27,427	38,252	32,686	32,285	23,646	17,521
Income before income taxes	21,536	16,395	21,614	21,530	19,724	13,826	14,021
Income taxes	6,245	4,556	6,062	6,682	6,056	3,745	3,954
Net income	15,291	11,839	15,552	14,848	13,668	10,081	10,067
Less: effective dividend on preferred stock	---	---	---	85	200	200	345
Net income available to common stockholders	$15,291	$11,839	$15,552	$14,763	$13,468	$9,881	$9,722
Basic earnings per share available to common stockholders(1)	$1.77	$1.59	$2.08	$1.99	$1.84	$1.49	$1.48
Diluted earnings per share available to common stockholders(1)	$1.77	$1.59	$2.07	$1.98	$1.79	$1.45	$1.44
Dividends per share(1)	$0.33	$0.30	$0.40	$0.36	$0.34	$0.32	$0.30

	At or For the Nine Months Ended March 31,		At or For the Fiscal Years Ended June 30,
	2018	2017	2017	2016	2015	2014	2013
Key Operating Ratios and Other Data:
Performance ratios:
Return on assets (net income to average total assets)	1.15%	1.08%	1.05%	1.11%	1.07%	1.09%	1.32%
Return on average common equity (net income available to common stockholders divided by average common equity)	11.28	12.15	11.70	12.34	12.48	11.55	12.34
Average equity to average assets	10.19	8.86	8.96	9.40	10.04	11.43	12.92
Interest rate spread (spread between weighted average rate on all interest- earning assets and all interest-bearing liabilities)	3.65	3.63	3.64	3.69	3.81	3.68	3.85
Net interest margin (net interest income as a percentage of average interest- earning assets)	3.80	3.72	3.74	3.80	3.92	3.81	4.02
Noninterest expense to average assets	2.50	2.49	2.58	2.45	2.53	2.56	2.29
Average interest-earning assets to average interest-bearing liabilities	117.06	112.77	113.13	114.38	115.39	114.26	116.68
Allowance for loan losses to gross loans(2)	1.12	1.22	1.10	1.20	1.15	1.14	1.28
Allowance for loan losses to non- performing loans(2)	277.63	474.24	481.65	243.66	323.35	663.37	583.41
Net charge-offs (recoveries) to average outstanding loans during the period	0.03	0.06	0.05	0.09	0.01	0.10	0.13
Ratio of nonperforming assets to total assets(2)	0.56	0.44	0.37	0.64	0.64	0.43	0.58
Common shareholder dividend payout ratio (common dividends as a percentage of earnings available to common shareholders	18.55	18.89	19.14	18.12	18.69	21.44	20.31

	At March 31,	At June 30,
	2018	2017	2016	2015	2014	2013
Other Data:
Number of:
Real Estate Loans	7,289	6,800	5,554	5,428	4,459	3,637
Deposit Accounts	78,813	72,186	60,839	58,927	43,159	31,980
Full service offices	39	39	33	32	22	17
Limited service offices	3	3	3	3	3	1

(1) (2)	All share and per share amounts have been adjusted for the two-for-one common stock split in the form of a 100% common stock dividend paid January 30, 2015. At end of period.

Comparative Unaudited Pro Forma Per Common Share Data
The table below sets forth the book value per common share, cash dividends per common share, and basic and diluted earnings per common share data for each of Southern Missouri and GBC on a historical basis, for Southern Missouri on a pro forma combined basis and on a pro forma combined basis for GBC equivalent shares. The pro forma GBC equivalent shares data shows the effect of the merger from the perspective of an owner of GBC common stock.  The pro forma combined and pro forma combined equivalent shares information give effect to the merger as if the merger had been effective on the date presented in the case of the book value per common share data, and as if the merger had been effective as of July 1, 2016, in the case of the cash dividends paid per common share and earnings per common share data.  The pro forma data combine the historical results of GBC into Southern Missouri's consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger taken place on July 1, 2016.
The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Southern Missouri and GBC been combined as of the dates and for the periods shown. The information in the table does, however, assume that all minority shareholders of FCB participate in the share exchange and exchange their shares of FCB common stock for shares of GBC common stock.
	Southern Missouri Historical	GBC Historical	Pro Forma Combined Amounts for Southern Missouri		Pro Forma GBC Equivalent Shares(1)
Book value per common share at March 31, 2018	$21.92	$151.99	$22.32	(2)	$113.61
Book value per common share at June 30, 2017	$20.19	$149.84	$20.66	(2)	$110.35

Cash dividends paid per common share for the
nine months ended March 31, 2018	$0.33	---	$0.33	(3)	$0.65
Cash dividends paid per common share for the
twelve months ended June 30, 2017	$0.40	---	$0.40	(3)	$0.79

Basic earnings per common share for the
nine months ended March 31, 2018	$1.77	$7.11	$1.91	(4)	$3.75
Basic earnings per common share for the
twelve months ended June 30, 2017	$2.08	$14.58	$2.40	(4)	$4.71

Diluted earnings per common share for the
nine months ended March 31, 2018	$1.77	$7.11	$1.91	(4)	$3.75
Diluted earnings per common share for the
twelve months ended June 30, 2017	$2.07	$14.58	$2.39	(4)	$4.69
___________________________
(1)
Calculated by multiplying the Pro Forma Combined Amounts for Southern Missouri by the estimated exchange ratio for the stock portion of the merger consideration of 1.9639 shares of Southern Missouri common stock for each share of GBC common stock, which is based on the average Southern Missouri common stock price of $35.53, and, solely in the case of the book value per common share at June 30, 2017 and March 31, 2018, adding to that result cash consideration per share assumed to be $69.78.  See "The Merger Agreement—Merger Consideration."

(2)	Calculated by dividing the total pro forma combined Southern Missouri and GBC equity by total pro forma combined common shares outstanding at the end of the period.
(3)	Represents the historical cash dividends per share paid by Southern Missouri for the period.
(4)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined weighted average shares outstanding during the period.

THE SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of GBC common stock as part of a solicitation of proxies by the GBC board of directors for use at the special shareholders' meeting to be held at the time and place specified below and at any properly convened meeting following any adjournment or postponement thereof.  This proxy statement/prospectus provides the holders of GBC common stock with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting of holders of GBC common stock will be held in the Board Room of FCB, located at 303 West Market Street, Dexter, Missouri 63841, on [•], 2018, at [•], Central Time.
Purpose of the GBC Special Meeting
At the special meeting, holders of GBC common stock will be asked to consider and vote on a proposal to approve the merger agreement (which we refer to as the "merger agreement proposal") and a proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement proposal (which we refer to as the "adjournment proposal").  Completion of the merger is conditioned on, among other things, shareholder approval of the merger agreement.
Recommendation of the GBC Board of Directors
On June 8, 2018, the GBC board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of GBC and its shareholders and it approved the merger agreement and the merger transactions contemplated therein.  Accordingly, the GBC board of directors unanimously recommends that GBC shareholders vote "FOR" the merger agreement proposal and "FOR" the adjournment proposal.
Holders of GBC common stock should carefully read this proxy statement/prospectus, including the documents incorporated by reference, and the Appendices in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.
Record Date; Shareholders Entitled to Vote
The record date for the special meeting is [•], 2018.  Only record holders of shares of GBC common stock at 5:00 p.m. Central Time, or the close of business, on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.  As of the record date, there were 141,765 shares of GBC common stock issued and outstanding.  Each share of GBC common stock on the record date is entitled to one vote on the merger agreement proposal and on the adjournment proposal.  The affirmative vote of the holders of at least two-thirds (2/3) of the total outstanding shares of GBC common stock is required to approve the merger agreement proposal.   For the adjournment proposal to be approved, the votes cast in favor of such proposal must exceed the votes cast against such proposal.
GBC Shares Subject to a Voting Agreement
GBC's majority shareholder has executed a voting agreement with Southern Missouri pursuant to which it has agreed to vote its shares of GBC common stock in favor of the merger agreement.  As of the record date, 103,374 shares of GBC common stock, or approximately 72.9% of the total outstanding shares of GBC common stock entitled to vote at the special meeting are bound by the voting agreement.
Quorum
No business may be transacted at the special meeting unless a quorum is present.  Shareholders who hold shares representing at least a majority of the shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum, but the holders of at least two-thirds (2/3) of the total outstanding shares of GBC common stock must be present, either in person or by proxy at the special meeting, in order to take action on the merger agreement proposal.  The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of GBC common stock is required to approve the merger agreement proposal. As a result, if shares representing at least two-thirds of the total outstanding shares of GBC common stock as of the record date are not present at the special meeting, the presence of a quorum will still not permit the merger agreement proposal to be approved at the special meeting.
All shares of GBC common stock represented at the special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.
Required Vote
The affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of GBC common stock is required to approve the merger agreement proposal.    Failures to vote and abstentions will have the same effect as a vote against this proposal.  The adjournment proposal will be approved if the votes cast by holders of GBC common stock in favor of such proposal exceed the votes cast against such proposal.  Failures to vote and abstentions will have no effect on this proposal.
Voting of Proxies by Holders of Record
If you were a record holder of GBC common stock at the close of business on the record date, a proxy card is enclosed for your use.  GBC requests that you vote your shares as promptly as possible by submitting your proxy card by mail using the enclosed return envelope.  When the accompanying proxy card is returned properly executed, the shares of GBC common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.
If a proxy card is returned without an indication as to how the shares of GBC common stock represented by it are to be voted with regard to a particular proposal, such shares will be voted "FOR" the merger agreement proposal and "FOR" the adjournment proposal.
At the date hereof, GBC's board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the merger agreement proposal and the adjournment proposal.
No other matter can be considered or voted upon at the special meeting.
Your vote is important.  Accordingly, if you were a record holder of GBC common stock on the record date for the special meeting, please sign and return the enclosed proxy card whether or not you plan to attend the special meeting in person.
Attending the Meeting; Voting in Person
Only record holders of GBC common stock on the record date and their duly appointed proxies may attend the special meeting.  All attendees must present government-issued photo identification (such as a driver's license or passport) for admittance.  The additional items, if any, attendees must bring to gain admittance to the special meeting depend on whether they are shareholders of record or proxy holders. A GBC shareholder who holds shares of GBC common stock directly registered in such shareholder's name who desires to attend the special meeting in person should bring government-issued photo identification. No cameras, recording equipment or other electronic devices will be allowed in the meeting room.
A shareholder who holds shares in "street name" through a broker, bank, trustee or other nominee (referred to in this proxy statement/prospectus as a "beneficial owner") who desires to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker.
A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of GBC shares who desires to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the GBC shareholder of record, and proof of the signing shareholder's record ownership as of the record date.
Revocation of Proxies
A GBC shareholder entitled to vote at the special meeting may revoke a proxy at any time before it is voted at the special meeting by taking any of the following three actions:
•	delivering written notice of revocation to Corporate Secretary, c/o Gideon Bancshares Company, 304 North Walnut, Dexter, MO 63841;
•	delivering a duly executed proxy card bearing a later date than the proxy that such shareholder desires to revoke; or
•	attending the special meeting and voting in person.
Merely attending the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting using forms provided at the meeting for that purpose. The last valid vote GBC receives before or at the special meeting is the vote that will be counted.
If you hold your shares in "street name" through a bank or broker, you must contact such bank or broker if you desire to revoke your proxy.
Solicitation of Proxies
The GBC board of directors is soliciting proxies for the special meeting from holders of GBC common stock entitled to vote at the special meeting.  In accordance with the merger agreement, GBC will pay its own cost of soliciting proxies from its shareholders and Southern Missouri will pay the costs of printing and mailing this proxy statement/prospectus.  In addition to solicitation of proxies by mail, proxies may be solicited by GBC's officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.
GBC will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of GBC common stock. GBC may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
Abstentions and shares held through a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the special meeting.  Brokers that are members of the New York Stock Exchange ("NYSE") or NASDAQ Stock Market, as holders of record, are permitted to vote on certain routine matters in their discretion, but not on non-routine matters.  The merger agreement proposal and the adjournment proposal are non-routine matters.  Accordingly, if you hold shares of GBC common stock in "street name" and do not provide voting instructions to your broker that is a member of the NYSE or the NASDAQ Stock Market, those shares will not be voted on the merger agreement proposal or the adjournment proposal unless you receive a proxy from that broker that will allow you to vote the shares in person at the special meeting.
Adjournments
Any adjournment of the special meeting may be made from time to time if the approval of the holders of a majority of voting shares who are present or represented by proxy at the special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless a new record date is fixed).  If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposals, then GBC shareholders may be asked to vote on a proposal to adjourn the special meeting so as to permit solicitation of additional proxies (referred to above as the "adjournment proposal").

Dissenters' Rights
Holders of shares of GBC common stock are entitled to dissenters' rights under Section 351.455 of the MGBCL, provided they satisfy the special conditions and conditions set forth therein. For a more detailed discussion of your dissenters' rights and the requirements for perfecting your dissenters' rights, see "The Merger – Dissenters' Rights of GBC Shareholders."   In addition, a copy of Section 351.455 of the MGBCL is attached to this proxy statement/prospectus as Appendix B.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.
Terms of the Merger
Each of Southern Missouri's and GBC's board of directors has approved the merger agreement. The merger agreement provides for the merger of GBC with and into Merger Sub, a wholly owned subsidiary of Southern Missouri, with Merger Sub as the surviving entity after the merger.  As a result of this merger, each outstanding share of GBC common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below.  Immediately following the merger, Merger Sub will merge with and into Southern Missouri with Southern Missouri as the surviving entity and, thereafter, GBC's 92% owned bank subsidiary, FCB, will merge with and into Southern Missouri's wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity after the bank merger. As a result of the mergers, GBC and FCB will cease to exist as separate entities.
If the merger is completed, holders of GBC common stock will be entitled to receive aggregate merger consideration equal to (1) 0.975 times GBC's consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of GBC's transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of GBC triggered as a result of the merger over $150,000.  As of March 31, 2018, GBC's consolidated equity capital, as adjusted for its estimated transaction expenses and contract termination costs, was $22.3 million.   Based on this amount, if the merger had been completed in April 2018, the aggregate merger consideration would have been  $21.7 million ($22.3 million x 0.975).
Fifty percent (50%) of the merger consideration will be paid in cash and fifty percent (50%) will be paid in shares of Southern Missouri common stock.  The per share cash consideration will be equal to 50% of the aggregate merger consideration divided by the number of shares of GBC common stock issued and outstanding immediately prior to the merger assuming all minority shareholders of FCB participate in the exchange offer described below.  The per share stock consideration will be a number of shares of Southern Missouri common stock equal to the per share cash consideration divided by $35.53, the average Southern Missouri common stock price.  Assuming aggregate merger consideration of $21.7 million and that all minority shareholders of FCB participate in the exchange offer described below, the per share cash consideration, based on the number of shares of GBC common stock currently outstanding, would be $69.78 and the per share stock consideration would be fixed at 1.9639 shares of Southern Missouri common stock for each share of GBC common stock outstanding.  The per share stock consideration to be issued at the 1.9639 exchange ratio would represent approximately $69.78 in value for each share of GBC common stock, which, when added to the $69.78 per share cash merger consideration, equates to approximately $139.56 in value for each share of GBC common stock.  GBC shareholders who would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $35.53.
Under the above scenario, if you held 100 shares of GBC common stock immediately prior to the merger, you would receive $6,978.00 in cash ($69.78 x 100) and 196 shares of Southern Missouri common stock (1.9639 x 100) plus $13.86 in cash in lieu of a fraction of a Southern Missouri share (0.39 x $35.53).
As stated above, the aggregate merger consideration the holders of GBC common stock will receive in the merger is based on GBC's consolidated equity capital (as adjusted pursuant to the merger agreement) as of the last business day of the month immediately preceding the month in which the merger closing occurs.  Accordingly, the aggregate merger consideration to be paid to the holders of GBC common stock at closing will depend on a number of factors, including GBC's consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, the total amount of GBC's transaction expenses and the final cost of contract termination charges of GBC triggered as a result of the merger.  In addition, since the stock portion of the merger consideration is calculated based on $35.53 (the average Southern Missouri common stock price), the market value of the stock portion of the merger consideration to be paid to the holders of GBC common stock will vary from the closing price of Southern Missouri common stock on the date Southern Missouri and GBC announced the merger, on the date that this proxy statement/prospectus is mailed to GBC shareholders, on the date of the GBC special meeting and on the date the merger is completed and thereafter.  However, there will not be any adjustment to the merger consideration for changes in the market price of shares of Southern Missouri common stock.  Therefore, you will not know at the time of the special meeting the precise aggregate merger consideration or the market value of the stock portion of the merger consideration you will receive upon completion of the merger. We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol "SMBC").
It is a condition to Southern Missouri's obligation to complete the merger that an exchange offer by GBC be consummated with the minority shareholders of FCB holding at least 80% of the outstanding shares of FCB's common stock not owned by GBC, whereby such minority shareholders will become holders of GBC common stock immediately prior to the merger.  Under the terms of the voting agreement entered into with GBC's majority shareholder, in addition to agreeing to vote its shares of GBC common stock in favor of the merger agreement, GBC's majority shareholder has also agreed to exchange in the exchange offer all shares it owns in FCB.  As of the date of this proxy statement/prospectus, GBC's majority shareholder owned approximately 5.7% of FCB's outstanding common stock, representing approximately 73.3% of FCB's outstanding common stock held by the minority shareholders of FCB.  Assuming consummation of the exchange offer and completion of the merger, the minority shareholders of FCB will be entitled to receive the merger consideration payable under the merger agreement.
After the completion of the merger, if there are any minority shareholders of FCB who did not participate in the exchange offer, Southern Missouri will adopt a new or amended plan of merger for the bank merger providing for the shares of FCB common stock owned by such non-participating minority shareholders to be converted into the right to receive consideration payable by Southern Missouri that is identical in form and amount to the merger consideration that such non-participating minority shareholders would have been entitled to receive under the merger agreement had they participated in the exchange offer , subject to their rights under the Missouri law to demand payment of the value of their shares of FCB common stock.
Holders of GBC common stock are being asked to approve the merger agreement proposal. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
In connection with the ongoing consideration and evaluation of its long-term strategic alternatives and prospects, GBC's board of directors and executive management team have considered and regularly reviewed the strategic direction and business objectives of its consolidated organization as part of their continuous efforts to enhance value to its shareholders and other constituencies.  GBC also developed a formal succession plan to establish protocols and procedures to be followed in the event of the loss of key members of its executive management team.  In August 2017, Norman Harty passed away.  Mr. Harty was the President, Chairman and the principal shareholder of GBC, owning approximately 72.9% of the outstanding shares of GBC.  Immediately following the death of Mr. Harty, GBC's board of directors and executive management met to discuss the succession plan and to evaluate GBC's ability to continue to operate as an independent institution.
In September 2017, in accordance with the directives of GBC's board of directors, GBC's executive management prepared bid solicitation materials for distribution to potential acquirors.  GBC initially contacted 12 institutions that it believed might be potential merger candidates for GBC.  From among those contacted, eight institutions expressed an interest in further exploring a potential acquisition of GBC.  After entering into confidentiality agreements with these eight institutions, GBC set up a secure online portal to facilitate the necessary due diligence to be conducted by the interested parties.  On November 15, 2017, upon completion of their due diligence, two institutions submitted offers to GBC.
GBC's board of directors and executive management reviewed and discussed the two offers and on November 15, 2017, determined to continue negotiations with Southern Missouri, whose offer consisted of merger consideration payable 50% in cash and 50% in shares of Southern Missouri's publicly-traded common stock. Southern Missouri's offer included a 60-day exclusivity clause to negotiate the definitive agreement.

On December 5, 2017, Southern Missouri sent representatives to GBC to conduct on-site loan review for a period of three days.  Following several weeks of negotiations, representatives of both parties met in person on February 8th to conclude their verbal understandings regarding the business terms of the proposed transaction.  On March 12, 2018, GBC and Southern Missouri executed a non-binding indication of interest summarizing the material terms of the proposed merger and providing for a 60-day exclusivity period during which GBC would not solicit offers from organizations other than Southern Missouri while the parties worked toward preparation of a definitive merger agreement.  During the exclusivity period, GBC established a secure online portal to facilitate the additional due diligence being conducted by Southern Missouri.
GBC received the first draft of the merger agreement from Southern Missouri on March 21, 2018 and the parties began negotiating the financial and legal terms of the transaction and the merger agreement.  On June 8, 2018, GBC's board of directors met to consider and discuss the terms of the merger agreement and the merger, after which the GBC board of directors concluded that the merger agreement and merger with Southern Missouri would be in the best interests of GBC's shareholders and approved the merger agreement.   Southern Missouri's board of directors separately approved the merger agreement on June 8, 2018.
On June 12, 2018, GBC and Southern Missouri each executed the merger agreement and Southern Missouri issued a press release announcing the merger.
GBC's Reasons for the Merger; Recommendation of GBC's Board of Directors
GBC's board of directors believes that the merger is in the best interest of GBC and its shareholders.  Accordingly, GBC's board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that GBC's shareholders vote "FOR" approval of the merger agreement.
The board believes that combining with Southern Missouri will create a stronger and more diversified organization that will provide significant benefits to GBC's shareholders and customers alike.
The terms of the merger agreement, including the consideration to be paid to GBC's shareholders, were the result of arm's length negotiations between representatives of GBC and representatives of Southern Missouri.  In arriving at its determination to approve the merger agreement, GBC's board of directors considered a number of factors, including the following material factors:
•	GBC's board of directors' familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of GBC;
•
the current and prospective environment in which GBC operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally, the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•
that shareholders of GBC will receive one-half of the merger consideration in shares of Southern Missouri common stock, which is listed on the NASDAQ Stock Market, contrasted with the absence of a public market for GBC's common stock;

•	the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Code with respect to the shares of GBC common stock exchanged for Southern Missouri common stock;
•
the results that GBC could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Southern Missouri;

•
that minority shareholders of FCB, following the share exchange transaction with GBC, will have the opportunity to receive a value equivalent to that received by the shareholders of GBC in connection with the merger;

•	the ability of Southern Missouri to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;
•	the ability of Southern Missouri to receive the requisite regulatory approvals in a timely manner;
•	the terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements, and the conditions to closing;
•	that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;
•
that GBC's directors and executive officers have financial interests in the merger in addition to their interests as GBC shareholders, including financial interests that are the result of compensation arrangements with GBC, and the manner in which such interests would be affected by the merger;

•	that the cash portion of the merger consideration will be taxable to GBC's shareholders upon completion of the merger;
•
the requirement that GBC conduct its business in the ordinary course and the other restrictions on the conduct of GBC's business before completion of the merger, which may delay or prevent GBC from undertaking business opportunities that may arise before completion of the merger; and

•	that under the merger agreement GBC cannot solicit competing proposals for the acquisition of GBC.
The GBC board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•	the potential risk of diverting management attention and resources from the operation of GBC's business towards the completion of the merger;
•
the restrictions on the conduct of GBC's business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent GBC from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of GBC absent the pending completion of the merger;

•	the possibility that GBC will have to pay a $750,000 termination fee to Southern Missouri if the merger agreement is terminated under certain circumstances;
•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating GBC's and FCB's business, operations and workforce with those of Southern Missouri and Southern Bank;

•	the merger-related costs and expenses; and
•	the other risks described under the heading "Risk Factors."
The foregoing discussion of the information and factors considered by the GBC board of directors is not intended to be exhaustive but includes the material factors considered by the GBC board of directors.  In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of GBC did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors.  Based on the reasons stated above, the board of directors of GBC believes that the merger is in the best interest of GBC and its shareholders and therefore the board of directors of GBC unanimously approved the merger agreement and the merger.

This summary of the reasoning of GBC's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."
GBC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
Southern Missouri's Reasons for the Merger
After careful consideration, at a meeting held on June 8, 2018, Southern Missouri's board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Southern Missouri and its shareholders.
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Southern Missouri board of directors consulted with Southern Missouri management and considered a number of factors, including the following material factors:
•
its knowledge of GBC's business, operations, financial condition, earnings and prospects, taking into account the results of Southern Missouri's due diligence review of GBC and FCB, including Southern Missouri's assessments of their credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•
the fact that an acquisition of GBC and FCB would enhance Southern Missouri's strategic presence in the Dexter, Missouri and would add several new communities to complement its existing network of community bank facilities in Dexter, Sikeston, and Cape Girardeau, Missouri;

•	the reports of Southern Missouri management concerning the operations and financial condition of GBC and the pro forma financial impact of the merger;
•	the strength of FCB's management team;
•
the fact that GBC's and FCB's shareholders would own approximately 3.3% of the outstanding shares of Southern Missouri common stock immediately following the merger (assuming all FCB minority shareholders agree to exchange their FCB shares for GBC shares immediately prior to the merger);

•
the interests of GBC's directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under "—Interests of GBC's Directors and Executive Officers in the Merger";

•	the fact that GBC's and Southern Missouri's management teams share a common business vision and commitment to their respective customers, shareholders, employees and other constituencies;
•
the belief of Southern Missouri's management that the merger will be accretive to Southern Missouri's earnings under accounting principles generally accepted in the United States, commonly referred to as "GAAP";

•	the fact that the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position;
•
the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•	the likelihood of a successful integration of GBC's and FCB's business, operations and workforce with those of Southern Missouri;

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions; and
•	the financial and other terms of the merger agreement, including the merger consideration, tax treatment and termination fee provisions.
The Southern Missouri board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•	the potential risk of diverting management attention and resources from the operation of Southern Missouri's business towards the completion of the merger;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating GBC's and FCB's business, operations and workforce with those of Southern Missouri;
•	the merger-related costs and expenses; and
•	the other risks described under the heading "Risk Factors."
The foregoing discussion of the information and factors considered by the Southern Missouri board of directors is not intended to be exhaustive but includes the material factors considered by the Southern Missouri board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Southern Missouri board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Southern Missouri board of directors considered all these factors as a whole, including discussions with, and questioning of, Southern Missouri's management, and overall considered the factors to be favorable to, and to support, its determination.
Southern Missouri's board of directors unanimously approved the merger agreement.
This summary of the reasoning of Southern Missouri's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."
Southern Missouri's Board of Directors Following Completion of the Merger
Following completion of the mergers, the directors of Southern Missouri and Southern Bank immediately prior to the effective time will constitute the boards of directors of Southern Missouri as the surviving corporation and Southern Bank as the resulting institution, respectively.
Interests of GBC's Directors and Executive Officers in the Merger
In considering the recommendation of the GBC board of directors to vote for the merger agreement proposal, you should be aware that the directors and officers of GBC have interests in the merger that are in addition to, or different from, their interests as shareholders of GBC.  The board of GBC was aware of these interests and considered them in approving the merger agreement. These interests include:
Indemnification and Insurance. Southern Missouri has agreed to indemnify the directors and officers of GBC prior to the effective time of the merger for five years following the merger against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Southern Missouri, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation, in which an indemnified party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of GBC if such claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger to the fullest extent permitted under GBC's articles of incorporation and bylaws, to the extent permitted by applicable law.
Additionally, Southern Missouri has agreed to purchase prior to the effective time of the merger a three-year "tail" policy under its current directors' and officers' liability and insurance policy, which will provide insurance coverage post-merger for the officers and directors of GBC and FCB.
Severance Agreement.   FCB is party to severance agreements with nine (9) employees of GBC and/or FCB that provide for cash payments of $1.6 million in the aggregate in the event of a change in control of FCB, which include payments to be made to the following executive officers:

•	$364,000 to Rickey Stubbs, President and Chairman of GBC;
•	$364,000 to Brett Dorton, President and Chief Executive Officer of FCB; and
•	$180,000 to Mary Lawrence, Chief Operating Officer and Senior Vice President of FCB.
Employment Agreement with Southern Missouri.  Brett Dorton, President and Chief Executive Officer of FCB and a director of GBC, is expected to become an executive officer of Southern Missouri and has entered into a one-year employment agreement with Southern Bank, Southern Missouri's wholly owned bank subsidiary, to be effective upon completion of the merger.  Mr. Dorton will serve as Executive Vice President – Strategies of Southern Bank. Under the terms of Mr. Dorton's employment agreement with Southern Bank, Mr. Dorton will receive an annual base salary of $182,000.  In addition, Mr. Dorton will be entitled to (i) such bonus payments as may be determined by Southern Bank and (ii) participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership, or other plans, benefits and privileges given to similarly situated employees of Southern Bank.  Mr. Dorton's employment agreement further provides that if he remains in the continuous employ of Southern Bank in good standing (i) through the completion of the data  processing conversion in connection with the bank merger, he will receive a retention bonus of $30,000 in the first payroll period following completion of such data processing conversion and (ii) for 12 months following the effective date of the merger, he will receive a second retention bonus of $30,000 in the first payroll period following such 12-month anniversary.  The $60,000 to be paid to Mr. Dorton as set forth in items (i) and (ii) in the preceding sentence, along with a $30,000 payment to Mr. Dorton by FCB at the time of his execution of the employment agreement, are part of the retention bonus pool discussed below.
Retention Bonuses.  A retention bonus pool, of at least $150,000, has been set up by FCB in connection with the merger agreement for the purpose of retaining certain employees of FCB prior to and following the effective time of the merger.  As disclosed above, Mr. Dorton is eligible to receive up to $90,000 of the retention bonus pool, of which $30,000 was paid to him by FCB at the time of the execution of his employment agreement with Southern Bank.  Ms. Lawrence is eligible to receive $6,000 of the retention bonus pool.  Other officers and employees are included in the list of employees eligible for such bonuses.  Fifty percent (50%) of the after-tax cost of the bonuses to be paid under this arrangement will be deducted from GBC's capital in determining the merger consideration.
Regulatory Approvals
Each of Southern Missouri and GBC has agreed to cooperate with the other and use commercially reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These include approvals from the Federal Reserve Board and the Missouri Division.  The U.S. Department of Justice may also review the impact of the merger and the bank merger on competition.
As of the date of this proxy statement/prospectus, all applications and notices necessary to obtain all required regulatory approvals have been filed. There can be no assurance as to whether all required regulatory approvals will be obtained or the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See "The Merger Agreement—Conditions to Complete the Merger."
Accounting Treatment
In accordance with current accounting guidance, the mergers will be accounted for using the acquisition method of accounting in accordance with FASB Topic 805, "Business Combinations." The result of this is that the assets and liabilities of Southern Missouri will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of GBC will be adjusted to fair value at the date of the mergers.  In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Southern Missouri common stock to be issued to former GBC shareholders, at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of GBC at the date of the mergers, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of GBC being included in the operating results of Southern Missouri beginning from the date of completion of the mergers.
Dissenters' Rights of GBC Shareholders
Under Section 351.455 of MGBCL, GBC shareholders who do not vote in favor of the merger agreement proposal and who follow the procedures summarized below will have the right to dissent from and obtain payment in cash of the fair value of their shares of GBC common stock, as of the day prior to the date of the GBC's special meeting, in the event of the consummation of the merger.  However, GBC may elect to terminate the merger agreement if holders of 5% or more of GBC outstanding common stock, assuming all minority shareholders of FCB participate in the exchange offer, exercise dissenters' rights.  No holder of GBC common stock dissenting from the merger will be entitled to the merger consideration or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses his or her right to dissent from the merger agreement.  If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Section 351.455 of the MGBCL, which are attached to this proxy statement/prospectus as Appendix B, and consult with your legal counsel before exercising or attempting to exercise these rights.  Holders of GBC common stock receiving cash upon exercise of dissenters' rights may recognize gain for federal income tax purposes. See "Material U.S. Federal Income Tax Consequences of the Merger" on page 67.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW APPENDIX B CAREFULLY AND CONSULT HIS OR HER LEGAL ADVISOR.  FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

A GBC shareholder may assert dissenters' rights only by complying with all of the following requirements:

(1)  The shareholder must deliver to GBC prior to or at the special meeting a written objection to the merger agreement.  The written objection should be delivered or mailed in time to arrive before the vote is taken on the merger agreement proposal at the special meeting to Gideon Bancshares Company, 304 North Walnut, Dexter, MO 63841, Attention: Corporate Secretary.  The written objection must be made in addition to, and separate from, any proxy or other vote against adoption of the merger agreement proposal.  Neither a vote against, a failure to vote for, nor an abstention from voting will satisfy the requirement that a written objection be delivered to GBC before the vote on the merger agreement proposal is taken.  Unless a shareholder files the written objection as provided above, he or she will not have any dissenters' rights of appraisal.

(2)  The shareholder must not vote in favor of adoption of the merger agreement. The return of a signed proxy which does not specify a vote against the merger agreement proposal or a direction to abstain will constitute a waiver of the shareholder's right to dissent.

(3)  The shareholder must deliver to Southern Missouri within twenty days after the effective time of the merger a written demand for payment of the fair value of his or her shares of GBC common stock as of the day prior to the date on which the vote for the merger agreement proposal was taken. That demand must include a statement of the number of shares of GBC common stock owned.  The demand must be mailed or delivered to Southern Missouri Bancorp, Inc. at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, Attn: Greg A. Steffens, President and Chief Executive Officer.  Any shareholder who fails to make a written demand for payment within the twenty-day period after the effective time will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof.  Neither a vote against the merger agreement nor the written objection referred to in clause (1) above satisfies the written demand requirement referred to in this clause (3).

A beneficial owner of shares of GBC common stock who is not the record owner may not assert dissenters' rights.  If the shares of GBC common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the shares of GBC common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

If within thirty days of the effective time the value of a dissenting shareholder's shares of GBC common stock is agreed upon between the shareholder and Southern Missouri, Southern Missouri will make payment to the shareholder within ninety days of the effective time, upon the shareholder's surrender of his or her GBC common stock certificates. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in Southern Missouri.

If the dissenting shareholder and Southern Missouri do not agree on the fair value of the shares within thirty days after the effective time, the dissenting shareholder may, within sixty days after the expiration of the thirty days, file a petition in any court of competent jurisdiction within Butler County, Missouri asking for a finding and a determination of the fair value of the shares.  The dissenting shareholder is entitled to judgment against Southern Missouri for the amount of the fair value as of the day prior to the date on which such vote was taken adopting the merger agreement, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to the Southern Missouri of the GBC common stock certificates representing said shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in Southern Missouri.  Unless the dissenting shareholder files a petition within the allotted time frame, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have adopted and ratified the merger agreement and will be bound by the terms thereof.

The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 or if the merger agreement is terminated for any reason.

It is a condition to the completion of the merger that the holders of less than 5% of GBC's outstanding common stock, assuming all minority shareholders of FCB participate in the exchange offer, exercise dissenters' rights.

THE PRECEDING IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF THE APPRAISAL PROVISIONS OF SECTION 351.455. A COPY OF THAT STATUTE IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE.  TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND THE APPLICABLE PROVISIONS OF THE MGBCL, THE MGBCL WILL CONTROL.

Southern Missouri's Dividend Policy
The holders of Southern Missouri common stock receive cash dividends if and when declared by the Southern Missouri board of directors out of legally available funds.  The timing and amount of cash dividends depends on Southern Missouri's earnings, capital requirements, financial condition, cash on hand and other relevant factors.  Southern Missouri also has the ability to receive dividends or capital distributions from its bank subsidiary,

Southern Bank.  There are regulatory restrictions on the ability of Southern Bank to pay dividends. As a bank holding company, Southern Missouri's ability to pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends and limitations under Missouri law.  Southern Missouri currently pays a quarterly cash dividend of $0.11 per share on its outstanding common stock.  No assurances can be given that cash dividends will not be reduced or eliminated in future periods.  For additional information, see "Comparative Market Prices and Dividends on Common Stock."
Public Trading Markets
Southern Missouri's common stock is listed on the NASDAQ Global Market under the symbol "SMBC." The shares of Southern Missouri common stock issuable in the merger for shares of GBC common stock will be listed on NASDAQ.  GBC's common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of GBC common stock.

THE MERGER AGREEMENT
The following describes certain aspects of the mergers, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully, in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The merger agreement provides for the merger of GBC with and into Merger Sub, a wholly owned subsidiary of Southern Missouri, with Merger Sub as the surviving entity after the merger.  As a result of this merger, each outstanding share of GBC common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below.  Immediately following the merger, Merger Sub will merge with and into Southern Missouri with Southern Missouri as the surviving entity and, thereafter, GBC's 92% owned bank subsidiary, FCB, will merge with and into Southern Missouri's wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity after the bank merger. As a result of the mergers, GBC and FCB will cease to exist as separate entities.
Merger Consideration
If the merger is completed, holders of GBC common stock will be entitled to receive aggregate merger consideration equal to (1) 0.975 times GBC's consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, adjusted for certain of GBC's transaction expenses, minus (2) the excess, if any, of the cost of contract termination charges of GBC triggered as a result of the merger over $150,000.  Fifty percent (50%) of the aggregate merger consideration will be paid in cash and fifty percent (50%) will be paid in shares of Southern Missouri common stock.
At the effective time of the merger, each share of GBC common stock that is issued and outstanding immediately prior to the completion of the merger, excluding shares of GBC common stock that are owned by GBC or Southern Missouri (other than shares held in a fiduciary or agency capacity for third parties and other than shares held in respect of a debt previously contracted) and shares with respect to which dissenters' rights have been perfected, will be converted into the right to receive the following:
•
a cash amount, which we refer to as the "per share cash consideration," equal to 50% of the aggregate merger consideration divided by the number of shares of GBC common stock that will be issued and outstanding immediately prior to the closing of the merger assuming all of the minority shareholders of FCB exchange their shares of FCB common stock for shares of GBC common stock immediately prior to the merger pursuant to the exchange offer described below; and

•
a number of shares of Southern Missouri common stock, which we refer to as the "per share stock consideration," equal to the per share cash consideration divided by $35.53, the average closing price of Southern Missouri common stock for the 20-trading day period ending on and including the fifth trading day preceding June 12, 2018 (the date of the merger agreement), which we refer to as the "average Southern Missouri common stock price."

The number of shares of Southern Missouri common stock issuable as the per share stock consideration will fluctuate with the market price of Southern Missouri common stock and will not be known at the time GBC shareholders vote on the merger agreement.  Southern Missouri will not issue any fractional shares of Southern Missouri common stock in the merger.  GBC shareholders who would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $35.53, the average Southern Missouri common stock price.

Closing and Effective Time of the Merger
The merger will be completed only if all conditions to the consummation of the merger set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger." The closing of the merger will occur on a date mutually agreed upon by the parties which will coordinate with the date scheduled with Southern Missouri's data processor for the conversion of GBC's data (but not earlier than five business days) after the satisfaction or waiver of all conditions to completion of the merger (other than those that by their nature are to be satisfied or waived at the closing of the merger), subject to extension by mutual agreement of the parties.  It currently is anticipated that the closing of the merger will occur in the fourth quarter of 2018, subject to the receipt of regulatory approvals and other closing conditions.
The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Missouri.
No assurances can be given as to when or if the merger will be completed.
Conversion of Shares; Exchange Procedures
The conversion of GBC common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.  Prior to the effective time of the merger, Southern Missouri will appoint its transfer agent or an unrelated bank or trust company reasonably acceptable to GBC to act as exchange agent for the exchange of GBC common stock for the merger consideration.
Letter of Transmittal
Within five days after completion of the merger, the exchange agent will mail to each holder of record of a certificate previously representing shares of GBC common stock that have been converted into the right to receive the merger consideration: (1) a letter of transmittal and (2) instructions for surrendering certificates in exchange for the merger consideration, any cash in lieu of a fractional share of Southern Missouri common stock and any dividends or distributions to which such holder is entitled. Conforming procedures will be used for any shares of GBC common stock held in book-entry form.
If a certificate for shares of GBC common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration payable in respect of those shares upon (1) receipt of an affidavit of that fact by the claimant and (2) if required by Southern Missouri or the exchange agent, the posting by the claimant of a bond in an amount Southern Missouri or the exchange agent reasonably determines is necessary as indemnity against any claim that may be made against it with respect to such certificate.
After completion of the merger, there will be no further transfers on the stock transfer books of GBC of shares of GBC common stock that were issued and outstanding immediately prior to the effective time of the merger other than to settle transfers that occurred prior to the effective time.
Tax Withholding
Southern Missouri or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of GBC common stock the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Southern Missouri common stock will be paid to the holder of any shares of GBC common stock until the holder surrenders such shares in accordance with the merger agreement. After the surrender of such shares in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions with a record date after the effective time of the merger, without any interest, which had previously become payable with respect to the whole shares of Southern Missouri common stock which the shares of GBC common stock have been converted into the right to receive under the merger agreement.
Representations and Warranties
The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Southern Missouri and GBC rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to GBC shareholders. You should not rely on the representations, warranties, or any description thereof as characterizations of the actual state of facts or condition of Southern Missouri, GBC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Southern Missouri that are incorporated by reference into this proxy statement/prospectus. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."
The merger agreement contains customary representations and warranties of each of Southern Missouri and GBC relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.
The representations and warranties made by each of GBC and Southern Missouri in the merger agreement relate to a number of matters, including the following:
•	due organization and qualification;
•	capitalization;
•	subsidiaries;
•	corporate powers;
•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

•	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;
•	financial statements and the absence of certain changes or events;
•	in the case of Southern Missouri, SEC reports;
•	legal proceedings;
•	reports to regulatory authorities and absence of agreements with regulatory authorities;
•	compliance with applicable laws;
•	in the case of GBC, certain contracts;

•	in the case of GBC, no broker's fees payable in connection with the merger;
•	employee benefit matters and labor matters;
•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;
•	inapplicability of takeover statutes;
•	environmental matters;
•	tax matters;
•	risk management instruments;
•	the accuracy of corporate record books;
•	in the case of GBC, insurance matters;
•	accounting and internal controls;
•	in the case of Southern Missouri, the availability of sources of capital and authorized shares of common stock sufficient to pay the merger consideration;
•	loan matters and allowance for loan losses;
•	properties;
•	investment securities;
•	intellectual property;
•	related party transactions;
•	absence of actions or circumstances that would prevent the merger or the bank merger from qualifying as a "reorganization" under Section 368(a) of the Code;
•	the proper administration of fiduciary accounts;
•
in the case of GBC, the absence of an action or a failure to act by any present or former director, officer, employee or agent of GBC or any of its subsidiaries that would give rise to a claim for indemnification by such individual; and

•	no representation or warranty is misleading.
Southern Missouri also has represented to GBC that Southern Missouri does not own any GBC stock other than shares of GBC common stock held in trust accounts, managed or similar accounts or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.
Certain representations and warranties of Southern Missouri and GBC are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either Southern Missouri, GBC or the combined company following the merger, means:

(1)
a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated by the merger agreement or actions or inactions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, of a party to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or

(2)	a material adverse effect on the ability of such party or its financial institution subsidiary to timely consummate the transactions contemplated by the merger agreement.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Pursuant to the merger agreement, each of GBC and Southern Missouri has agreed to certain restrictions on its activities until the merger is completed or terminated.  In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will, and will cause each of its subsidiaries to:
•
use reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and not take any action reasonably likely to impair its ability to perform any of its obligations under the merger agreement; and

•
not take any action that would, or is reasonably likely to, cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code and not knowingly take any action that is intended or is reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or a material violation of any provision of the merger agreement;

Southern Missouri has also agreed that it will not pay or declare any extraordinary dividends (other than dividends from Southern Bank to Southern Missouri), and it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws or other governing documents in a manner that would materially and adversely affect the benefits of the merger to the holders of GBC common stock. Southern Missouri will, however, reserve a sufficient number of shares of its common stock to pay the stock portion of the merger consideration, and will use its best efforts to cause the shares of Southern Missouri common stock to be issued in the merger to be authorized for listing on NASDAQ.  In addition, Southern Missouri has agreed that it will not enter into any agreement, arrangement or understanding with respect to a merger, acquisition, consolidation, share exchange or similar business combination involving Southern Missouri and/or a subsidiary of Southern Missouri, where the effect of such agreement, arrangement or understanding, or the consummation of the transactions contemplated thereby, would be reasonably likely to or does result in the termination of the merger agreement, materially delay or jeopardize the receipt of any required regulatory approval for the merger or bank merger or the filing of any regulatory application, or cause the anticipated tax treatment of the merger or the bank merger to be unavailable; however, this provision does not prohibit any transaction that by its terms contemplates the consummation of the merger in accordance with the merger agreement and which treats holders of GBC common stock, upon completion of the merger and their receipt of Southern Missouri common stock, in the same manner as the holders of Southern Missouri common stock.
GBC has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary and usual course.  GBC has further agreed that it will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Southern Missouri:
•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of GBC common stock or rights to acquire stock or permit any additional shares of GBC common stock to become subject to grants of employee or director stock options, other rights or similar stock-based employee rights other than shares of GBC common stock to be issued in connection with the exchange offer to FCB minority shareholders;

•	except as specified in the disclosure schedules to the merger agreement, pay or declare any dividends or other distributions on GBC common stock;
•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of GBC's capital stock, other ownership interests or rights to acquire stock;
•
enter into, modify, renew, or terminate any employment, severance or similar agreement or arrangement with any director, officer, employee or independent contractor, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) normal increases in compensation to employees, (B) individual cash bonuses in accordance with past practice and (C) a retention bonus of at least $150,000 in the aggregate for purposes of retaining certain individuals prior to and after the merger;

•
except as required by law or to satisfy a previously disclosed contractual obligation existing as of the date of the merger agreement, establish, modify or terminate any employee benefit plan or take action to accelerate the vesting of benefits under any employee benefit plan;

•
sell, transfer, lease, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or intellectual property, except in the ordinary course of business consistent with past practice in a transaction that is not material to GBC and its subsidiaries taken as a whole;

•
acquire the assets, business, deposits or properties of any other entity, other than pursuant to foreclosure or acquisition of control in a fiduciary capacity or in satisfaction of debts previously contracted in each case in the ordinary and usual course of business consistent with past practice;

•
except as specified in the disclosure schedules to the merger agreement, sell or acquire any loans (excluding residential mortgage loans originated for resale in the ordinary course of business), loan participations (excluding sales of participations that have been offered to Southern Missouri on GBC's standard terms and that Southern Missouri has declined to purchase) or servicing rights;

•	amend its governing documents;
•
implement or adopt any change in its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or regulatory accounting principles;

•	enter into, materially modify or terminate any material contract, other than in the ordinary course of business consistent with past practice;
•
except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to GBC and its subsidiaries taken as a whole;

•
foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which GBC does not have reason to believe might be in violation of or require remediation under environmental laws;

•
in the case of FCB, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch of deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;
•
except as specified in the disclosure schedules to the merger agreement or for emergency repairs or replacements, make capital expenditures other than in the ordinary course of business consistent with past practices;

•	materially change its loan underwriting policies or make loans or extensions of credit in excess of amounts specified in the merger agreement;
•
invest in any new or existing joint venture, partnership or similar activity or any new real estate development or construction activity, other than by way of foreclosures or acquisitions of control in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary and usual course of business consistent with past practice ;

•	materially change its interest rate and other risk management policies and practices;
•
except as specified in the disclosure schedules to the merger agreement, incur any debt for borrowed funds other than advances, repurchase agreements and other borrowing from the Federal Home Loan Bank of Des Moines in the ordinary course of business with a term of one year or less, or incur, assume, guarantee or otherwise become subject to any obligations or liabilities of any other person, other than in the ordinary course of business and subject to the restrictions set forth in the merger agreement;

•	enter into, modify or renew any lease or license other than in the ordinary course of business consistent with past practice and involving an amount in excess of the limit in the merger agreement,
•	permit the lapse of any intellectual property rights;
•
create any lien on any of its assets or properties, other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings in the ordinary course of business;

•	make charitable contributions in excess of limits specified in the merger agreement;
•
except as required by GAAP, regulatory accounting principles or by a regulatory authority, make a change in policy respect to loan loss reserves and charge-offs, asset/liability management or any other material matter;

•	develop, market or implement any new products or lines of business; or
•	agree or commit to do any of the foregoing.

Regulatory Matters
Southern Missouri and GBC have agreed to cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement.  Southern Missouri and GBC have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the bank merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement and to advise the other upon receiving any communication from any governmental entity whose approval is required for the merger or bank merger that causes the receiving party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or may be materially delayed, or that any such approval may contain a condition or requirement that is deemed unduly burdensome by Southern Missouri including any condition that would increase the minimum regulatory capital requirements of Southern Missouri or Southern Bank.
Employee Benefit Plan Matters
Following the effective time of the merger, Southern Missouri will cause Southern Bank to maintain employee benefit plans and compensation opportunities for the benefit of employees who are full-time employees of FCB on the merger closing date (referred to below as "covered employees") that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable and equivalent to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Southern Bank.  Until such time as covered employees participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Southern Bank, a covered employee's continued participation in the employee benefit plans and compensation opportunities of FCB will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of Southern Missouri or its subsidiaries.
To the extent that a covered employee becomes eligible to participate in a Southern Missouri benefit plan, Southern Bank will cause the plan to recognize full-time years of prior service from the date of the most recent hire of such covered employee with FCB, for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable GBC benefit plan in which such covered employee was eligible to participate immediately prior to completion of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.
With respect to any Southern Missouri benefit plan that is a health, dental, vision or other welfare plan in which any covered employee is eligible to participate for the plan year in which such covered employee is first eligible to participate, Southern Bank will use commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods to be waived with respect to the covered employee to the extent such pre-existing condition was or would have been covered under a GBC benefit plan in which such covered employee participated immediately prior to the effective time of the merger.
GBC has agreed to take, and cause its subsidiaries to take, all actions requested by Southern Missouri that may be necessary or appropriate to (i) cause one or more GBC benefit plans to terminate as of the effective time of the merger, or as of the date immediately preceding the effective time of the merger, or with respect to any GBC benefit plan that is a multiple employer plan, to terminate its participation in such plan (and at the request of Southern Missouri to withdraw from such plan) no later than the date immediately preceding the effective time of the merger, (ii) cause benefit accruals and entitlements under any GBC benefit plan to cease as of the effective time of the merger, or as of the date immediately preceding the effective time, (iii) cause the continuation on and after the effective time of the merger of any contract, arrangement or insurance policy relating to any GBC benefit plan for such period as may be requested by Southern Missouri, and (iv) facilitate the merger of any GBC benefit plan into any employee benefit plan maintained by Southern Missouri or a Southern Missouri subsidiary.

Full-time employees of FCB who are not executive officers, are not otherwise entitled to contractual or other severance or change in control benefits and are involuntarily terminated by Southern Bank without cause at the time of or within one year following the closing of the merger will be paid by Southern Bank a severance benefit equal to one week of base pay for each year of full-time employment at FCB with a maximum payment of 13 weeks base pay, subject to such employees executing and not revoking a release of all employment claims.
Director and Officer Indemnification and Insurance
For a period of five years following the merger, and to the maximum extent permitted by GBC's articles of incorporation and bylaws and applicable law, Southern Missouri has agreed to indemnify and hold harmless the directors and officers of GBC and FCB for all losses and claims incurred by these individuals in their capacity as such and arising out of or relating to matters existing or occurring at or prior to completion of the merger (including the transactions contemplated by the merger agreement).
Additionally, the merger agreement requires Southern Missouri to purchase prior to the effective time of the merger a three-year "tail" policy under its current directors' and officers' liability and insurance policy, which will provide insurance coverage post-merger for the officers and directors of GBC and FCB. The cost of this policy shall not exceed 150% of GBC's current annual premium for directors' and officers' insurance.  If the tail policy cannot be obtained for this amount, then Southern Missouri will pay the required premium cost to obtain as much comparable insurance as is available for this amount.
Shareholder Meeting and Recommendation of GBC's Boards of Directors
GBC has agreed to cause its board of directors to call a special meeting of shareholders for the purpose of voting upon the merger agreement within 40 days after notice of the meeting is given to GBC shareholders.  GBC has further agreed to use its commercially reasonable best efforts to convene and hold the meeting on its scheduled date obtain the approval of the merger agreement by GBC shareholders at that meeting.  In addition, GBC has agreed to include in this proxy statement/prospectus and in all other communications with GBC shareholders the recommendation of GBC's board of directors that GBC shareholders approve the merger agreement, subject to the board's ability to withdraw or modify that recommendation as described under "—Agreement Not to Solicit Other Offers.
Notwithstanding any change in recommendation by the board of directors of GBC, unless the merger agreement has been terminated in accordance with its terms, GBC is required to convene the GBC special meeting and to submit the merger agreement to a vote of its shareholders.
Agreement Not to Solicit Other Offers
GBC has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, GBC's and its subsidiaries' business, properties or assets with respect to an acquisition proposal; or (ii) have any discussions with any person or entity relating to an acquisition proposal.  An "acquisition proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving GBC or FCB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, GBC or FCB, other than the merger and the bank merger.
If GBC receives an unsolicited written acquisition proposal prior to shareholder approval of the merger agreement that GBC's board of directors determines in good faith will constitute or result in a transaction that is more favorable from a financial point of view to the shareholders of GBC than the merger with Southern Missouri (referred to as a "superior proposal"), GBC may provide confidential information to and negotiate with the third party that submitted such acquisition proposal if the GBC board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board's fiduciary duties.  In order to constitute a superior proposal, an acquisition proposal to acquire voting power in, or a portion of the business, assets or deposits of, GBC or FCB must be for a majority of such voting power or a majority of the fair market value of such business, assets or deposits.  GBC must promptly advise Southern Missouri of any acquisition proposal received and keep it apprised of any related developments.
The merger agreement generally prohibits the GBC board of directors from withdrawing or modifying in a manner adverse to Southern Missouri the board's recommendation that GBC's shareholders vote to approve the merger agreement (referred to as a "change in recommendation").  At any time prior to the approval of the merger agreement by GBC's shareholders, however, the GBC board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with outside legal counsel, constitutes a superior proposal.  The GBC board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given Southern Missouri at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the GBC board of directors determines in good faith, after consultation with counsel, that the proposal continues to constitute a superior proposal.
If Southern Missouri terminates the merger agreement based on a change in recommendation by the GBC board of directors or GBC terminates the merger agreement to pursue a superior proposal, GBC will be required to pay Southern Missouri a termination fee of $750,000 in cash.  See "-Termination of the Merger Agreement" and "-Termination Fee."
Exchange Offer for Minority Shareholders of FCB
In connection with the mergers, GBC has agreed under the merger agreement to offer all shareholders of FCB other than itself, which in total represents approximately 8.0% of the outstanding shares of FCB common stock, the opportunity to exchange each of their shares of common stock of FCB for shares of GBC common stock, which newly issued shares of GBC common stock will, upon completion of the merger, be converted into the right to receive the merger consideration.  It is intended that the exchange will occur immediately prior to the consummation of the merger, such that if the merger is not consummated the exchange will not be consummated. GBC will provide the minority shareholders of FCB with an offering circular that describes the terms of the exchange offer, the merger and other pertinent information.
After the completion of the merger, if there are any minority shareholders of FCB who did not participate in the exchange offer, Southern Missouri will adopt a new or amended plan of merger for the bank merger providing for the shares of FCB common stock owned by such non-participating minority shareholders to be converted into the right to receive consideration payable by Southern Missouri that is identical in form and amount to the merger consideration that such non-participating minority shareholders would have been entitled to receive under the merger agreement had they participated in the exchange offer, subject to their rights under the Missouri law to demand payment of the value of their shares of FCB common stock.   Under these circumstances, it is uncertain as to how soon after the merger the bank merger will occur; absent these circumstances, the bank merger is expected to occur immediately after the merger.
Conditions to Complete the Merger
Southern Missouri's and GBC's respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permitted, waiver of the following conditions:
•	the approval of the merger agreement by GBC's shareholders;
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to the extent required, the filing by Southern Missouri with NASDAQ of a notification form for the listing of the shares of Southern Missouri common stock to be issued in the merger, and the non-objection by NASDAQ to such listing;

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•	the absence of any order, injunction, decree or law preventing or making illegal the completion of the merger or the bank merger;
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accuracy, as of the date of the merger agreement and as of the closing date of the merger, of the representations and warranties made by Southern Missouri and GBC to the extent specified in the merger agreement, and the receipt by each party of an officer's certificate from the other party to that effect;

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the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement and the receipt by each party of an officer's certificate from the other party to that effect; and

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receipt by each party of an opinion of its tax advisor to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers taken as a whole will qualify as one or more "reorganizations" within the meaning of Section 368(a) of the Code.

The following are additional conditions to Southern Missouri's obligation to complete the merger:
•	receipt by GBC of all designated third-party consents;
•	receipt of a signed voting agreement from GBC's majority shareholder within 48 hours following execution of the merger agreement;
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the receipt of all necessary regulatory authorizations, consents, orders or approvals, including from the Federal Reserve Board and the Missouri Division, necessary to consummate the merger and the bank merger, without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Southern Missouri, including any condition that would increase the minimum regulatory capital requirements of Southern Missouri or Southern Bank, and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting period in respect thereof shall have expired;

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the holders of less than 5.0% of the outstanding shares of GBC common stock assuming all minority shareholders of FCB participate in the share exchange offer shall have exercised dissenters' rights under Missouri law;

•	receipt of an executed officer's agreement with Brett Dorton, President and Chief Executive Officer of FCB; and
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GBC shall have entered into an exchange agreement with the holders of at least 80% of the outstanding shares of common stock of FCB not owned by GBC and completed the exchange offer and issuance of shares of GBC common stock to such holders in accordance with such exchange agreement.

Neither Southern Missouri nor GBC can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:
•	by mutual written consent of Southern Missouri and GBC;
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by either Southern Missouri or GBC, if any governmental entity that must grant a required regulatory approval has denied approval of the merger or bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

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by either Southern Missouri or GBC, if the merger has not been completed on or before December 31, 2018, unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

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by either Southern Missouri or GBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the merger closing date, the failure of a closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured during such period;

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by Southern Missouri, if the board of directors of GBC fails to recommend in this proxy statement/prospectus that its shareholders approve the merger agreement, or the GBC board of directors withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Southern Missouri, or GBC materially breaches any of its obligations relating to third-party acquisition proposals;

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by either Southern Missouri or GBC, if the special meeting of GBC shareholders has been held (including any postponement or adjournment thereof) and the required vote to approve the merger agreement has not been obtained; provided in the case of a termination by GBC that GBC has complied in all material respects with its obligations under the merger agreement, including with respect to its board of directors recommending approval of the merger agreement and the non-solicitation of third-party acquisition proposals;

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by GBC prior to GBC obtaining shareholder approval of the merger agreement in order to enter into an agreement with respect to a third party superior unsolicited acquisition proposal, provided GBC has not committed a material breach of its obligations with respect to third-party acquisition proposals and concurrently with such termination pays Southern Missouri a termination fee of $750,000 in cash.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) both Southern Missouri and GBC will remain liable for any liabilities or damages arising out of its willful breach of any provision of the merger agreement except, in the case of GBC, if the termination fee is paid, and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses.
Termination Fee
Southern Missouri will be entitled to a termination fee of $750,000 from GBC if the merger agreement is terminated under the following circumstances:
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a termination by Southern Missouri based on (i) the board of directors of GBC either failing to continue its recommendation that the GBC shareholders approve the merger agreement or adversely changing such recommendation or (ii) GBC materially breaching the provisions of the merger agreement relating to third-party acquisition proposals;

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a termination by GBC prior to obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal as described above; or

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a termination by either Southern Missouri or GBC as a result of the failure of GBC's shareholders to approve the merger agreement if prior to such termination there is publicly announced another acquisition proposal and within one year of termination GBC or FCB enters into a definitive agreement for or consummates an acquisition proposal.  For purposes of this bullet point, an acquisition proposal to acquire voting power in, or a portion of the business, assets or deposits of, GBC or FCB must be for a majority of such voting power or a majority of the fair market value of such business, assets or deposits.

In the event Southern Missouri terminates the merger agreement as a result of a willful and material breach by GBC of the provisions of the merger agreement relating to third-party acquisition proposals, Southern Missouri is not required to accept the termination fee from GBC and may pursue alternate relief against GBC.
Expenses and Fees
All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fee or expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be paid by Southern Missouri.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of GBC, except that after approval of the merger agreement by the shareholders of GBC, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.
At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.
Voting Agreement
As an inducement to Southern Missouri to enter into the merger agreement, GBC's majority shareholder has entered into a voting agreement with Southern Missouri with respect to the shares of GBC common stock beneficially owned by it. The following summary of the voting agreement is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.
Pursuant to the voting agreement, GBC's majority shareholder has agreed:
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to vote, or cause to be voted, all of the shares of GBC common stock it beneficially owns in favor of approval of the merger agreement proposal and against the approval or adoption of any proposal made in opposition to the merger;

•	to vote (exchange), or cause to be voted (exchanged), all of the shares of FCB common stock it beneficially owns in the exchange offer; and
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not to sell, transfer or otherwise dispose of any such shares of GBC common stock or FCB common stock until after GBC shareholder approval of the merger agreement or FCB shareholder approval of the exchange offer, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to Southern Missouri, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Southern Missouri.

The obligations under the voting agreement will terminate on the first to occur of: (i) the termination of the merger agreement, (ii) the approval of the merger agreement and the exchange offer by GBC's shareholders and FCB's shareholders, respectively, (iii) an amendment to the merger agreement which reduces the amount of or alters the form of the merger consideration, or (iv) the parties' mutual agreement to terminate the voting agreement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following summary describes generally the material U.S. federal income tax consequences of the merger to U.S. holders of GBC common stock. The term "U.S. holder" means a beneficial owner of shares of GBC common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;
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a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion is based upon current provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, judicial decisions and published positions of the Internal Revenue Service (the "IRS"), all as in effect as of the date of this document, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the continued accuracy of the statements and conclusions set forth in this discussion.
This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of GBC common stock in light of their particular facts and circumstances. This discussion addresses only U.S. holders of GBC common stock that hold such stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences of the merger under any state, local or foreign laws or any federal laws other than those pertaining to income tax, nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). This discussion does not address considerations that may be relevant to particular holders of GBC common stock in light of their individual circumstances or to holders of GBC common stock that are subject to special rules, including, without limitation, holders that are: (i) banks and other financial institutions; (ii) subchapter S corporations, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities and investors therein; (iii) retirement plans; (iv) individual retirement accounts or other tax-deferred accounts; (v) holders who are liable for the alternative minimum tax; (vi) insurance companies; (vii) mutual funds; (viii) holders who actually or constructively own more than 5% of GBC common stock; (ix) holders who acquired their shares in exchange for shares of FCB's common stock; (x) tax-exempt organizations; (xi) dealers in securities or currencies; (xii) traders in securities that elect to use a mark-to-market method of accounting; (xiii) shareholders that hold GBC common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction; (xiv) regulated investment companies; (xv) real estate investment trusts; (xvi) former citizens or former residents of the United States; (xvii) U.S. holders whose "functional currency" is not the U.S. dollar; (xviii) "controlled foreign corporations"; (xix) "passive foreign investment companies"; (xx) holders that exercise dissenters' rights; and (xxi) holders who acquired their shares of GBC common stock through the exercise of a stock option, through a tax -qualified retirement plan or otherwise as compensation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds GBC common stock, the tax treatment of a person treated as a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in partnerships holding shares of GBC common stock should consult their own tax advisors about the tax consequences of the merger to them.
ALL HOLDERS OF GBC COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Silver, Freedman, Taff & Tiernan LLP, tax counsel to Southern Missouri, has rendered its tax opinion to Southern Missouri and Yewell G. Lawrence, Esquire, tax counsel to GBC, has rendered its tax opinion to GBC addressing the U.S. federal income tax consequences of the merger as described below. The discussion below of the material U.S. federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Silver, Freedman, Taff & Tiernan LLP and Yewell G. Lawrence, Esquire as to the material U.S. federal income tax consequences of the merger to the U.S. holders of GBC common stock. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Southern Missouri and GBC, reasonably satisfactory in form and substance to each such counsel. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.
Treatment of the Merger as a "Reorganization"
The parties intend for the mergers, taken as a whole, to be treated as one or more "reorganizations" for U.S. federal income tax purposes. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by GBC and Southern Missouri of tax opinions from Yewell G. Lawrence, Esquire and Silver, Freedman, Taff & Tiernan LLP, respectively, each dated and based on the facts and law existing as of the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In addition, the obligation of each of Yewell G. Lawrence, Esquire and Silver, Freedman, Taff & Tiernan LLP to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a "reorganization," including the "continuity of proprietary interest" requirement. That requirement generally will be satisfied if Southern Missouri common stock constitutes at least 40% of the value of the total consideration to be paid or deemed paid in the merger.
In the opinion of Yewell G. Lawrence, Esquire and Silver, Freedman, Taff & Tiernan LLP, in reliance on representation letters provided by GBC and Southern Missouri and upon customary factual assumptions, as well as certain covenants and undertakings of GBC and Southern Missouri, the mergers taken as a whole will qualify as one or more "reorganizations" within the meaning of Section 368(a) of the Code. If any of such representations, assumptions, covenants or undertakings are or become incorrect, incomplete, or inaccurate, or are violated, the validity of the opinions described above may be affected, and the U.S. federal income tax consequences of the merger could differ materially from those described below. Neither Southern Missouri nor GBC has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in such opinions or below.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders
Subject to the qualifications and limitations set forth above, the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:
•	No gain or loss will be recognized by Southern Missouri or GBC as a result of the merger.
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A U.S. holder who receives a combination of shares of Southern Missouri common stock and cash (other than cash received in lieu of fractional shares of Southern Missouri common stock) in exchange for shares of GBC common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Southern Missouri common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of GBC common stock exceeds such U.S. holder's adjusted tax basis in its GBC common stock surrendered and (ii) the amount of cash received by such U.S. holder of GBC common stock (in each case excluding any cash received in lieu of fractional shares of Southern Missouri common stock, which will be treated as discussed below). This gain generally will be capital gain and will be long-term capital gain if the holding period for the shares of GBC common stock exchanged is more than one year at the time of completion of the merger.

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The aggregate tax basis of the Southern Missouri common stock received by a U.S. holder of GBC common stock in the merger (including any fractional shares of Southern Missouri common stock deemed received and exchanged for cash, as described below) will be the same as the aggregate tax basis of the GBC common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of Southern Missouri common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share of Southern Missouri common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under "—Potential Recharacterization of Gain as a Dividend").

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The holding period of Southern Missouri common stock received in exchange for shares of GBC common stock (including fractional shares of Southern Missouri common stock deemed received and exchanged for cash, as described below) will include the holding period of the GBC common stock for which it is exchanged.

If a U.S. holder of GBC common stock acquired different blocks of GBC common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of GBC common stock, and such U.S. holder's tax basis and holding period in its shares of Southern Missouri stock will be determined with reference to each block of GBC common stock.  If a U.S. holder determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares.  Any such holder should consult its own tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of GBC common stock surrendered in the merger and with respect to determining the tax bases or holding periods of the particular shares of Southern Missouri stock received in the merger.
Potential Recharacterization of Gain as a Dividend
Any gain recognized by a U.S. holder of GBC common stock in connection with the merger generally will be capital gain unless such holder's receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder's ratable share of GBC's accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your GBC common stock solely in exchange for Southern Missouri common stock and then Southern Missouri immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the "deemed redemption"). Receipt of cash will generally not have the effect of a dividend to you if such receipt is "not essentially equivalent to a dividend" or "substantially disproportionate,"

each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in your deemed percentage stock ownership of Southern Missouri following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Southern Missouri that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Southern Missouri that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the holding period for your GBC common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of GBC common stock for a combination of Southern Missouri common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.
Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock
A U.S. holder of GBC common stock who receives cash in lieu of a fractional share of Southern Missouri common stock will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Southern Missouri. As a result, such U.S. holder of GBC common stock will generally recognize gain or loss equal to the difference between the amount of cash received with respect to such fractional share and the tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder's holding period for the relevant share is greater than one year. The deductibility of capital losses is subject to limitations.
Dissenting Shareholders
If you are a U.S. holder of GBC common stock and you perfect your dissenters' rights with respect to your shares of such stock, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in exchange for those shares and your tax basis in those shares. Any taxable gain or loss to a U.S. holder on the exchange of GBC common stock will generally be treated as either long-term or short-term capital gain or loss depending on such shareholder's holding period for such stock. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of GBC common stock who contemplates exercising statutory dissenters' rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.
Net Investment Income Tax
A U.S. holder of GBC common stock that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her "net investment income" for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of GBC common stock should consult their tax advisors as to the application of this additional tax to their circumstances.
Backup Withholding
Payments of cash, including cash received in lieu of a fractional share of Southern Missouri common stock, to a U.S. holder of GBC common stock pursuant to the merger may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%) unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations) are exempt from backup withholding. Holders exempt from backup withholding may be required to comply with certification requirements and identification procedures in order to establish an exemption from backup withholding or otherwise avoid possible erroneous backup withholding. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Information Reporting
A U.S. holder of GBC common stock who receives Southern Missouri common stock as a result of the merger may be required to retain records pertaining to the merger. Each U.S. holder of GBC common stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives Southern Missouri common stock in the merger will be required to file a statement with such U.S. holder's U.S. federal income tax return for the year in which the merger is completed in accordance with Treasury Regulations Section 1.368-3(b). Such statement must set forth the fair market value, determined immediately before the exchange, of all the GBC common stock exchanged pursuant to the merger, and the holder's adjusted tax basis, determined immediately before the exchange, in its GBC common stock. A "significant holder" is a holder of GBC common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of GBC or securities of GBC with a basis for federal income tax purposes of at least $1.0 million.
Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization
If the merger does not qualify as a "reorganization" within the meaning of Section 368(a) of the Code, then each U.S. holder of GBC common stock generally will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Southern Missouri common stock received by such U.S. holder in the merger (determined as of the effective time of the merger) and the amount of cash received by such U.S. holder in the merger and (b) its adjusted tax basis in the shares of GBC common stock surrendered in exchange therefor.
This discussion does not address U.S. federal income tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

INFORMATION ABOUT SOUTHERN MISSOURI BANCORP
Southern Missouri, headquartered in Poplar Bluff, Missouri, is the bank holding company of Southern Bank. Southern Bank, founded in 1887, is a Missouri state-chartered, community-focused financial institution providing relationship banking through 42 locations in Missouri, Arkansas and Illinois, as well as online/mobile channels. As of March 31, 2018, Southern Missouri had assets of $1.8 billion, deposits of $1.6 billion, and stockholders' equity of $196.5 million.
As a bank holding company, Southern Missouri is regulated by the Federal Reserve Board. As a Missouri state-chartered trust company with banking powers, and a member of the Federal Reserve System, Southern Bank's primary regulators are the Missouri Department of Finance and the Federal Reserve Board.
The principal business of Southern Bank consists primarily of attracting retail deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines, and to a lesser extent, brokered deposits, to invest to one-to-four-family residential mortgage loans, mortgage loans secured by commercial real estate, commercial non-mortgage business loans, and consumer loans.  These funds are also used to purchase mortgage-backed and related securities, U.S. Government Agency obligations, municipal bonds, and other permissible investments.
Southern Bank offers a variety of deposit accounts for individuals and businesses. Deposits are its primary source of funds for its lending and investing activities.
Southern Missouri regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, or our debt or equity securities, may occur.
Southern Missouri's principal office is located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, and its telephone number is (573) 778-1800.  Southern Missouri's common stock is listed on the NASDAQ Global Market under the symbol "SMBC."
Additional information about Southern Missouri and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."
INFORMATION ABOUT GIDEON BANCSHARES COMPANY
General
GBC, headquartered in Dexter, Missouri, is the holding company for FCB, a Missouri state-chartered bank.  GBC does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for FCB.  Its primary activities are to provide assistance in the management and coordination of FCB's financial resources.  GBC has no significant assets other than 92% of the outstanding shares of common stock of FCB.  GBC derives its revenues primarily from the operations of FCB in the form of dividends received from FCB.
FCB, a Missouri state-chartered bank, was founded and opened for business in 1920 as Commercial Bank of Gideon.  In August 1991, the name of the bank was changed to FCB.  FCB currently serves the communities of Gideon, Dexter, Morehouse, Essex, Bloomfield, Advance, Chaffee, Morley, Benton and Oran, Missouri though its 10 branch locations.
As of March 31, 2018, GBC had, on a consolidated basis, total assets of approximately $222.8 million, total deposits of approximately $175.9 million, total loans (net of allowance for loan losses) of approximately $145.0 million, and total shareholders' equity of approximately $21.5 million.  GBC does not file reports with the SEC.  GBC does, however, voluntarily provide certain financial reports to its shareholders.

GBC's principal office is located at 304 North Walnut, Dexter, MO 63841, and its telephone number is (573) 624-8828. GBC's common stock is not listed or traded on any established securities exchange or quotation system.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of GBC common stock as of [•], 2018 by (i) each person or entity who is known by GBC to beneficially own more than 5% of the outstanding shares of GBC common stock, (ii) each director of GBC, (iii) each executive officer of GBC, and (iv) all directors and executive officers of GBC as a group.  Unless otherwise indicated, and subject to the voting agreement entered into with Southern Missouri in connection with the merger (see "The Merger Agreement—Voting Agreements"), management of GBC believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.  Unless otherwise specified, the address of each listed shareholder is c/o Gideon Bancshares Company, 304 North Walnut, Dexter, MO 63841.
Name of Beneficial Owner	Number of GBC common stock beneficially owned	Percent of class(1)

Norman Harty Estate	103,374	72.9%

Sue Lee (Wilkerson) Hisaw, Director	11,707	8.3%

John Harty, Jr., Director	4,500	3.2%

James Harty, Director	4,500	3.2%

Rickey Stubbs, Chairman of the Board and President of GBC	9,880	7.0%

Eddie Cato, Corporate Secretary	1,708	1.2%

Brett Dorton, Director and President and Chief Executive Officer of FCB	---	*

Mary Lawrence, Executive Vice President and Chief Operating Officer of FCB	---	*

All directors and executive officers, as a group (7 persons)	32,295	22.8%
*          Equals less than 1%
(1)          Percentage ownership based on 141,765 shares of GBC common stock outstanding.

Additional Information Regarding Brett Dorton
As noted under "The Merger - Interests of GBC's Directors and Executive Officers in the Merger," Brett Dorton, the current President and Chief Executive Officer of FCB and a director of GBC, has entered into a one-year employment agreement with Southern Bank, to become effective upon the completion of the merger.  Mr. Dorton will serve as Executive Vice President – Strategies of Southern Bank.  Mr. Dorton will not be a director of Southern Missouri.  Set forth below is background information for Mr. Dorton, followed by information regarding the compensation he has received from GBC and FCB.
Background – Brett Dorton.  Mr. Dorton, age 46, is currently the President and Chief Executive Officer of FCB and serves as a director of both GBC and FCB.  Mr. Dorton joined FCB as a Vice President in January 2001.  He assumed the role of President in 2013.  After the passing of Norman Harty, the Board of Directors of FCB appointed Mr. Dorton Chief Executive Officer of FCB.  Prior to joining FCB, Mr. Dorton worked for First Midwest Bank for seven years.  Mr. Dorton graduated from Dexter Senior High School in 1990 and received a degree from Union University in 1995.  Mr. Dorton graduated from the LSU Graduate School of Banking in 1998.
Compensation – Brett Dorton.  The following table provides information regarding the compensation paid by GBC and FCB to Mr. Dorton, who is a director of GBC and the President and Chief Investment Officer of FCB, for the fiscal years ended December 31, 2017 and 2016.
Summary Compensation Table
Name	Year	Salary(1)	Bonus	All Other Compensation(2)	Total
Brett Dorton	2017	$179,000	$20,000	$8,750	$207,750
	2016	179,000	20,000	8,750	207,750
______________
(1)	Includes $4,000 of fees received in 2017 and 2016 for service on the GBC board of directors.
(2)
Other compensation consists of a company-matching 401(k) contribution of 8,750.  Amounts do not include any personal benefits or perquisites related to Mr. Dorton's use of a company car company, company cell phone, or membership dues at a country club, the incremental cost of which to FCB was less than $10,000 in the aggregate.

Related Person Transactions.  FCB has a policy that is intended to comply with Regulation O, which governs any extension of credit by a bank to an executive officer, director, or principal shareholder of that bank, of a bank holding company of which the bank is a subsidiary, and of any other subsidiary of that bank holding company.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to FCB prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.  During the years ended December 31, 2017 and 2016, there were no related party transactions that would require disclosure under the rules and regulations of the Securities Exchange Act of 1934, as amended.

COMPARATIVE MARKET PRICES AND DIVIDENDS ON COMMON STOCK
Southern Missouri common stock is listed on the NASDAQ Global Market under the symbol "SMBC."  GBC common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of GBC common stock.  The following table presents the high and low closing prices for the Southern Missouri's common stock for the periods indicated.
	Stock Price		Dividends
	High	Low	per Share
Fiscal 2019 Quarters:
First Quarter (through [•], 2018)

Fiscal 2018 Quarters:
Fourth Quarter (ended 6/30/18)	$39.30	$$34.33	$$0.11
Third Quarter (ended 3/31/18)	38.64	33.82	0.11
Second Quarter (ended 12/31/17)	40.41	35.89	0.11
First Quarter (ended 9/30/17)	36.49	31.02	0.11

Fiscal 2017 Quarters:
Fourth Quarter (ended 6/30/17)	$36.01	$$30.30	$$0.10
Third Quarter (ended 3/31/17)	36.88	31.51	0.10
Second Quarter (ended 12/31/16)	36.59	24.30	0.10
First Quarter (ended 9/30/16)	25.20	23.84	0.10

Southern Missouri's cash dividend payout policy is continually reviewed by management and the Board of Directors.  Southern Missouri intends to continue its policy of paying quarterly dividends; however future dividend payments will depend upon a number of factors, including capital requirements, regulatory limitations, Southern Missouri's financial condition, results of operations and Southern Bank's ability to pay dividends to Southern Missouri.  Southern Missouri relies upon dividends originating from Southern Bank to accumulate earnings for payment of cash dividends to stockholders.
GBC does not have a policy of paying regular dividends on its common stock and has never paid dividends on its common stock.  The factors affecting GBC's ability to pay cash dividends to its shareholders are similar to those affecting Southern Missouri's ability to pay dividends to its shareholders.  In addition, the merger agreement prohibits GBC from increasing the amount of dividends paid to its shareholders without Southern Missouri's prior written consent.
On June 11, 2018, the day prior to the public announcement of the merger agreement, the high and low sales prices of shares of Southern Missouri common stock as reported on NASDAQ were $37.65 and $37.00, respectively. On [•], 2018, the latest practicable date before the printing of this proxy statement/prospectus, the high and low sales prices of shares of Southern Missouri common stock as reported on NASDAQ were $[•] and $[•], respectively.
As of [•], 2018, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for Southern Missouri and GBC, there were approximately [•] registered holders of Southern Missouri common stock and [•] registered holders of GBC common stock.
GBC shareholders are advised to obtain a current market quotation for Southern Missouri's common stock. Current market quotations for GBC's common stock are not available. The market price of Southern Missouri common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Southern Missouri common stock before or after the effective date of the merger.  Changes in the market price of Southern Missouri common stock prior to the completion of the merger will affect the value of the stock portion of the merger consideration that holders of GBC common stock will receive upon completion of the merger.
DESCRIPTION OF SOUTHERN MISSOURI'S CAPITAL STOCK
The following information regarding the material terms of Southern Missouri's capital stock is qualified in its entirety by reference to Southern Missouri's articles of incorporation.
General
Southern Missouri's authorized capital stock currently consists of:
•	12,000,000 shares of common stock, $0.01 par value per share; and
•	500,000 shares of preferred stock, $0.01 par value per share.
As of June 30, 2018, there were 8,996,584 shares of Southern Missouri common stock issued and outstanding. No shares of Southern Missouri preferred stock are currently outstanding. Southern Missouri's common stock is listed on the NASDAQ Global Market under the symbol "SMBC."
Common Stock
Each share of Southern Missouri common stock has the same relative rights and is identical in all respects with each other share of Southern Missouri common stock. Common shareholders of Southern Missouri do not have the right to vote cumulatively in the election of directors.  Subject to any prior rights of the holders of preferred shares, each outstanding Southern Missouri common shares is entitled to such dividends as may be declared from time to time by Southern Missouri's board of directors out of legally available funds.  In the event of Southern Missouri's liquidation, dissolution or winding up, common shareholders will be entitled to their proportionate share of any assets remaining after payment of liabilities and any amounts due to the holders of preferred stock.  Southern Missouri common shareholders have no preemptive rights and no right to convert of exchange their shares of common stock into any other securities.
Preferred Stock
Southern Missouri's board of directors is authorized, generally without shareholder approval, to issue from time to time up to 500,000 shares of preferred stock (none of which are currently outstanding) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred shares, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series.  Southern Missouri's board of directors may, generally without shareholder approval, issue preferred shares with voting and conversion rights that could adversely affect the voting power of common shareholders.  Any preferred shares issued would also rank senior to Southern Missouri's common stock as to rights upon liquidation, winding-up or dissolution.  The issuance of convertible preferred shares could have the effect of delaying, deferring or preventing a change in control of Southern Missouri.  Southern Missouri has no present plans to issue any preferred shares.
Other Anti-Takeover Provisions
In addition to the ability to issue common and preferred stock without shareholder approval, Southern Missouri's charter and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of Southern Missouri. See "Comparison of Shareholder Rights."

COMPARISON OF SHAREHOLDER RIGHTS
GBC and Southern Missouri are both incorporated under the laws of the State of Missouri.  The rights of holders of GBC common stock are governed by the laws of the state of Missouri and GBC's articles of incorporation and bylaws.  The rights of holders of Southern Missouri stock are governed by the laws of the state of Missouri and Southern Missouri's articles of incorporation and bylaws. Consequently, after the merger, the rights of former shareholders of GBC who receive shares of Southern Missouri common stock in the merger will be determined by reference to Southern Missouri's articles of incorporation and bylaws and Missouri law.
This section describes certain differences between the rights of GBC shareholders and Southern Missouri shareholders, including those which may be material.  This section does not include a complete description of all differences among the rights of these shareholders, nor does it include a complete description of the specific rights of these shareholders. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to the MGBCL, and to Southern Missouri's articles of incorporation and bylaws and GBC's articles of incorporation and bylaws.   Copies of Southern Missouri's articles of incorporation and bylaws have been filed by Southern Missouri with the SEC. See "Where You Can Find More Information." Copies of GBC's articles of incorporation and bylaws are available upon written request to Mary Lawrence, Senior Vice President and Chief Operating Officer, Gideon Bancshares Company, 304 North Walnut, Dexter, MO 63841, or by phone at (573) 624-8828.
GBC	SOUTHERN MISSOURI

Capitalization:

The articles of incorporation of GBC authorize 500,000 shares of capital stock, which is made up solely of common stock, $1.00 par value per share.

As of June 30, 2018, there were 141,765 shares of GBC common stock issued and outstanding.

The articles of incorporation of Southern Missouri authorize 12,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $.01 per share.

As of June 30, 2018, there were 8,996,584 shares of Southern Missouri common stock and no shares of Southern Missouri preferred stock issued and outstanding.

Southern Missouri's common stock is listed on the NASDAQ Global Market under the symbol "SMBC."

Southern Missouri's board of directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights, designations, preferences related thereto.

Corporate Governance:

The rights of the GBC shareholders are governed by Missouri law and the articles of incorporation and bylaws of GBC.	The rights of the Southern Missouri shareholders are governed by Missouri law and the articles of incorporation and bylaws of Southern Missouri.

Convertibility of Stock:

The common stock of GBC is not convertible into any other securities of GBC.	The common stock of Southern Missouri is not convertible into any other securities of Southern Missouri.

GBC	SOUTHERN MISSOURI

Preemptive Rights and Right of First Refusal:

Under Missouri law, shareholders have preemptive rights (the right of existing shareholders to participate in subsequent share issuances) unless these rights are affirmatively limited or denied in the articles of incorporation.  There are no limitations on preemptive rights pursuant to GBC's articles of incorporation.

GBC's articles of incorporation and bylaw provide that GBC, and then the GBC shareholders, shall have the right of first refusal to purchase the stock of a selling GBC shareholder.

Preemptive rights are denied pursuant to Southern Missouri's articles of incorporation.

No right of first refusal to purchase or acquire the stock of a selling Southern Missouri shareholder exists under either the articles of incorporation or bylaws of Southern Missouri.

Election of Directors:

GBC's articles of incorporation provide that the number of directors to constitute the first board of directors is six and, thereafter, the number of directors shall be fixed, by or in the manner provided in GBC's bylaws.  GBC currently has [six] directors.

The bylaws of GBC provide that directors shall be elected at the annual meeting of the shareholders for a one-year term, or until the next annual meeting of shareholders, and until his or her successor is duly elected and qualified.  Shareholders of GBC are entitled to cumulate votes in the election of directors (i.e., every share casts one vote for each seat up for election with shareholders having the right to "cumulate" their votes for one or more directors as they choose).

Southern Missouri's articles of incorporation provide that Southern Missouri will have the number of directors as may be fixed from time to time by its board of directors, provided that such number may not be less than five or more than 15.  Southern Missouri currently has ten directors.

Shareholders of Southern Missouri are not entitled to cumulate votes in the election of directors. Except with respect to any directors who may be elected by any class or series of Southern Missouri preferred stock, Southern Missouri's board of directors is divided into three classes, each of which contains one-third of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.

Removal of Directors and Board Vacancies:

GBC's bylaws provide that any director or the entire board of directors may be removed from office, with or without cause, upon the affirmative vote of a majority of the outstanding shares then entitled to vote for the election of directors, provided that if less than the entire board is to be removed, no individual director may be removed if the votes cast against his or her removal would be sufficient to elect him or her as a director if cumulatively voted in an election of directors.

GBC's bylaws also provide that in the case of the death, resignation, removal, or disqualification of one or more directors, a majority of the surviving or remaining directors may appoint a director or directors to fill the vacancy or vacancies, provided, however, that if the remaining directors do not fill the vacancy or

Southern Missouri's articles of incorporation provide that any director or the entire board of directors may be removed from office only for cause and only upon the affirmative vote of the holders of least 80% of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled, provided that if less than the entire board is to be removed, no individual director may be removed if the votes cast against his or her removal would be sufficient to elect him or her as a director if cumulatively voted in an election of directors.

Southern Missouri's articles of incorporation also provide that any vacancy on the board shall be filled by a majority of the directors then in office (even if less than quorum). Any director elected to fill a vacancy in

GBC	SOUTHERN MISSOURI

vacancies within thirty days, the shareholders shall have the right to fill the same.  Any director elected to fill an unexpired term shall serve until the next annual meeting or until such director's successor is elected and qualified.

any class will have a term that expires at the next election of directors by the shareholders.

Southern Missouri's articles of incorporation provide further that any increase or decrease in the number of directors is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Amendment of Governing Documents:

GBC's articles of incorporation may be amended at any annual or special meeting of GBC shareholders by a vote of a majority of the shares which are issued and outstanding and entitled to vote.

Missouri law provides that if the articles of incorporation or bylaws provide for cumulative voting in the election of directors, the number of directors shall not be decreased to less than three by amendment to the articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors. GBC's bylaws provided for cumulative voting in the election of directors

GBC's bylaws may be amended at any annual or special meeting of the GBC shareholders by a vote of a majority of the shares represented in person or by proxy and entitled to vote at such meeting.

Southern Missouri's articles of incorporation generally may be amended upon approval by its board of directors and the holders of a majority of the outstanding shares of Southern Missouri common stock. The amendment of the provisions of Southern Missouri's articles of incorporation pertaining to certain business combinations requires the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the  election of directors, voting as a single class, and the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by any interested shareholder or its affiliates and associates, voting together as a single class.  In addition, an amendment of the provisions of Southern Missouri's articles of incorporation relating to the number, classification, election and removal of directors also requires the affirmative vote of the holders of at least 80% of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled, unless the amendment has been approved by Southern Missouri's board of directors by a 66 2/3% vote.

Southern Missouri's bylaws may be amended either by its board of directors, by a vote of two-thirds of the board, or by Southern Missouri's shareholders, by the vote of the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Shareholder Actions; Vote Requirements; Voting Limitations:

Missouri law and GBC's bylaws provide that on all matters, the affirmative vote of the holders of a majority of the shares entitled to vote with respect to the matter and represented in person or by proxy at a meeting of stockholders, at which a quorum is present, will be the act of the shareholders unless the vote of a greater number is required by law, the articles of incorporation, or the bylaws.

Missouri law and Southern Missouri's bylaws provide that on all matters, the affirmative vote of the holders of a majority of the shares entitled to vote with respect to the matter and represented in person or by proxy at a meeting of stockholders at which a quorum is present, will be the act of the shareholders unless the vote of a greater number is required by law, the articles of incorporation, or the bylaws.

GBC	SOUTHERN MISSOURI

Under Missouri law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a merger or other fundamental business transaction.

The MGBCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 20% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and at any time within the previous five years was the beneficial owner of 20% or more of the corporation's outstanding voting stock) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the business combination or the acquisition of stock that resulted in the interested shareholder becoming an interested shareholder is approved by the board of directors on or before the date that the interested shareholder became an interested shareholder or unless the corporation has exempted itself from the statute pursuant to a provision in its original articles of incorporation or, subject to certain conditions, a shareholder-approved bylaw amendment.  After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless the transaction has been approved by the holders of a majority of the voting stock excluding shares beneficially owned by the interested shareholder and its affiliates and associates. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.  We are subject to the Missouri business combination statute.

Each share of GBC common stock has one vote for each matter properly brought before the shareholders, other than with respect to cumulative voting in connection with the election of directors.

The MGBCL contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A

Under Missouri law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a merger or other fundamental business transaction.

Southern Missouri's articles of incorporation provides that certain business combinations (for example, mergers or consolidations, significant asset sales and significant stock issuances) involving "interested shareholders" of Southern Missouri require, in addition to any vote required by law, the approval of (i) the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by the interested shareholder and its affiliates and associates, voting together as a single class, unless a majority of the whole board has approved a memorandum of understanding with the interested shareholder with respect to, or on substantially the same terms as, the proposed business combination prior to the time the interested shareholder became an interested shareholder. An "interested shareholder" for purposes of this provision generally means a person who is a 10% or greater shareholder of Southern Missouri or who is an affiliate or associate of Southern Missouri and at any time within the prior two years was a 5% or greater shareholder of Southern Missouri.

The business combination and control share acquisition statutes contained in the MGBCL and described in the adjacent GBC column are also applicable to Southern Missouri.

Each share of Southern Missouri common stock has one vote for each matter properly brought before the shareholders, provided that under Southern Missouri's articles of incorporation, any person who beneficially owns in excess of 10% of the outstanding shares of Southern Missouri common stock may not vote the excess shares without the prior approval of a majority of the whole board (defined as the total number of directors Southern Missouri would have if there were no vacancies on its board).

Southern Missouri's bylaws provide that special meetings of shareholders may only be called by Southern Missouri's board of directors.

GBC	SOUTHERN MISSOURI
corporation may opt-out of the control share statute through a provision in its articles of incorporation or bylaws, which we have not done.  Accordingly, the Missouri control share acquisition statute applies to acquisitions of shares of our common stock.

GBC's bylaws provide that special meetings of shareholders may be called by the president, the board of directors, or holders of not less than one-fifth of the shares which are issued and outstanding and entitled to vote.

Indemnification; Limitation of Director Liability:

GBC's bylaws require that each person who is or has been a director or officer of GBC, or is or was serving at the request of GBC as a director or officer of another corporation, be indemnified by GBC as of right to the full extent permitted or authorized by the laws of the State of Missouri against any liability, judgment, fine, amount paid in settlement, costs and expenses (including attorney fees) asserted or threatened against and incurred by such person in his or her capacity, or arising out of his or her status, as a director or officer of GBC or such other corporation at which such person was serving at the request of GBC.

Under Missouri law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In connection with an action by or in the right of the corporation, Missouri law provides indemnification similar to that set forth in the immediately preceding paragraph; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be

Southern Missouri's articles of incorporation require Southern Missouri to indemnify any present or former director or executive officer of Southern Missouri or any subsidiary of Southern Missouri against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of Southern Missouri or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person may be indemnified on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Exchange Act.

Southern Missouri's articles of incorporation permit Southern Missouri, to the extent its board of directors deems appropriate, to indemnify any present or former nonexecutive officer, or employee or agent of Southern Missouri or any subsidiary or any person who was serving at the request of Southern Missouri as a director, officer, employee or agent of another entity against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of Southern Missouri or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person may be indemnified on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful

GBC	SOUTHERN MISSOURI

liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

GBC's bylaws provide that no person shall be liable to GBC for any loss, damage, liability or expense suffered by GBC on account of any action taken or omitted to be taken by such person as a director or officer of GBC or any other corporation which he or she serves as a director or officer at the request of GBC, if such person (a) exercised the same degree of care and skill as a prudent person would have exercised under the circumstance in the conduct of such person's own affairs, or (b) took or committed to take such action in reliance upon advice of the legal counsel of GBC (or for such other corporation), or upon statements made or information furnished by other directors, officers, employees or agents of GBC (or such other corporation), which he or she had no reasonable grounds to disbelieve.
misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Exchange Act.

Advance Notice Regarding Shareholder Proposals and Shareholder Nominations of Candidates for Election to the Board of Directors:

Neither GBC's articles of incorporation nor its bylaws require advance notice regarding shareholder proposals or shareholder nominations of candidates for election to GBC's board of directors at its annual shareholder meetings.

Southern Missouri's bylaws provide that it must receive written notice of any shareholder proposal for business at an annual meeting of shareholders not less than 90 days or more than 120 days before the anniversary of the preceding year's annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, Southern Missouri must receive written notice of the proposal no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

Southern Missouri's bylaws also provide that it must receive written notice of any shareholder director nomination for a meeting of shareholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days' notice or prior public announcement of the date of the meeting is given or made to shareholders, Southern Missouri must

GBC	SOUTHERN MISSOURI

receive notice of the nomination no later than the tenth day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

LEGAL MATTERS
The validity of the shares of Southern Missouri common stock to be issued in connection with the merger has been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C. Certain U.S. federal income tax consequences of the merger have been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., and by Yewell G. Lawrence, Jr. Esquire, Dexter, Missouri.
EXPERTS
The consolidated financial statements of Southern Missouri appearing in Southern Missouri's Annual Report (Form 10-K) as of and for the years ended June 30, 2017 and 2016 and for each year in the three-year period ended June 30, 2017 have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Southern Missouri files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Southern Missouri's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov." You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.
Southern Missouri filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of Southern Missouri common stock to be issued in the merger to the holders of GBC common stock.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Southern Missouri in addition to being a proxy statement of GBC for the special meeting of GBC's shareholders. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.
The SEC permits the incorporation by reference of information regarding Southern Missouri into this proxy statement/prospectus, which means that important business and financial information about Southern Missouri can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Southern Missouri files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Southern Missouri has previously filed with the SEC and all documents filed by Southern Missouri with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting.

Southern Missouri Filings (SEC file number 000-23406)
This proxy statement/prospectus incorporates by reference the documents listed below that Southern Missouri has previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).
Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K	For the fiscal year ended June 30, 2017
• Quarterly Reports on Form 10-Q	For the quarters ended September 30, 2017, December 31, 2017 and March 31, 2018
• Current Reports on Form 8-K	Filed on August 21, 2017, October 19, 2017, November 1, 2017, December 18, 2017, January 18, 2018, February 26, 2018, April 18, 2018, June 13, 2018 and July 19, 2018

Except where the context otherwise indicates, Southern Missouri supplied all information contained or incorporated by reference in this document relating to Southern Missouri and GBC supplied all information contained in this proxy statement/prospectus relating to GBC.
You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning Southern Missouri at the address and telephone number that follows:
Southern Missouri Documents
Attention: Investor Relations
Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
(573) 778-1800

If you would like to request documents from Southern Missouri, you must do so by [•], 2018 to receive them before the special meeting of GBC's shareholders.
Neither Southern Missouri nor GBC has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and between
SOUTHERN MISSOURI BANCORP, INC.,
SOUTHERN MISSOURI ACQUISITION CORP. III
and
GIDEON BANCSHARES COMPANY

Dated as of June 12, 2018

3.20	Books and Records	19
3.21	Insurance	19
3.22	No Registration Obligation	20
3.23	Accounting and Internal Controls.	20
3.24	Properties	20
3.25	Allowance for Loan Losses	21
3.26	Material Interests of Certain Persons.	21
3.27	Indemnification	21
3.28	Loan Portfolio.	21
3.29	Securities Portfolio	22
3.30	Intellectual Property	23
3.31	Seller Information	23
3.32	Reorganization	23
3.33	Fiduciary Business	23
3.34	Indemnification	23
3.35	Representations Not Misleading	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		24

4.1	Organization and Standing	24
4.2	Capitalization.	24
4.3	Subsidiaries	25
4.4	Corporate Power.	25
4.5	Corporate Authority	25
4.6	Consents and Approvals; No Defaults.	25
4.7	Financial Reports and SEC Documents; Absence of Certain Changes or Events.	26
4.8	Litigation	27
4.9	Regulatory Matters	27
4.10	Compliance with Laws.	28
4.11	Employee Benefit Plans.	28
4.12	Labor Matters	30
4.13	Takeover Laws	31
4.14	Environmental Matters	31
4.15	Tax Matters	31
4.16	Risk Management Instruments	31
4.17	Books and Records	31
4.18	Insurance	31
4.19	Funds Available	32
4.20	Allowance for Loan Losses.	32

A-ii

4.21	Loan Portfolio.	32
4.22	Securities Portfolio	33
4.23	Reorganization	33
4.24	Buyer Information	33
4.25	Fiduciary Business	33
4.26	Ownership of Seller Capital Stock	34
4.27	Representations Not Misleading	34

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		34

5.1	Forbearances of Seller	34
5.2	Forbearances of Buyer	38

ARTICLE VI ADDITIONAL AGREEMENTS		39

6.1	Regulatory Matters.	39
6.2	Access to Information; Current Information; Consultation.	40
6.3	Shareholder Meeting	42
6.4	Reservation of Buyer Common Stock; Nasdaq Listing.	42
6.5	Employee Matters.	42
6.6	Officers' and Directors' Insurance; Indemnification.	44
6.7	No Solicitation.	45
6.8	Notification of Certain Matters	46
6.9	Correction of Information	46
6.10	System Integration	47
6.11	Coordination; Integration	47
6.12	Delivery of Agreements	47
6.13	Press Releases	47
6.14	Exchange Offer	47
6.15	Preparation of Offering Circular	47
6.16	The Bank Merger	47

ARTICLE VII CONDITIONS PRECEDENT		48

7.1	Conditions to Each Party's Obligations	48
7.2	Conditions to Obligations of Buyer	48
7.3	Conditions to Obligations of Seller	50

ARTICLE VIII TERMINATION AND AMENDMENT		51

8.1	Termination	51
8.2	Effect of Termination	52
8.3	Fees and Expenses	52
8.4	Termination Fee.	52
8.5	Amendment	53

A-iii

8.6	Extension; Waiver	53

ARTICLE IX GENERAL PROVISIONS		53

9.1	Closing	53
9.2	Nonsurvival of Representations, Warranties and Agreements	53
9.3	Notices	54
9.4	Interpretation	54
9.5	Counterparts	55
9.6	Entire Agreement	55
9.7	Governing Law	55
9.8	Publicity	55
9.9	Assignment; Third Party Beneficiaries	55
9.10	Specific Performance; Time of the Essence	55
9.11	Waiver of Jury Trial	56

EXHIBITS

Exhibit A          Form of Voting Agreement
Exhibit B          Form of Officer's Agreement
Exhibit C          Form of Bank Plan of Merger

A-iv

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	45
Acquisition Proposal	46
Aggregate Merger Consideration	3
Agreement	1
Articles of Merger	2
Assumed Outstanding Seller Common Stock	3
Average Closing Price	3
Bank Merger	1
Bank Merger Certificates	6
Bank Plan of Merger	6
Buyer	1
Buyer Common Stock	2
Buyer Compensation and Benefit Plans	29
Buyer Consultants	28
Buyer Directors	28
Buyer Disclosure Schedule	24
Buyer Employees	28
Buyer ERISA Affiliate	29
Buyer ERISA Affiliate Plan	29
Buyer Pension Plan	29
Buyer's SEC Documents	26
Cancelled Shares	4
Certificate	3
Change in Recommendation	46
Claim	44
Closing	54
Closing Date	54
Code	1
Confidentiality Agreement	42
Covered Employees	43
Dissenting Shares	4
Division	11
DPC Common Shares	4
Effective Time	2
Enforceability Exception	11
Exchange Agent	6
Exchange Agent Agreement	6
Exchange Fund	6
Exchange Offer	3
FCB	1
FDIC	10
Federal Reserve Board	11
FHLB	10
Form S-4	12
GAAP	9
GBCLM	2
Governmental Entity	12

A-v

Insurance Amount	44
Intellectual Property	23
Letter of Transmittal	6
Loans	21
Material Adverse Effect	9
Measuring Date	3
Merger	1
Merger Sub	1
Mergers	1
Missouri Secretary of State	2
Nasdaq	3
Offering Circular	23
Officer's Agreement	1
Parties	1
Per Share Cash Consideration	3
Per Share Stock Consideration	3
Previously Disclosed	8, 24
Proxy Statement	11
Regulatory Authorities	13
Requisite Regulatory Approvals	50
SEC	11
Second Articles of Merger	5
Second Effective Time	5
Second Step Merger	1
Seller	1
Seller Articles	9
Seller Board Recommendation	42
Seller Bylaws	9
Seller Common Stock	2
Seller Compensation and Benefit Plans	15
Seller Confidential Information	45
Seller Consultants	15
Seller Contracts	15
Seller Directors	15
Seller Disclosure Schedule	8
Seller Employees	15
Seller ERISA Affiliate	16
Seller ERISA Affiliate Plan	16
Seller Financial Statements	12
Seller Indemnified Party	44
Seller Individuals	45
Seller Pension Plan	15
Seller Representatives	45
Seller Shareholder Approval	11
Seller Shareholder Meeting	42
Seller's Capital	3
Southern Bank	1
Subsidiary	9
Superior Proposal	46
Surviving Bank	5
Surviving Company	1

A-vi

Surviving Corporation	1
Takeover Laws	18
Tax	19
Tax Return	19
Taxes	19
Termination Fee	53
Transaction Expenses	4
Trust Account Common Shares	4
Unduly Burdensome Condition	50
Voting Agreement	1

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2018 (this "Agreement"), by and between Southern Missouri Bancorp, Inc., a Missouri corporation ("Buyer"), Southern Missouri Acquisition Corp. III, a newly formed Missouri corporation and wholly owned first-tier transitory subsidiary of Buyer ("Merger Sub"), and Gideon Bancshares Company, a Missouri corporation ("Seller", and together with Buyer and Merger Sub, the "Parties").
RECITALS
A.          The boards of directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the "Merger"), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Company") in the Merger.
B.          As soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), Buyer shall cause the Surviving Company to be merged with and into Buyer (the "Second Step Merger", and together with the Merger, the "Mergers"), with Buyer as the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the "Surviving Corporation").
C.          For federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Section 354 and 361 of the Code.
D.          Following the Second Step Merger, First Commercial Bank, a Missouri chartered bank and wholly owned subsidiary of Seller ("FCB"), will be merged (the "Bank Merger") with and into Southern Bank, a Missouri chartered trust company with banking powers and wholly owned subsidiary of Buyer ("Southern Bank").
E.          As a condition to the willingness of Buyer to enter into this Agreement, the stockholders of Seller listed on Exhibit A will enter into a voting agreement ("Voting Agreement") with Buyer, substantially in the form attached hereto as Exhibit A, to be dated as of a date immediately following the date hereof.
F.          As a further condition to the willingness of Buyer to enter into this Agreement, the directors and executive officers of Seller listed on Exhibit B have entered into agreements with Buyer (each an "Officer's Agreement"), substantially in the form attached hereto, dated as of the date hereof but effective upon consummation of the Merger.
G.          The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations section 1.368-2(g).
H.          The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I

 THE MERGER
1.1	The Merger.
(a)          Subject to the terms and conditions of this Agreement, in accordance with the General and Business Corporation Law of Missouri, as amended (the "GBCLM"), at the Effective Time (as defined in Section 1.2), Seller shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Missouri. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.
(b)          Subject to the consent of Seller, which shall not be unreasonably withheld or delayed, Buyer may at any time change the method of effecting the combination and/or the Bank Merger if and to the extent requested by Buyer; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the consideration to be received by the shareholders of Seller, (ii) adversely affect the tax consequences of the Merger to the shareholders of Seller or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2
Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1) the Parties shall execute, and Buyer shall cause to be filed, to the extent required, with the Secretary of State of the State of Missouri (the "Missouri Secretary of State"), articles of merger as provided in the GBCLM (the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").

1.3	Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the GBCLM.
1.4	Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the following securities:
(a)          Each share of common stock, $0.01 value, of Buyer ("Buyer Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.
(b)          Subject to Sections 1.4(e), (f), and (g), each share of common stock, $1.00 par value, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(e)), but excluding any Cancelled Shares (as defined in Section 1.4(e)) and Dissenting Shares (as defined in Section 1.4(g)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive:

(i)
Per Share Cash Consideration:  A cash amount equal to the quotient of (1) 50% of the Aggregate Merger Consideration (which shall be equal to 0.975 times Seller's Capital (defined below), subject to adjustment pursuant to Section 1.4 (c)), divided by (2) the number of shares of Seller Common Stock that will be issued and outstanding immediately prior to Closing assuming all minority stockholders of FCB exchange their shares of FCB common stock for shares of Seller Common Stock upon consummation of the offer and exchange of shares of Seller Common Stock to minority stockholders of FCB for their shares of common stock of FCB (the "Exchange Offer") (the "Assumed Outstanding Seller Common Stock") (the "Per Share Cash Consideration"); and

(ii)	Per Share Stock Consideration: The number of shares of Buyer Common Stock equal to the quotient of (1) the Per Share Cash Consideration, divided by (2) the Average Closing Price;
"Average Closing Price" means the average of the daily closing sale prices (rounded to the nearest one ten thousandth) of Buyer Common Stock on the Nasdaq Stock Market, Inc. ("Nasdaq") for the twenty (20) trading days ending on and including the fifth trading day immediately preceding the date of execution of this Agreement.

All of the shares of Assumed Outstanding Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Assumed Outstanding Seller Common Stock (each, a "Certificate"), (it being understood that any reference to "Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Assumed Outstanding Seller Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)          For purposes of this Agreement, "Seller's Capital" means the consolidated equity capital of Seller determined in accordance with GAAP (adjusted for the after-tax cost of the accrual of the Transaction Expenses (defined below) as of the close of business on the last business day of the month immediately preceding the Effective Date (the "Measuring Date") which have not already been paid or accrued prior to that time), less the cost of contract termination charges of Seller or any Subsidiary triggered as a result of the Merger which exceed $150,000.
"Transaction Expenses" means the fees, expenses and costs (i) of accountants, financial advisors, counsel and other advisors incurred by Seller and FCB in connection with the Merger, the Exchange Offer and the transactions contemplated thereby, (ii) incurred in securing Seller shareholder approval and consummation of the Exchange Offer, (iii) for any severance payments, change in control payments and 50% of retention payments (in connection with the retention bonus pool to be established pursuant to Section 5.1(d)) to Sellers or any of its Subsidiaries' directors or employees deemed necessary or appropriate by Seller and Buyer in connection with the Merger as set forth in Section 1.4(c) of the Seller Disclosure Schedule.
(d)          Seller shall, within five business days after the Measuring Date, provide Buyer with a calculation of Seller's Capital as contemplated by Section 1.4(c).  If Buyer disagrees with such calculation of Seller's Capital, then Seller and Buyer shall attempt to resolve any such disagreement.  If Seller and Buyer cannot resolve any such disagreement within ten (10) business days after Buyer has informed Seller of such disagreement, then an independent accounting firm mutually agreed to by Seller and Buyer shall resolve any such disagreement which resolution, in the absence of any mathematical error, shall be final and binding upon Seller and Buyer.
(e)          All shares of Seller Common Stock that are owned immediately prior to the Effective Time by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Seller Common Stock held, directly or indirectly, by Seller or Buyer in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(f)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration to provide the holders of Assumed Outstanding Seller Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(f) shall be construed to permit Buyer to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(g)          Holders of shares of Seller Common Stock who have not voted in favor of the Merger and otherwise complied with the requirements of Section 351.455 of the GBCLM will be entitled to exercise such rights with respect to the shares as to which rights have been perfected ("Dissenting Shares"), to the extent available under the GBCLM.  Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall only be entitled to receive such consideration as will be determined under the GBCLM.  Each share of Seller Common Stock that is outstanding immediately prior to the Effective Time and with respect to which dissenters rights under the GBCLM may be, but have not yet been perfected will, if and when such dissenters rights can no longer be legally perfected or exercised under the GBCLM, be converted into a right to receive the Merger Consideration, and will no longer be a Dissenting Share.  Prior to the Closing Date, Seller shall from time to time give prompt notice to Buyer of any notifications, demands, attempted withdrawals of such demands and any other instruments served or delivered pursuant to the GBCLM by or to Seller for appraisal or determination of the fair value of shares. Buyer shall have a right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, Seller shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, settle, or offer to settle, any such demands.

1.5
Incorporation Documents and By-Laws of the Surviving Company.  At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law, and the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.6
Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7
Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

1.8
The Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the GBCLM, Buyer shall cause the Surviving Company to be merged with and into Buyer in the Second Step Merger, with Buyer surviving the Second Step Merger and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time. In furtherance of the foregoing, Buyer shall cause to be filed with the Missouri Secretary of State, in accordance with the GBCLM, articles of merger ("Second Articles of Merger") relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in the Second Articles of Merger (such date and time, the "Second Effective Time"). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the GBCLM.

1.9
The Bank Merger.  At such time following the Second Step Merger as Buyer may determine in its sole discretion, Buyer intends to merge FCB with and into Southern Bank in accordance with the provisions of applicable banking laws and regulations and Southern Bank shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable banking laws and regulations and the boards of directors of the Parties shall approve, and shall cause the boards of directors of FCB and Southern Bank, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Seller shall cause FCB, and Buyer shall cause Southern Bank, to execute and file in accordance with applicable banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").

ARTICLE II

 DELIVERY OF MERGER CONSIDERATION
2.1          Exchange Agent.  Prior to the Effective Time, Buyer shall appoint an unrelated bank or trust company reasonably acceptable to Seller, or Buyer's transfer agent, pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2          Deposit of Merger Consideration.  At or prior to the Effective Time, Buyer shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Buyer Common Stock equal to the stock portion of the Aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the Aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the "Exchange Fund") and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3          Delivery of Merger Consideration.
          (a)          As soon as reasonably practicable after the Effective Time (and in any event within five (5) days thereafter), and subject to the receipt by the Exchange Agent of a list of Seller's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

          (b)          Within five (5) days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Seller Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Seller Common Stock represented by such holder's Certificate or Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

          (c)          No dividends or other distributions with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Buyer Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Certificate.

          (d)          In the event of a transfer of ownership of a Certificate representing Seller Common Stock prior to the Effective Time that is not registered in the stock transfer records of Seller, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Seller Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.18) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Buyer) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Buyer Common Stock otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or Buyer, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.6), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.

          (e)          After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

          (f)          Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer.  In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

          (g)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller at the expiration of six months after the Effective Time shall be paid to Buyer.  In such event, any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Buyer, Merger Sub, Seller, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently herewith (the "Seller Disclosure Schedule") or as previously provided to Buyer ("Previously Disclosed"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Seller hereby represents and warrants to Buyer as follows:
3.1          Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.  Seller is a registered bank holding company with the Federal Reserve Board.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer, Merger Sub, Seller or the Surviving Company, as the case may be, a Material Adverse Effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its financial institution Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the amended and restated articles of incorporation of Seller (the "Seller Articles") and the bylaws of Seller (the "Seller Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.
3.2          Capitalization.  As of the date hereof, the authorized capital stock of Seller consists exclusively of 141,765 shares of capital stock, which is made up of (i) 141,765 shares of Seller Common Stock, of which as of the date hereof 141,765 shares are issued and outstanding; and (ii) zero (0) shares of undesignated preferred stock, par value $0 per share, no shares of which are issued or outstanding.  Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seller Common Stock or any other equity securities of Seller or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock or other equity securities of Seller or any of its Subsidiaries. The outstanding shares of Seller Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable, and, except as Previously Disclosed, subject to no preemptive rights (and were not, and will not be, issued in violation of any preemptive rights).

3.3          Subsidiaries.
(a)          Seller has Previously Disclosed a list of all of its Subsidiaries (which includes FCB) together with the jurisdiction of organization of each such Subsidiary. As of the date hereof, (i) the authorized capital stock of FCB consists of 2,771 shares of common stock, par value $100.00 per share, of which 2,771 shares are issued and outstanding, (ii) Seller owns 2,556 of the issued and outstanding shares of the common stock of FCB, (iii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (vi) except as set forth on Section 3.3 of the Seller Disclosure Schedule, all the equity securities of each Subsidiary held by Seller or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any Liens.  There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of FCB are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.3 of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller.  Neither Seller nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Des Moines (the "FHLB").
(b)          Seller has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.
(c)          Each of Seller's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.
3.4          Corporate Power.  Each of Seller and its Subsidiaries has the  power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Seller and FCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the stockholders of Seller and, as applicable, subject to the receipt of the approval of the stockholders of FCB for the Bank Merger, to consummate the transactions contemplated hereby.

3.5          Authority; No Violation.
(a)          Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Seller.  The board of directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement be submitted to Seller's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Seller Common Stock (the "Seller Shareholder Approval"), no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).
(b)          Neither the execution and delivery of this Agreement by Seller or the Bank Plan of Merger by FCB, nor the consummation of the Merger by Seller or the Bank Merger by FCB, nor compliance by Seller or FCB with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Seller Shareholder Approval and approval of the Bank Plan of Merger by the Bank shareholders are obtained, violate any provision of the Seller Articles or Seller Bylaws or the organization or governing documents of any Seller Subsidiary or (ii) assuming that the Seller Shareholder Approval and the approval of the Bank Plan of Merger by the Bank shareholders are obtained, and further assuming the filings, notices, consents and approvals referred to in Section 3.6 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
3.6          Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Missouri Division of Finance (the "Division") and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Seller's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement (the "Form S-4") and declaration of effectiveness of the Form S-4, (e) the filing of the Articles of Merger with the Division and the Secretary of State and the filing of the Bank Merger Certificates, and (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self regulatory organization (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger or the consummation by FCB of the Bank Merger.  As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.7	Financial Reports; Absence of Certain Changes or Events.
(a)          Seller has made available to Buyer copies of the compilation reports and financial statements of Seller as of and for the years ended December 31, 2016, December 31, 2017 and the Call Reports of FCB for the same periods (the "Seller Financial Statements"). The Seller Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of Seller and its Subsidiaries at the dates and for the periods indicated, as applicable.
(b)          The accounting books and records of Seller and its Subsidiaries have been maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.
(c)          Since December 31, 2017, Seller and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
(d)          Since December 31, 2017, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Article III or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Seller and its Subsidiaries.
(e)          Except as Previously Disclosed, none of Seller or any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (including those arising from past or present facts, situations, circumstances, conditions or other bases for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or any of its Subsidiaries) required in accordance with GAAP to be reflected in the balance sheets of Seller or the notes thereto, except for (i) liabilities included in the Seller Financial Statements as of December 31, 2017 or the

notes thereto, (ii) liabilities occurring in the ordinary course of business since December 31, 2017 and (iii) expenses and other liabilities relating to the transactions contemplated by this Agreement.
3.8          Litigation.  No litigation, claim or other proceeding before any court or Governmental Authority is pending against Seller or any of its Subsidiaries, or against any officer, director or employee of Seller or any of its Subsidiaries in such capacity, and, to Seller's knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Seller or the assets or property of Seller that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.
3.9	Regulatory Matters.
(a)          Neither Seller nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Division) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").
(b)          Neither Seller nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Seller's knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(c)          Seller is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.
(d)          Since December 31, 2014, Seller and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, in connection with the examinations of FCB by any Regulatory Authority, FCB was not required to correct or change any action, procedure or proceeding which Seller believes has not been corrected or changed as required.
3.10	Compliance with Laws. Each of Seller and its Subsidiaries:
(a)          is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries;
(b)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller's knowledge, no suspension or cancellation of any of them is threatened;
(c)          has received no written notification from any Governmental Authority (i) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Seller's knowledge, do any grounds for any of the foregoing exist);
(d)           is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and
(e)          is in compliance with its articles of incorporation and bylaws or equivalent documents.
FCB has a CRA rating of "satisfactory" or better.  To the knowledge of Seller, there is no fact or circumstance or set of facts and circumstances that would cause FCB's CRA rating to fall below "satisfactory."
3.11          Material Contracts; Defaults.  Except for this Agreement or as set forth in Section 3.11 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries as a result of Seller or FCB entering into this Agreement, the approval of this Agreement by Seller's stockholders or the consummation of any of the transactions contemplated hereby (assuming for purposes hereof that such Person's employment is involuntarily terminated without cause in connection with the transactions contemplated hereby); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or bylaws or equivalent document of Seller or any of its Subsidiaries) pursuant to which Seller or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which Seller  or any of its Subsidiaries is a party or by which it is bound which limits in any way the conduct of business by Seller or any of its Subsidiaries (including without limitation a non-compete or similar provision); (f) any agreement pursuant to which loans (or participations) have been sold by Seller or any of its Subsidiaries, which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Seller or any of its Subsidiaries; (g) any subservicing agreement; (h) to the extent not included within any of clauses (a) through (g) above, any "material contract" within the meaning of Item 601(b) of the SEC's Regulation S-K; or (i) any other material agreement, commitment or understanding imposing a monetary or forbearance obligation on Seller or any of its Subsidiaries (collectively, all such agreements, arrangements, commitments and understandings referenced in this Section 3.11, the "Seller Contracts"). For purposes of subsection (i), a material agreement, commitment or understanding shall not include any deposit account liability, brokerage account, any arrangement which is terminable by Seller or any of its Subsidiaries on 30 days or less advance written notice without penalty or premium or any monetary obligation of Seller or any of its Subsidiaries which involves the payment of less than $20,000 per year. Neither Seller nor any of its Subsidiaries is in default under any Seller Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
3.12          Brokers Fees.  No action has been taken by Seller or FCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.
3.13          Employee Benefit Plans.
(a)          Seller has set forth in Section 3.13(a)(i) of the Seller Disclosure Schedule a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the "Seller Employees"), current or former consultant (the "Seller Consultants") or current or former director (the "Seller Directors") of Seller or any of its Subsidiaries participates or to which any such Seller Employees, Seller Consultants or Seller Directors are a party (the "Seller Compensation and Benefit Plans").  Except as required by the terms of this Agreement or as set forth in Section 3.13(a)(ii) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any commitment to create any additional Seller Compensation and Benefit Plan or to modify or change any existing Seller Compensation and Benefit Plan.
(b)          Each Seller Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code and any other applicable law have been timely made. Each Seller Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Seller Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Seller Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Seller Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Seller is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no pending or, to the knowledge of Seller, threatened legal action, suit or claim relating to the Seller Compensation and Benefit Plans other than routine claims for benefits.  Neither Seller nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(c)          No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a "Seller ERISA Affiliate") which is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a "Seller ERISA Affiliate Plan").  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to (i) a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2013, or (ii) except as set forth in Section 3.13(c)(ii) of the Seller Disclosure Schedule, a multiple employer plan covered by Section 413(c) of the Code at any time since December 31, 2013.  If the Seller or any of its Subsidiaries or any Seller ERISA Affiliate has participated in a multiple employer plan at any time since December 31, 2013, such plan and each participating employer in such plan has complied with all requirements of the Code and ERISA applicable to such plan and each participating employer in such plan at all times since December 31, 2013, and the Seller and its Subsidiaries may withdraw from such plan without incurring any liability associated with such withdrawal.  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Seller, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any Seller Compensation and Benefit Plan.  Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)          All contributions required to be made under the terms of any Seller Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any of its Subsidiaries is a party have been timely made or have been reflected on Seller's Financial Statements.  Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Seller Pension Plan or Seller ERISA Affiliate Plan have been made on or before their due dates.  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)          Neither Seller nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Seller Compensation and Benefit

Plan, other than benefits mandated by Section 4980B of the Code, and each such Seller Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Seller Employees by Seller or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Seller Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)          Seller and its Subsidiaries do not maintain any Seller Compensation and Benefit Plans covering foreign Seller Employees.
(g)          With respect to each Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer, true and complete copies of existing: (i) Seller Compensation and Benefit Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; (iii) two most recent Forms 5500 filed with the IRS; (iv) most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) most recent determination or opinion letter issued by the IRS; (vii) any Form 5310 or Form 5330 filed with the IRS; and (viii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
(h)          Except as set forth in Section 3.13(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) to (i) entitle any Employee, Consultant or Seller Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan.
(i)          Neither Seller nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(j)          As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Seller, nor any of their respective Subsidiaries will be obligated to make a payment to an Employee of Seller or any of its Subsidiaries that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
(k)          As of the Effective Date, except as Previously Disclosed, there are no supplemental employment retirement plans (SERPs) between Seller, any of its Subsidiaries and any of their employees.
(l)          Neither Seller nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Seller Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Seller or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Seller nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Seller Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.
3.14          Labor Matters.  Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Seller's knowledge, threatened, nor is Seller aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
3.15          Seller Information. The information relating to Seller and its Subsidiaries which is provided by Seller or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.16          Takeover Laws.  Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state applicable to Seller (collectively, "Takeover Laws").
3.17          Environmental Matters.  To Seller's knowledge, neither the conduct nor operation of Seller or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Seller's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Seller nor any of its Subsidiaries has received any written notice from any person or entity that Seller or its Subsidiaries or the operation or condition of any property previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

3.18          Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Seller and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,  (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Seller or its Subsidiaries.  Seller has made available to Buyer true and correct copies of the United States Federal Income Tax Returns filed by Seller and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2017.  Neither Seller nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2017, in excess of the amounts accrued with respect thereto that are reflected in the Seller Financial Statements as of December 31, 2017.  As of the date hereof, neither Seller nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Seller and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper tax authority all amounts required to be so withheld and paid over under applicable laws.
As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.  The Parties agree that Buyer shall file the final consolidated Tax Return for Seller.
3.19          Risk Management Instruments.  Neither Seller nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller's own account, or for the account of one or more of Seller's Subsidiaries or their customers.
3.20          Books and Records.  The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein and all meetings, consents or other actions of the boards of directors and stockholders of Seller and its Subsidiaries.
3.21          Insurance.  Section 3.21 of Seller's Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by Seller or its Subsidiaries.  Seller and its Subsidiaries are

insured with insurers believed to be reputable against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Seller and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.  Except as set forth in Section 3.21 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has, during the past three years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.
3.22          No Registration Obligation.   Neither Seller nor any of its Subsidiaries has any obligation, contingent or otherwise, to register any of its securities under the Securities Act, the Exchange Act or any other federal or state securities laws or regulations.
3.23          Accounting and Internal Controls.
(a)          The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Seller.
(b)          Since December 31, 2014, neither Seller nor any of its Subsidiaries or, to the knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
3.24          Properties.  All material real and personal property owned by Seller or any of its Subsidiaries or presently used in its business are reasonably sufficient to carry its business in the ordinary course of business consistent with past practices. Seller and its Subsidiaries have good and marketable title free and clear of all Liens to all of their owned properties and assets, real and personal, except (a) Liens for current taxes and assessments not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as set forth in Section 3.24(d) of the Seller Disclosure Schedule, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the Seller Financial Statements. Except as set forth in Section 3.24(e) of the Seller Disclosure Schedule, all real and personal property which is material to the business of Seller or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement.  All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance, with all applicable laws, including zoning laws and the Americans with Disabilities Act, except for any non-compliance which would not have a Material Adverse Effect on Seller and its Subsidiaries.
3.25          Allowance for Loan Losses.  The allowance for loan losses reflected on Seller's consolidated balance sheet included in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
3.26	Material Interests of Certain Persons.
(a)          No officer, director or employee of Seller or any of its Subsidiaries or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.
(b)          Except as set forth in Section 3.26(b) of the Seller Disclosure Schedule, there are no Insider Loans. All outstanding Insider Loans were made by FCB in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the board of directors of FCB in accordance with applicable laws and regulations.
3.27          Indemnification.  To the knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from Seller or any of its Subsidiaries.
3.28          Loan Portfolio.
(a)          As of the date hereof, except as set forth in Section 3.28(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Seller or any Subsidiary of Seller is a creditor which, as of December 31, 2017, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Seller or any of its Subsidiaries, or holder of 5% or more of the Assumed Outstanding Seller Common Stock, or to the knowledge of Seller, any affiliate of any of the foregoing.  Set forth in Section 3.28(a) of the Seller Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Seller and its Subsidiaries that, as of December 31, 2017, were classified by Seller as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Seller or any of its Subsidiaries that, as of December 31, 2017, was classified as "Other Real Estate Owned" and the book value thereof.

(b)          To Seller's knowledge, each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Seller makes no representation regarding the collectability of any such Loan.
(c)          Each outstanding Loan originated, administered and/or serviced by Seller or any of its Subsidiaries was originated, administered and/or serviced, by Seller or a Seller Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)          With respect to Loans serviced by Seller or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.28(d) of the Seller Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the Seller Financial Statements is reflected net of an adequate reserve for future loss exposure of Seller and its Subsidiaries relating to such Loans.
(e)          None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.
(f)          There are no outstanding Loans made by Seller or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)          Neither Seller nor any of its Subsidiaries is now nor has it been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.29          Securities Portfolio.  All securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as set forth in Section 3.29 of the Seller Disclosure Schedule and except for pledges to secure public and trust deposits and advances from the Federal Home Loan Bank of Des Moines, none of the securities reflected in the Seller Financial Statements as of December 31, 2017 and none of the securities since acquired by Seller or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
3.30          Intellectual Property.  Seller and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the business of Seller and\or any of its Subsidiaries (collectively, "Intellectual Property") free and clear of all Liens, except any restrictions set forth in any licensed Intellectual Property none of which restrictions materially affect the business of Seller or any of its Subsidiaries.  Seller has set forth in Section 3.30 of the Seller Disclosure Schedule a complete list of all Intellectual Property of Seller and its Subsidiaries (other than commercially available "shrink wrap" or "click wrap" licenses). No claims, suits, actions or proceedings are pending, and, to the knowledge of Seller, no Person has threatened to commence any suit, action or proceeding, alleging that Seller or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of Seller, none of the Intellectual Property of Seller and its Subsidiaries infringes on the rights of any other Person, and to the knowledge of Seller, no Person is infringing on the rights of Seller or any of its Subsidiaries with respect to any Intellectual Property of Seller or any of its Subsidiaries. Except as set forth in Section 3.30 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property of Seller and its Subsidiaries will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of any of the transactions contemplated by this Agreement.
3.31          Seller Information.  The information relating to Seller and its Subsidiaries to be contained in the offering circular (the "Offering Circular") to be sent to the holders of FCB common stock in connection with the Exchange Offer and the Merger, the Proxy Statement and the Form S-4, and the information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.32          Reorganization.  Neither Seller nor FCB has taken any action or is aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
3.33          Fiduciary Business.  Each of Seller and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
3.34          Indemnification.  To the knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Seller or any of its Subsidiaries.

3.35          Representations Not Misleading.  No representation or warranty by Seller in this Agreement, or in any document furnished to Buyer or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF BUYER
          Except (i) as disclosed in the disclosure schedule delivered by Buyer to Seller concurrently herewith (the "Buyer Disclosure Schedule") or as previously provided to Seller ("Previously Disclosed"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in Buyer's SEC Documents (as defined in Section 4.7) filed with the SEC by Buyer prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to Seller as follows:

4.1          Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.  Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.  Buyer is a registered bank holding company with the Federal Reserve Board.
4.2	Capitalization.
(a)          As of the date hereof, the authorized capital stock of Buyer consists of (i) 12,000,000 shares of Buyer Common Stock, of which as of the date hereof, 8,996,584 shares were outstanding, and (ii) 500,000 shares of preferred stock, par value $.01 per share, of which none were outstanding as of the date hereof.  As of the date hereof, except as set forth in Section 4.2(a) of Buyer's Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or other equity securities of Buyer or any of its Subsidiaries.  As of the date hereof, Buyer had 37,500 shares of Buyer Common Stock which are issuable and reserved for issuance upon exercise of Buyer stock options. Buyer also has granted 10,500 performance shares which are expected to be issued in installments over the next five years, subject to grantees' continued employment and the attainment of profitability targets set forth in the award agreements. The outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).
(b)          The shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the Nasdaq.
4.3          Subsidiaries.  Each of Buyer's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer, and, other than as set forth in Schedule 4.3 of the Buyer Disclosure Schedule, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.  In the case of Merger Sub, it was formed to facilitate the Merger and has not engaged in any business activity.
4.4          Corporate Power.  Each of Buyer and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer and Merger Sub have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby.
4.5          Corporate Authority.  The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the board of directors of Buyer and Merger Sub and the board of directors of Merger Sub.  Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and legally binding obligation of Buyer and Merger Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).
4.6          Consents and Approvals; No Defaults.
(a)          Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the consummation by Southern Bank of the Bank Merger.  As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
(b)          Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (i) and (iii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.

4.7          Financial Reports and SEC Documents; Absence of Certain Changes or Events.
(a)          Buyer's Annual Report on Form 10-K for each of the fiscal years ended June 30, 2015, 2016 and 2017 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to June 30, 2017 and prior to the Effective Time, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively "Buyer's SEC Documents"), as of the date filed, (i) as to form, complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Buyer contained in or incorporated by reference into any of Buyer's SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the financial position of Buyer and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements of Buyer in any of Buyer's SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Buyer and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.
(b)          BKD, LLP, which has expressed its opinion with respect to the audited financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).
(c)          Except as set forth in Schedule 4.7(c) of the Buyer Disclosure Schedule, Buyer has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since June 30, 2014, including reports deemed timely filed pursuant to Rule 12b-25 under the Exchange Act.
(d)          The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Buyer.
Since June 30, 2015, neither Buyer nor any of its Subsidiaries or, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer's outside auditors and the audit committee of the board of directors of Buyer (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting.  Any such disclosures were made in writing by management to Buyer's auditors and audit committee and a copy is included in Schedule 4.7(d) of the Buyer Disclosure Schedule.  As used in this Section 4.7(d), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(e)          Since June 30, 2017, Buyer and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.
(f)          Since June 30, 2017, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Buyer.
4.8          Litigation.  No litigation, claim or other proceeding before any Governmental Entity is pending against Buyer or any of its Subsidiaries or against any officer, director or employee of Buyer or any of its Subsidiaries in such capacity, and, to Buyer's knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Buyer or the assets or property of Buyer that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.
4.9          Regulatory Matters.  Neither Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.  Neither Buyer nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Buyer's knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.  Since December 31, 2014, Buyer and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  Except as Previously Disclosed, in connection with the examinations of Southern Bank by any Regulatory Authority, Southern Bank was not required to correct or change any action, procedure or proceeding which Buyer believes has not been corrected or changed or is not being corrected or changed in a timely manner as required.

Southern Bank has a CRA rating of "satisfactory" or better.  To the knowledge of Buyer, there is no fact or circumstance or set of facts and circumstances that would cause Southern Bank's CRA rating to fall below "satisfactory."
4.10	Compliance with Laws.
Each of Buyer and its Subsidiaries:
(a)          is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Buyer;
(b)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer's knowledge, no suspension or cancellation of any of them is threatened;
(c)          has received no written notification from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer's knowledge, do any grounds for any of the foregoing exist); and
(d)          is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.
4.11          Employee Benefit Plans.
(a)          Buyer has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the "Buyer Employees"), current or former consultant (the "Buyer Consultants") or current or former director (the "Buyer Directors") of Buyer or any of its Subsidiaries participates or to which any Buyer Employees, Buyer Consultants or Buyer Directors are a party (the "Buyer Compensation and Benefit Plans").
(b)          Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act and any other applicable law have been timely made.  Each Buyer Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Buyer Pension Plan") and which is intended to be qualified under Section

401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Buyer Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits.  Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
(c)          No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a "Buyer ERISA Affiliate") which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a "Buyer ERISA Affiliate Plan").  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2013.  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan.  Under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)          All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its Subsidiaries is a party have been timely made or have been reflected on Buyer's financial statements.  Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan or Buyer ERISA Affiliate Plan have been made on or before their due dates.  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)          Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)          Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Employees.
(g)          The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.
(h)          Neither Buyer nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(i)          Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.
4.12          Labor Matters.  Neither Buyer nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Buyer's knowledge, threatened, nor is Buyer aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.13          Takeover Laws.  Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Buyer.
4.14          Environmental Matters.  To Buyer's knowledge, neither the conduct nor operation of Buyer or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Buyer's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Buyer nor any of its Subsidiaries has received any written notice from any person or entity that Buyer or its Subsidiaries or the operation or condition of any property previously owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.
4.15          Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Buyer and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Buyer or its Subsidiaries.  Buyer has made available to Seller a true and correct copy of the United States Federal Income Tax Returns filed by Buyer and its Subsidiaries for the fiscal year ended on June 30, 2017. Neither Buyer nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 2017, in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Buyer as of June 30, 2017.  As of the date hereof, neither Buyer nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
4.16          Risk Management Instruments.  Neither Buyer nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Buyer's own account, or for the account of one or more of Buyer's Subsidiaries or their customers.
4.17          Books and Records.  The books and records of Buyer and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.
4.18          Insurance.  Buyer Previously Disclosed all of the insurance policies, binders or bonds maintained by Buyer or its Subsidiaries.  Buyer and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Buyer and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
4.19          Funds Available.  Buyer will have available to it at the Effective Time, sources of capital and authorized shares of Buyer Common Stock sufficient to pay the Merger Consideration.
4.20          Allowance for Loan Losses.  The allowance for loan losses reflected on Buyer's consolidated balance sheet as of June 30, 2017 included in Buyer's SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected on Buyer's consolidated balance sheet as of June 30, 2016 included in Buyer's SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
4.21	Loan Portfolio.
(a)          As of the date hereof, except as set forth in Section 4.21(a) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to (i) any Loan in which Buyer or any Subsidiary of Buyer is a creditor with an outstanding balance of $500,000 or more and under the terms of which the obligor was as of December 31, 2017 over ninety days or more delinquent in payment of principal or interest or (ii) Loans with an aggregate outstanding balance of $500,000 or more with any director, executive officer or 5% or greater shareholder of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any affiliate of any of the foregoing.  Set forth in Section 4.21(a) of the Buyer Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Buyer and its Subsidiaries that, as of December 31, 2017, were classified by Buyer as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Buyer or any of its Subsidiaries that, as of December 31, 2017, was classified as "Other Real Estate Owned" and the book value thereof.
(b)          To Buyer's knowledge, each Loan of Buyer and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Buyer makes no representation regarding the collectability of any such Loan.
(c)          Except as would not reasonably be expected to result in a material loss to Buyer on a consolidated basis, the outstanding Loans originated, administered and/or serviced by Buyer or any of its Subsidiaries were originated, administered and/or serviced, by Buyer or a Buyer Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Buyer and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)          With respect to Loans serviced by Buyer or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 4.21(d) of the Buyer Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the Buyer Financial Statements reflect the fair value of the mortgage servicing rights associated with such loans and any required reserve for loss exposure.
(e)          There are no outstanding Loans made by Buyer or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Buyer or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)          Neither Buyer nor any of its Subsidiaries is now nor has it been since January 1, 2014 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.22          Securities Portfolio.  All securities held by Buyer or any of its Subsidiaries, as reflected on Buyer's consolidated balance sheet as of June 30, 2017 included in Buyer's SEC Documents, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected on Buyer's consolidated balance sheet as of June 30, 2017 included in Buyer's SEC Documents and none of the securities since acquired by Buyer or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Buyer or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
4.23          Reorganization.  Neither Buyer nor the Southern Bank has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
4.24          Buyer Information.  The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Seller or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.25          Fiduciary Business.  Each of Buyer and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent,

custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
4.26          Ownership of Seller Capital Stock.  Neither Buyer nor any of its Subsidiaries owns any Seller capital stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

4.27          Representations Not Misleading.  No representation or warranty by Buyer in this Agreement, or in any document furnished to Seller or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1          Forbearances of Seller.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course.  Conduct the business of Seller and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates or take any action reasonably likely to impair Seller's ability to perform any of its obligations under this Agreement.

(b)          Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Seller Common Stock or any Rights, enter into any agreement with respect to the foregoing, or (ii) permit any additional shares of Seller Common Stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)          Dividends, Etc.  (i) Except as set forth in Section 5.1(c) of Seller's Disclosure Schedule, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Seller Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d)          Compensation; Employment Agreements; Etc.  (i) Enter into or amend,  renew or terminate any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of, or independent contractor with respect to, Seller or its Subsidiaries, or (ii) grant any salary or wage increase or increase any employee benefit, except (A) FCB may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) Seller and FCB may make individual cash bonus awards in the ordinary course of business consistent with past practice, and (C) FCB will establish a retention bonus pool of at least $150,000 in the aggregate that will be dedicated to certain employees of FCB designated by officers of FCB and agreed to by Buyer (which agreement shall not be unreasonably withheld) for purposes of retaining such employees prior to and after the Effective Time (50% of this pool shall be accrued for by FCB prior to the Effective Time).

(e)          Benefit Plans.  Enter into, establish, adopt,  amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Seller or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, it being understood and agreed that the cost of any such existing plans of Seller (including but not limited to any plan for the purposes of providing vacation or paid time off benefits) shall be accrued for on an ongoing basis in accordance with GAAP.

(f)          Dispositions.  Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or Intellectual Properties except in the ordinary course of business consistent with past practice and in a transaction that is not material to Seller and its Subsidiaries taken as a whole.

(g)          Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)          Governing Documents.  Amend the Seller Articles, Seller Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Seller's Subsidiaries.

(i)          Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j)          Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify any of its existing material contracts in a manner that is material to Seller and its Subsidiaries taken as a whole.

(k)          Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Seller and its Subsidiaries, taken as a whole.

(l)          Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m)          Risk Management.  Except as required by applicable law or regulation, or by formal or informal agreements entered into with banking regulators, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)          Indebtedness.  Except as set forth in Section 5.1(n) of Seller's Disclosure Schedule, incur any indebtedness for borrowed money other than advances, repurchase agreements and other borrowings from the Federal Home Loan Bank of Des Moines in the ordinary course of business with a term not in excess of one year; or incur, assume or become subject to, whether directly or indirectly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.1(u).

(o)          Leases or Licenses.  Enter into, modify, amend or renew any lease or license relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $20,000; or permit to lapse its rights in any Intellectual Property.

(p)          Loans, Loan Participations and Servicing Rights.  Except as set forth in Schedule 5.1(p), sell or acquire, whether or not in the ordinary course of business, any loans (excluding residential mortgage loans originated for resale in the ordinary course of business), any loan participations or servicing rights; provided, however, that this restriction shall not be applicable to the sale by Seller or any of its Subsidiaries of any participation that has been offered to Buyer upon Seller's standard terms for such participations, and if Buyer has declined to purchase such participation upon those terms. Seller will also agree to maintain its allowance for loan losses in a manner and level consistent with historical past practices.

(q)          Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that FCB shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws.

(r)          Deposit Taking and Other Bank Activities.  In the case of FCB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(s)          Investments.  Enter into any securities transactions for its own account (but maturity of an investment security is not a securities transaction) or purchase or otherwise acquire any investment security for its own account for any amount in excess of $250,000 individually or $1,000,000 in the aggregate, and in no event shall any such investment be in anything other than non-callable investment securities with a "AA" rating or better with a projected average life of less than one year in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk; provided, however, that, notwithstanding any other provision of this Agreement, FCB may acquire investment securities for its own account in the event that (i) FCB has delivered to Buyer (to the following designated representatives of Buyer: Greg Steffens, Chief Executive Officer of Southern Bank and Matt Funke, Chief Financial Officer of Southern Bank), a notice of FCB's intention to purchase such investment security and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (ii) Buyer shall not have delivered to FCB (to the following designated representative of FCB:  Brett Dorton, President of FCB), a written objection to the purchase of such investment security within two business days following FCB's notice of intention with respect thereto.

(t)          Capital Expenditures.  Purchase or lease fixed assets other than in the ordinary course of business consistent with past practice, except for amounts Previously Disclosed or for emergency repairs or replacements.

(u)          Lending.  (i) Make any changes in its policies concerning loan underwriting, or which Persons may approve loans, or fail to comply with such policies as Previously Disclosed; (ii) release collateral or the personal liability of any borrower or guarantor under any loan or line of credit; or (iii) make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit, in excess of $500,000 with respect to a loan or line of credit secured by a first lien on real property or in excess of $250,000 for any other type of loan or line of credit; provided, however, that, notwithstanding any other provision of this Agreement, FCB may make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in the event that (A) FCB has delivered to Buyer (to the attention of the following designated representatives of Buyer: Greg Steffens, Chief Executive Officer of Southern Bank, Justin Cox, Regional Bank President of Southern Bank and Mark Hecker, Chief Credit Officer of Southern Bank, a notice of FCB's intention to make such loan, letter of credit, advance or restructuring and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (B) Buyer shall not have delivered to FCB (to the following designated representative of FCB:  Brett Dorton, President of FCB), a written objection to such loan, letter of credit, advance or restructuring by giving notice of such objection within two business days following FCB's notice of intention with respect thereto.

(v)          Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, or engage in any real estate development or construction activity (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice).

(w)          Liens.  Subject any of its assets or properties to any Lien (other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings in the ordinary course of business).

(x)          Charitable Contributions.  Make any charitable or similar contributions except in amounts not to exceed $1,000 individually, and $5,000 in the aggregate.

(y)          Certain Changes.  Except as required by GAAP, regulatory accounting principles or by a Regulatory Authority, make a change in policy with respect to loan loss reserves and charge offs, asset/liability management or any other material matter.

(z)          New Lines of Business.  Develop, market or implement any new lines of business, except as required by law, rule or regulation.

(aa)          Commitments.  Agree or commit to do any of the foregoing.

5.2          Forbearances of Buyer.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course.  Fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Buyer's ability to perform any of its obligations under this Agreement.

(b)          Dividends.  Make, declare, pay or set aside for payment any extraordinary dividend (other than dividends from Southern Bank to Buyer).

(c)          Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(d)          Transactions Involving Buyer.  Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Seller Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.

(e)          Governing Documents.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Seller.

(f)          Commitments.  Agree or commit to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1	Regulatory Matters.
(a)          As promptly as practicable following the date of this Agreement, Buyer shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Buyer and Seller, will be included. Each of Buyer and Seller shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Seller and Buyer shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Seller shall thereafter mail or deliver the Proxy Statement to the holders of Seller Common Stock. Buyer shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Seller or Buyer, or any of their respective affiliates, directors or officers, should be discovered by Seller or Buyer that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the holders of Seller Common Stock.
(b)          In addition to their obligations pursuant to Section 6.1(a), Seller and Buyer shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. Buyer and Seller shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Seller and Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)          Subject to the terms and conditions set forth in this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Seller (in the case of Buyer) or Buyer (in the case of Seller) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Buyer shall, and shall cause Southern Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board or the Division, if applicable, within sixty (60) days after the date hereof. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)          Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)          Each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(d)).
6.2          Access to Information; Current Information; Consultation.
(a)          Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other, compliance by a party and its Subsidiaries with the covenants and agreements of such party herein, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or banking laws which is generally not available on the SEC's EDGAR internet database or from any Regulatory Agency, as applicable, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Buyer nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's or Seller's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)          Seller shall permit, and shall cause its Subsidiaries to permit, Buyer and/or an environmental consulting firm selected by Buyer, at the sole expense of Buyer, to conduct such phase I and/or phase II environmental audits, studies and tests on all real property owned or leased by Seller (but subject to the consent of lessors with respect to leased properties).  In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Buyer's sole expense), Buyer shall indemnify Seller and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)          Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Buyer regarding the financial condition, operations and business of Seller and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Seller will deliver to Buyer all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all FCB Call Reports and regulatory information (other than correspondence which may be deemed confidential supervisory information) filed with the Federal Reserve Board, the FDIC and the Division.  Seller will also deliver to Buyer as soon as practicable all quarterly and annual financial statements of Seller and its Subsidiaries prepared with respect to periods ending after December 31, 2017.  As soon as practicable after the end of each month, Seller will deliver to Buyer in electronic form (i) the monthly deposit and loan trial balances of FCB, (ii) the monthly analysis of FCB's investment portfolio, and (iii) an update of all of the material information set forth in Section 3.28(a) of the Seller Disclosure Schedule for the then current period.
(d)          During the period from the date hereof to the Effective Time, immediately following each meeting of Seller's or FCB's board of directors, Seller shall provide Buyer with a copy of the board package submitted to members of such board of directors; provided however, that the board packages and notices provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the board of directors of Seller to be confidential.
(e)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of August 23, 2017 (the "Confidentiality Agreement").
(f)          No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3          Shareholder Meeting.  Seller shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Missouri, the Seller Articles and the Seller Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Seller Shareholder Meeting") for the purpose of seeking the Seller Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act with written notice to Seller and (B) schedule the Seller Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the Seller Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Seller Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement and in all communications with shareholders the recommendation that the Seller shareholders approve this Agreement and the Merger (the "Seller Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to hold the Seller Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Seller Shareholder Meeting.
6.4	Reservation of Buyer Common Stock; Nasdaq Listing.
(a)          Buyer agrees to reserve a sufficient number of shares of Buyer Common Stock to fulfill its obligations under this Agreement including for payment of the stock portion of the Aggregate Merger Consideration in the Merger.
(b)          To the extent required, Buyer shall use its commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5          Employee Matters.
(a)          Following the Effective Time, Buyer shall cause Southern Bank to maintain employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of FCB on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Southern Bank; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Southern Bank; and (ii) until such time as Covered Employees participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of

Southern Bank, a Covered Employee's continued participation in employee benefit plans and compensation opportunities of FCB shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).
(b)          To the extent that a Covered Employee becomes eligible to participate in a Buyer Benefit Plan, Southern Bank shall cause such Buyer Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with FCB for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Seller Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Buyer Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Southern Bank shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such Benefit Plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Seller Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)          Prior to the Effective Time, and except as set forth in Section 6.5(d), Seller shall take, and shall cause its Subsidiaries to take, all reasonable actions that may be necessary or appropriate to (i) cause the Seller Compensation and Benefit Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, or with respect to any Seller Compensation and Benefit Plan that is a multiple employer plan, to terminate its participation in such plan (and at the request of Buyer to withdraw from such plan) no later than the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Seller Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Seller Benefit Plan for such period as may be requested by Buyer, or (iv) notwithstanding the provisions of (i) above, to the extent agreed to by Buyer, facilitate the merger of any Seller Benefit Plan into any employee benefit plan maintained by Buyer or a Buyer Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Buyer's reasonable prior review and approval, which shall not be unreasonably withheld.
(d)          Buyer shall cause Southern Bank to provide to a Covered Employee who is not an executive officer and not otherwise entitled to contractual or other severance or change in control benefits, a severance benefit in the amount of one (1) week base pay for each full year of full time employment with FCB from his or her most recent hire date with a maximum severance benefit of thirteen (13) weeks base pay, if and only if (i) such Covered Employee's employment is involuntarily terminated by Southern Bank without cause at the time of or within one (1) year following the Effective Time and (ii) such Covered Employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to Southern Bank.
(e)          Nothing in this Section 6.5 shall be construed to limit the right of Buyer or any of its Subsidiaries (including, following the Closing Date, any Seller Subsidiary) to amend or terminate any Seller Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Southern Bank to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.
6.6          Officers' and Directors' Insurance; Indemnification.
(a)          Buyer shall purchase, prior to the Effective Time, a prepaid three (3) year "tail" policy providing single limit coverage under its current officers' and directors' liability and insurance policy for a premium cost not to exceed 150% of the current annual premium for such insurance (the "Insurance Amount").  If such tail policy cannot be obtained for the Insurance Amount, then Buyer shall purchase as much comparable insurance as is available for the Insurance Amount.  The officers and directors of Seller may be required to make application and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance.
(b)          For five (5) years from and after the Effective Time, Buyer shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Seller (each, a "Seller Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Seller Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Seller if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Seller Articles or Seller Bylaws to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.
(c)          In connection with the indemnification provided pursuant to Section 6.6(b), Buyer (i) will advance expenses, promptly after statements therefor are received, to each Seller Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Seller Indemnified Party or multiple Seller Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.
(d)          This Section 6.6 shall survive the Effective Time, is intended to benefit each Seller Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), and shall be binding on all successors and assigns of Buyer.
(e)          In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.6.
6.7	No Solicitation.
(a)          Seller agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries' officers, directors, and employees (the "Seller Individuals") not to, and will use its commercially reasonable best efforts to cause Seller and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Seller Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Seller Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal (as defined below). Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Buyer with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)          Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Seller Shareholder Approval, in the event Seller receives an unsolicited Acquisition Proposal and the board of directors of Seller determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Seller may, and may permit its Subsidiaries and the Seller Individuals and the Seller Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Seller than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Seller Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the board of directors of Seller determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c)          The board of directors of Seller shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Buyer, the Seller Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Buyer the Seller Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the board of directors of Seller (including any committee thereof) may, at any time prior to obtaining the Seller Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the board of directors of Seller determines in good faith (after consultation with Seller's outside legal counsel) constitutes a Superior Proposal; provided, however, that the board of directors of Seller may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Buyer at least four (4) business days, following Buyer's initial receipt of written notice that the board of directors of Seller has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Buyer, the board of directors of Seller determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)          Seller will promptly (and in any event within two (2) business days) advise Buyer in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Buyer apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)          As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or FCB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Seller or FCB, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the board of directors of Seller concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 24.99%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.8          Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Seller and Buyer shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.9          Correction of Information.  Each of Seller and Buyer shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.10          System Integration.  From and after the date hereof, Seller shall cause FCB and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause FCB's data processing consultants and software providers to, cooperate and assist FCB and Southern Bank in connection with the planned electronic and systematic conversion of all applicable data of FCB to the Southern Bank system to occur after the Effective Time, including the training of FCB employees without undue disruption to FCB's business, during normal business hours; it being understood that such training shall be at the expense of Buyer or Southern Bank (not to include FCB's employee payroll).
6.11          Coordination; Integration.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Seller shall cause the President of FCB to assist and confer with the officers of Southern Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Southern Bank, as the Surviving Bank in the Bank Merger.
6.12          Delivery of Agreements.  Seller shall cause the Voting Agreements to be executed by the stockholder listed on Exhibit A and delivered to Buyer within 24 to 48 hours following the execution of this Agreement and the Officer's Agreements to be executed and delivered to Buyer prior to or simultaneously with the execution of this Agreement.
6.13          Press Releases.  Each of Seller and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.
6.14          Exchange Offer.  Seller shall consummate the Exchange Offer in accordance with the terms and conditions as set forth in the Exchange Agreement.
6.15          Preparation of Offering Circular.  Within 60 days after the execution of this Agreement, Seller and Buyer shall jointly prepare an Offering Circular for the shareholders of FCB that describes the Exchange Offer, the Merger and matters relating to consummating such transactions, and contains business and financial information about Buyer and Seller and their respective Subsidiaries. Seller and Buyer shall each use commercially reasonable efforts to cause the Offering Circular to comply with applicable federal and state securities laws requirements.  Each of Seller and Buyer agrees to provide promptly to the other such information concerning its business and that of its Subsidiaries and its financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Offering Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Offering Circular. Seller will promptly advise Buyer, and Buyer will promptly advise Seller, in writing, if at any time prior to the Effective Time either Seller or Buyer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Offering Circular in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  Seller agrees to deliver the Offering Circular to the holders of FCB common stock as soon as reasonably practicable after the date hereof.
6.16          The Bank Merger.  After consummation of the Exchange Offer, if there are any holders, other than Seller, of the common stock of FCB who did not execute the Exchange Agreement and participate in the Exchange Offer ("Non-Participating FCB Minority Stockholders"), then Buyer agrees that it will, after the Effective Time, take the necessary steps to adopt a new or amended plan of merger

(the "Amended Bank Plan of Merger") pursuant to Section 351.447 of the GBCLM, providing for the merger of FCB with and into Southern Bank (the "FCB Minority Participating Bank Merger"), and will provide in such Amended Bank Plan of Merger for the shares of FCB common stock owned by the Non-Participating FCB Minority Stockholders to be converted into the right to receive consideration payable by Buyer that is identical in form and amount to the Merger Consideration that the Non-Participating Minority Stockholders would have been entitled to receive under this Agreement had they executed the Exchange Agreement and participated in the Exchange Offer, subject to their rights under the General and Business Corporation Law of Missouri, as amended, to demand payment of the value of their shares of FCB common stock.  The Parties hereby acknowledge that consummation of the FCB Minority Participating Bank Merger may be delayed following the Effective Time, due to additional shareholder and/or regulatory approvals that may be required to consummate that transaction.
ARTICLE VII

 CONDITIONS PRECEDENT
7.1          Conditions to Each Party's Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Seller and Buyer, at or prior to the Closing Date of the following conditions:
(a)          Shareholder Approval. The Seller Shareholder Approval shall have been obtained.
(b)          Nasdaq Listing. To the extent required, Buyer shall have filed with Nasdaq a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of Buyer Common Stock.
(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
7.2          Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Buyer, at or prior to the Closing Date, of the following conditions:
(a)          Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; provided, however, that
(i)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7(c) and (d) (Financial Reports; Absence of Certain Changes or Events), 3.12 (Broker's Fees), and 3.15 (Seller Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date;

(ii)
the representations and warranties in Section 3.5 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(iii)
no other representation or warranty of Seller shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Seller or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Seller has had or would reasonably be expected to result in a Material Adverse Effect on Seller;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to the foregoing effect.
(b)          Performance of Obligations of Seller and Certain Seller Stockholders. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the President or the Chief Financial Officer of Seller to such effect. All Seller stockholders listed on Exhibit A shall have delivered to Buyer a signed Voting Agreement within 24 to 48 hours following the execution of this Agreement.
(c)          Third Party Consents.  Seller shall have obtained the written consent from each person or entity who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation set forth in Section 3.5(b) of the Seller Disclosure Schedule (or which was required to be set forth in Section 3.5(b) of the Seller Disclosure Schedule).
(d)          Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Buyer including any condition that would increase the minimum regulatory capital requirements of Buyer or Southern Bank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").

(e)          Dissenting Shares.  Dissenting Shares shall be less than five percent (5%) of the issued and Assumed Outstanding Seller Common Stock.
(f)          Opinion of Tax Counsel.  Buyer shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of Buyer and Seller.
(g)          Executed Officer's Agreements. Buyer shall have received executed Officer's Agreements from each officer of Seller or FCB as set forth in Exhibit B.
(h)          Seller shall have entered into the Exchange Agreement with the holders of at least 80% of the outstanding shares of the common stock of FCB not owned by Seller and completed the Exchange Offer and issuance of shares of Seller Common Stock to such holders in accordance with the Exchange Agreement.
7.3          Conditions to Obligations of Seller.  The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or prior to the Effective Time of the following conditions:
(a)          Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; provided, however, that
(i)
the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 4.7(e) and (f) (Financial Reports and SEC Documents; Absence of Certain Changes) and 4.25 (Buyer Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date;

(ii)
the representations and warranties in Section 4.5 (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(iii)
no other representation or warranty of Buyer shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Buyer or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Buyer has had or would reasonably be expected to result in a Material Adverse Effect on Buyer;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.
(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.
(c)          Opinion of Tax Counsel.  Seller shall have received an opinion from Yewell G. Lawrence, Jr. Esq., special counsel to Seller, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering his opinion, Yewell G. Lawrence, Jr. Esq., may require and rely upon representations contained in letters from each of Buyer and Seller.

ARTICLE VIII
TERMINATION AND AMENDMENT
8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Seller Shareholder Approval, by action of the board of directors of a party, as follows:
(a)          by the written mutual consent of Seller and Buyer;
(b)          by either Seller or Buyer, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)          by either Seller or Buyer, if the Merger shall not have been consummated on or before December 31, 2018, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)          by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)          by Buyer if (i) the board of directors of Seller (or any committee thereof) shall have failed to make the Seller Board Recommendation or made a Change in Recommendation or (ii) Seller shall have materially breached any of the provisions set forth in Section 6.7;
(f)          by Seller prior to obtaining the Seller Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Seller has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);
(g)          by either Seller or Buyer, if the provisions of Section 8.1(e) are not applicable and the shareholders of Seller fail to provide the Seller Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2          Effect of Termination.  In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4,  9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3          Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Buyer, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Buyer, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4	Termination Fee.
(a)          If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Seller shall immediately following such termination pay Buyer an amount equal to seven hundred fifty thousand dollars ($750,000) (the "Termination Fee"), and (ii) in the case of termination under Section 8.1(f), Seller shall, simultaneously with such termination and as a condition thereof, pay Buyer the Termination Fee, in each case in same-day funds.

(b)          If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Seller or FCB either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Seller shall immediately pay Buyer the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 24.99% in the definition of Acquisition Proposal shall be "a majority".
(c)          The payment of the Termination Fee shall fully discharge Seller from any and all liability under this Agreement and related to the transactions contemplated herein, and Buyer shall not be entitled to any other relief or remedy against Seller. If the Termination Fee is not payable, Buyer may pursue any and all remedies available to it against Seller on account of a willful and material breach by Seller of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Buyer shall have the right to pursue any and all remedies available to it against Seller on account of the willful and material breach by Seller of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a), Seller may pursue any and all remedies available to it against Buyer on account of a willful and material breach by Buyer of any of the provisions of this Agreement.
8.5          Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6          Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX

 GENERAL PROVISIONS
9.1          Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date mutually agreed to by the parties which will coordinate with the date scheduled with Buyer's data processor for the conversion of Seller's data (but no earlier than five business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)        if to Buyer or Merger Sub, to:
Southern Missouri Bancorp, Inc.
 2991 Oak Grove Road
Poplar Bluff, Missouri 63901
Attention:  Greg A. Steffens, Chief Executive Officer and Chief Executive Officer
 Email: GSteffens@bankwithsouthern.com

with a copy to:
Silver, Freedman, Taff & Tiernan LLP
 3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Attention:  Martin L. Meyrowitz, P.C.
 Email: mey@sfttlaw.com

(b)        if to Seller, to:
            Gideon Bancshares Company
            304 North Walnut
Dexter, MO 63841
Attention: Rickey A. Stubbs, Chairman and President
                         Email:

with a copy to:

Yewell G. Lawrence, Jr.
Attorney at Law
1420 W. Business 60
Dexter, MO 63841
Email: bud@yglawrence.com

9.4          Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5          Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6          Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7          Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Missouri applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.
9.8          Publicity.  Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Buyer, in the case of a proposed announcement or statement by Seller, or Seller, in the case of a proposed announcement or statement by Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9          Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Seller Indemnified Party, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10          Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11          Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Name:	Greg A. Steffens
Title:	President and Chief Executive Officer

SOUTHERN MISSOURI ACQUISITION CORP. III

By:	/s/ Greg A. Stefeens
Name:	Greg A. Steffens
Title:	President

GIDEON BANCSHARES COMPANY

By:	/s/ Rickey A. Stubbs
Name:	Rickey A. Stubbs
Title:	Chairman and President

EXHIBIT A
Voting Agreement
June ____ 2018
Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri  63901
Attention:  Greg A. Steffens, President and Chief Executive Officer
Dear Ladies and Gentlemen:
The undersigned (the "Shareholder") owns shares, either of record or beneficially, of the common stock of Gideon Bancshares Company ("Seller") and of First Commercial Bank ("FCB"), the bank subsidiary of Seller.  The Shareholder understands that Southern Missouri Bancorp, Inc. ("you" or "Buyer") and Seller have entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of Seller with and into a subsidiary of Buyer formed for the purpose of facilitating the merger (the "Merger"), in which the outstanding shares of common stock of Seller will be exchanged for Buyer common stock and cash.
The Shareholder acknowledges that entering into this Voting Agreement is a condition to Buyer consummating the Merger.
The Shareholder confirms its agreement with Buyer as follows:
1.          The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock of Seller which is set forth opposite the Shareholder's signature on this Voting Agreement (the "Shares").
2.          The Shareholder agrees that it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to Buyer, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Buyer.
3.          Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares;
(a)	in favor of the approval of the Merger Agreement and Merger and any action required in furtherance thereof at any meeting of shareholders of Seller called to consider and vote on the Merger Agreement;
(b)
against any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal (as defined in the Merger Agreement) at any meeting of shareholders called to consider and vote on the Merger Agreement; and

(c)	in favor of the Exchange Offer (as defined in the Merger Agreement).

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4.          The Shareholder represents and warrants to Buyer that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
5.          This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the Merger Agreement and the Exchange Offer and the transactions contemplated thereby by Seller's and FCB's shareholders; (c) the effective date of any amendment to the Merger Agreement that reduces the amount of the merger consideration or alters the form of the merger consideration; or (d) mutual agreement in writing of the parties hereto providing for the termination hereof.
6.          The Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, at law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of this Voting Agreement or the Merger Agreement.
7.          Wherever in this Voting Agreement there is a reference to a number of shares of stock, then, upon the occurrence of any recapitalization, subdivision, combination or stock dividend of such class of stock, the number of shares so referenced in this Voting Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class of stock by such recapitalization, subdivision, combination or stock dividend.
8.          This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.
9.          This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.
10.          The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
11.          This Voting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
12.          The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Missouri.
13.          This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the termination and/or dissolution of the Shareholder and the distribution of the Shares to the beneficiaries and/or successors in interest and shall be binding upon such beneficiaries' and/or successors in interest.

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14.          Nothing in this Voting Agreement shall be construed to give Buyer any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Buyer any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Seller or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
15.          The Shareholder agrees that, in the event of its breach of any of the terms of this Voting Agreement, Buyer shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate Buyer for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.
16.          The Shareholder hereby authorizes Seller and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the proxy statement for the meeting of shareholders of Seller called to consider and vote on the Merger Agreement the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's obligations under this Voting Agreement.
Please confirm that the foregoing correctly states the understanding between the Shareholder and Buyer by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

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Signature of Shareholder:

Number of Shares of	Very truly yours,
Common Stock of Gideon Bancshares Company: _____________________ Common Stock of First Commercial Bank: _____________________
______________________________
Signature of Executor

______________________________
Signature of Executor

______________________________
Signature of Executor

______________________________
Signature of Executor

______________________________
Signature of Executor

(Print Name of Shareholder)
______________________________ (Print Name of Trust, if applicable)

Accepted and Agreed to as of this
_____ day of _______ ___, 201__:
SOUTHERN MISSOURI BANCORP, INC.
By:       ______________________________
Greg A. Steffens, President and
  Chief Executive Officer

A-A-4

Addendum to Voting Agreement1
(for execution where Shareholder
 signs in fiduciary capacity)
This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated _______ ___, 201__ (the "Voting Agreement") between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the "Trust"), and Southern Missouri Bancorp, Inc. ("Buyer")  The undersigned grantor (the "Grantor") of the Trust hereby represents and warrants to, and agrees with, Buyer and the Shareholder as follows:
(1)                    Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.
(2)                    The Shareholder, as Trustee of the Trust, is the record owner of the Shares.
(3)                    The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.
(4)                    The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.
Signature of Grantor:

(Signature)

(Print Name)

Date Signed: ________________________________

[1]	NTD: This addendum has been prepared for a specific type of trust and may need to be modified on a case-by-case basis, to the extent needed to deal with a different type of trust or estate.

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EXHIBIT B
OFFICER'S AGREEMENT

This OFFICER'S AGREEMENT (this "Agreement") is made and entered into as of the ___ day of June 2018 (but shall be effective as of the Effective Time (as hereinafter defined), between Southern Bank (the "Bank" or the "Employer"), a Missouri chartered trust company with banking powers which is a wholly owned subsidiary of Southern Missouri Bancorp, Inc. (the "Corporation"), and Brett Dorton (the "Officer").

WITNESSETH

WHEREAS, pursuant to an Agreement and Plan of Merger by and between the Corporation, Southern Missouri Acquisition Corp. III ("Merger Sub") and Gideon Bancshares Company (the "Seller") dated as of June __, 2018 (the "Merger Agreement"), the Seller will merge with and into the Merger Sub, with the Merger Sub as the surviving corporation (the "Merger"), (b) as soon as reasonably practicable following the Merger, the Merger Sub will merge with and into the Corporation, with the Corporation surviving (the "Second Step Merger"), and (c) following the Second Step Merger, First Commercial Bank, a Missouri chartered bank and wholly owned subsidiary of the Seller ("Seller Bank"), will merge with and into the Bank, with the Bank as the surviving entity (the "Bank Merger");

WHEREAS, as of the date of this Agreement, the Officer is a director of the Seller and Seller Bank and the President of the Seller Bank;

WHEREAS, the Officer is an owner of shares of the capital stock of the Seller;

WHEREAS, the Bank believes that it is important to take reasonable measures to maintain and protect the franchise value of the Seller and Seller Bank subsequent to the closing of the Merger, including retaining key employees and key customer relationships;

WHEREAS, the Officer is entering into this Agreement to induce the Corporation to simultaneously enter into the Merger Agreement and to consummate the Merger;

WHEREAS, the Bank and the Officer agree that in order to maintain the franchise value of the Seller, it is important to the Bank that the Officer be employed by the Bank effective as of the Effective Time (as such term is defined in the Merger Agreement);

WHEREAS, the Officer will receive economic benefit from the consummation of the Merger by virtue of the Officer being the owner of shares of capital stock of the Seller and through the payout of his severance agreement with Seller Bank;

WHEREAS, the Bank desires to assure itself of the continued availability of the Officer's services as provided in this Agreement; and

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WHEREAS, the Officer is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Officer hereby agree as follows:

1.          Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)          Base Salary.  "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

(b)          Cause. Termination of the Officer's employment for "Cause" shall mean the good faith determination of the Board of Directors of the Bank, in the exercise of its reasonable judgment, that the Officer (1) has violated a material provision of this Agreement or is grossly negligent in the performance of his duties hereunder; (2) has violated any material written policy or directive of the Bank; (3) has committed a fraudulent act or practice that materially affects the Bank; (4) has been convicted of, pled guilty or no contest to, or admitted in court to a felony act of any kind or an act of fraud, misappropriation or embezzlement; (5) has engaged in misconduct that is materially injurious to the Bank or has committed a willfully dishonest act intended to result in substantial personal enrichment of himself or others to the detriment of the Bank; (6) has willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses not material in nature); or (7) has been prohibited from engaging in the business of banking by any applicable governmental regulatory agency; provided that with respect to a termination for Cause under clauses (1) and (2) of this section, the Officer will be entitled to receive a notice specifying in detail the alleged basis for termination, and the Officer will have fifteen (15) days from the receipt of such notice to cure the basis specified in the notice to the reasonable satisfaction of the Bank prior to his employment being terminated for Cause on such basis, and provided further, that the Bank may suspend the Officer without pay during the cure period.

(c)          Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)          Date of Termination.  "Date of Termination" shall mean (i) if the Officer's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Officer's employment is terminated for any other reason, the date specified in such Notice of Termination.

(e)          Disability.  "Disability" shall mean the Officer (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period

A-B-2

of not less than three months under an accident and health plan covering employees of the Employer.

(f)          Effective Date.  The Effective Date of this Agreement shall mean the Effective Time as defined in the Merger Agreement, provided that the Officer is still employed by the Seller Bank immediately prior to the Effective Time, and provided further that this Agreement shall automatically terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

(g)          Good Reason.  "Good Reason" means the occurrence of any of the following conditions:

(i)
any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Officer's Base Salary, (B) a material diminution in the Officer's authority, duties or responsibilities as described in Section 2, or (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Officer is required to report, or

(ii)	any relocation of the Officer's primary work location outside of a 25-mile radius of Dexter, Missouri;

provided, however, that prior to any termination of employment for Good Reason, the Officer must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Officer.  If the Bank remedies the condition within such thirty (30) cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Officer may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h)          Notice of Termination.  Any purported termination of the Officer's employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Officer for any reason, including without limitation for Good Reason, shall be communicated by a written "Notice of Termination" to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be effective immediately if the Bank terminates the Officer's employment for Cause, and (iv) is given in the manner specified in Section 10 hereof.

(j)          Retirement.  "Retirement" shall means voluntary termination by the Officer which constitutes a retirement, including early retirement, under the Bank's 401(k) plan.

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2.          Term of Employment and Duties.

(a)          Provided that the Officer continues to remain employed by the Seller Bank until and as of the Effective Time of the Merger, the Bank agrees to employ the Officer as the Executive Vice President - Strategies of the Bank commencing as of the Effective Date, and the Officer hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement.  The terms and conditions of this Agreement shall be and remain in effect during the period beginning on the Effective Date of this Agreement and ending on the one-year anniversary of the Effective Date (the "Employment Period"), provided that the provisions of Sections 11 and 12 of this Agreement shall continue in effect and survive any termination or expiration of this Agreement after the Effective Date.

(b)          The Officer shall work full-time on behalf of the Bank during the term of this Agreement.

(c)          During the term of Employment Period, the Officer shall be responsible for the sale of insurance and wealth management products and services of the Bank and shall oversee the processing of acquisitions, along with such other management responsibilities as may be assigned to him. The Officer shall report directly to the President and Chief Executive Officer of the Employer. In addition, the Officer shall perform such services for the Employer as may be consistent with his title and from time to time assigned to him by the President and Chief Executive Officer of the Employer.

(d)          Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Officer's employment during the Employment Period for any reason, provided that the relative rights and obligations of the Bank and the Officer in the event of any such termination shall be determined under this Agreement.

3.          Compensation and Benefits.

(a)          The Employer shall compensate and pay the Officer for his services during the Employment Period at a minimum base salary of $182,000 per year, which amount may be increased from time to time in such amounts as may be determined by the Employer and may not be decreased without the Officer's express written consent ("Base Salary").  In addition to his Base Salary, the Officer shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Employer.

(b)          During the Employment Period, the Officer shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership, or other plans, benefits and privileges given to employees of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer. The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Officer's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Officer as compared with any other officer of the Bank. Nothing paid to the Officer under any plan or arrangement

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presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Officer pursuant to Section 3(a) hereof.

(c)          During the Employment Period, the Officer shall be entitled to paid time off in accordance with the policy as established from time to time by the Board of Directors of the Employer.  The Officer shall not be entitled to receive any additional compensation from the Employer for failure to utilize paid time off, except to the extent authorized by the Board of Directors of the Employer. During the Employment Period, the Officer shall also be allowed to continue to use the 2017 Ford F-150 truck acquired by Employer in the Bank Merger.

(d)          If the Officer remains in the continuous employ of the Employer in good standing through the completion of the data processing conversion in connection with the Bank Merger, then the Employer shall pay to the Officer a retention bonus of $30,000 in the first payroll period following such completion of the data processing conversion. If the Officer remains in the continuous employ of the Employer in good standing for the first 12 months following the Effective Date, then the Employer shall pay to the Officer a second retention bonus of $30,000 in the first payroll period following such 12-month anniversary. Such payments shall be a part of the pool established pursuant to Section 5.1(d) of the Merger Agreement.

(e)          The Bank acknowledges that the Officer will receive a payment of $364,000 (minus applicable tax withholdings) pursuant to his Severance Agreement with the Seller Bank dated October 15, 2004, which amount will be paid as of the Effective Time of the Merger, and a payment of $30,000 from Seller Bank upon execution of this Agreement (which payment shall be a part of the pool established pursuant to Section 5.1(d) of the Merger Agreement).

4.          Expenses.  The Employer shall reimburse the Officer or otherwise provide for or pay for all reasonable expenses incurred by the Officer in furtherance of or in connection with the business of the Employer, subject to such reasonable documentation and policies as may be established by the Board of Directors of the Employer.  If such expenses are paid in the first instance by the Officer, the Employer shall reimburse the Officer therefor.  Such reimbursement shall be paid promptly by the Employer and in accordance with its normal practices and procedures.

5.          Termination.

(a)          The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Officer's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Officer shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)          In the event that (i) the Officer's employment is terminated by the Bank for Cause or (ii) the Officer terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Officer shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

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(c)          In the event that the Officer's employment is terminated as a result of Disability, Retirement or the Officer's death during the Employment Period, the Officer shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)          In the event that (i) the Officer's employment is terminated by the Employer for other than Cause, Disability, Retirement or the Officer's death or (ii) such employment is terminated by the Officer for Good Reason, then the Employer shall:

(A)          pay to the Officer, in a lump sum within thirty (30) days following the Date of Termination, a cash severance amount equal to the Officer's Base Salary for the remaining portion of the Employment Period, and

(B)          maintain and provide for a period ending at the earlier of (i) the one-year anniversary of the Effective Date or (ii) the date of the Officer's full-time employment by another employer (provided that the Officer is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no premium cost to the Officer, the continued participation of the Officer and his dependents in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employer in which the Officer and his dependents were participating immediately prior to the Date of Termination, subject to compliance with Section 5(e) below.

(e)          Any insurance premiums payable by the Employer or any successors pursuant to this Section 5 shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Officer was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year; provided, however, that if the Officer's participation in any group insurance plan is barred, the Employer shall either arrange to provide the Officer with insurance benefits substantially similar to those which the Officer was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employer as of the Date of Termination.

6.          Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Officer has the right to receive from the Bank or the Corporation or their predecessors or successors, would constitute a "parachute payment" under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.    If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of

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independent tax counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Officer may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.          Mitigation; Exclusivity of Benefits.

(a)          The Officer shall not be required to mitigate the amount of any severance benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Officer as a result of employment by another employer after the Date of Termination, except as set forth in Section 5(d)(B) above and Section 22(b) below.

(b)          The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Officer upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or the Corporation or otherwise.

8.          Withholding.  All payments required to be made by the Bank hereunder to the Officer shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank shall determine are required to be withheld pursuant to any applicable law or regulation.

9.          Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Officer may not assign or transfer this Agreement or any rights or obligations hereunder.

10.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:                 Secretary
Southern Bank
2991 Oak Grove Road
Poplar Bluff, Missouri 63901

To the Officer:              Brett Dorton
At the address last appearing on
the personnel records of the Employer

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11.          Obligation of Loyalty to the Employer; Confidentiality.

(a)          During the term of this Agreement and while employed by the Employer, the Officer agrees that he will not:

(i)
Make any statement or perform any act or endeavor intended to advance his own personal interest or an interest of any existing or prospective competitor to the Employer in a way that will or may injure the Employer or is not in the best interest of the Employer, or solicit or encourage any other employee of the Employer to do any act that is disloyal to the Employer or inconsistent with the Employer's best interests or in violation of any provision of this Agreement;

(ii)          Solicit any other employee to participate in or assist with the formation or operations of any banking association or other entity intended to compete with the Employer or with respect to the possible future employment of such other employee by any such banking association or other entity;

(iii)          Inform any existing or potential client, supplier or creditor of the Employer that the Officer intends to resign, or make any statement or do any act intended to cause any existing or potential client, supplier or creditors of the Employer to learn of the Officer's intention to resign; or

(iv)          Discuss with any existing or potential client, supplier or creditor of the Employer the present or future availability of banking services or any other financial services provided by a business which competes with or, where such banking or financial services are competitive, with banking or financial services or products which the Employer provides.

(b)          The Officer hereby further covenants and agrees that at all times after the Effective Date, he shall not use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit, of any person or entity other than the Corporation and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Corporation, the Seller or any of their respective subsidiaries or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of the Corporation, the Seller or any of their respective subsidiaries (including that which gives any such entity an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Officer or learned or acquired by the Officer while an employee, director or service provider of the Corporation, the Seller or any of their respective subsidiaries; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is in or comes into the public domain other than through the fault or negligence of the Officer, (b) any disclosure ordered by a court of competent

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jurisdiction or as otherwise required by law, or (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Officer under the Merger Agreement and the related documents. Nothing contained in this Agreement limits the Officer's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Missouri Division of Finance, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Corporation, the Seller or any of their respective subsidiaries (the "Government Agencies"). The Officer further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Corporation, the Seller or any of their respective subsidiaries. This Agreement does not limit the Officer's right to receive an award for information provided to any Government Agencies.

12.          Non-Competition and Non-Solicitation Provisions. The Officer hereby covenants and agrees that he shall not:

(a)          during the eighteen (18) month period next following the date on which the Effective Date occurs (the "Restricted Period"), (i) render services as a director, advisory director, officer, employee, consultant, trustee or service provider to, or (ii) become a shareholder, member, partner or other owner of, any corporation, limited liability company, partnership or other entity which is engaged in the commercial, community or retail banking business in any counties in the State of Missouri,  in each case a "Competing Business"; provided however, nothing herein shall preclude the Officer from owning less than three percent of the outstanding common stock of any Competing Business which is publicly traded;

(b)          during the Restricted Period, directly or indirectly (except on behalf of the Bank), engage in the sale or marketing of any financial institution products or services to any person or entity who is a customer of the Seller Bank on the date hereof, becomes a customer of the Seller Bank after the date hereof, or is a customer of the Corporation or any of its subsidiaries after the Effective Date;

(c)          during the Restricted Period, directly or indirectly, solicit for employment or offer employment to any officer or employee of the Corporation or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, the Corporation or any of its subsidiaries to terminate his, her or its employment or business relationship with the Corporation or any of its subsidiaries; provided that this paragraph shall not prohibit general solicitations through the media (such as newspaper, radio or television advertisements) or the solicitation or employment of any officer or employee of the Corporation or any of its subsidiaries whose employment previously has been terminated by the Corporation or its subsidiaries;

(d)          during the Restricted Period, provide any information, advice or recommendation with respect to any officer or employee of the Corporation or any of its subsidiaries to any financial institution, or any entity or person engaged in the sale or marketing of financial

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products, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment with the Corporation or any of its subsidiaries and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity or person; or

(e)          during the Restricted Period, make any remarks or statements, whether orally or in writing, about the Corporation or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Officer from taking any action relating to the enforcement of his or her rights under this Agreement, the Merger Agreement or any related documents.

13.          Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Officer and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

14.          Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Missouri.

15.          Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Officer acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

16.          Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.          Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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19.          Regulatory Actions.  The following provisions shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)          If the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA")(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Officer all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)          If the Officer is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(c)          If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(d)          All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §163.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Comptroller of the Office of the Comptroller of the Currency (the "Comptroller"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Comptroller, or his/her designee, at the time the Comptroller or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition, but vested rights of the Officer and the Employer as of the date of termination shall not be affected.

20.          Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

21.          Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

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22.          Enforcement.

(a)          It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this Agreement.  The covenants in Section 12 of this Agreement with respect to the counties in Missouri shall be deemed to be separate covenants with respect to each county, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to a particular county, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other county.  In addition, if the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the Restricted Period by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court or authority making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Sections 11 and 12 hereof, without violating applicable law.

(b)          The Officer acknowledges that the restraints imposed under Sections 11 and 12 of this Agreement are fair and reasonable under the circumstances and that if the Officer should commit a breach of any of the provisions of Section 11 or 12 of this Agreement, the Bank's remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Officer of any of the provisions of Section 11 or 12 of this Agreement, the Bank shall be entitled to (a) a temporary restraining order, as well as preliminary and permanent injunctive relief hereunder to enjoin any breach or threatened breach of Sections 11 or 12 of this Agreement, (b) cease paying (or recover if already paid) the cash severance and other benefits set forth in Section 5(d) of this Agreement, and (c) such other relief as is available at law or in equity.  In the event of any legal action between the Officer and the Bank under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his, her, or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party. Moreover, if the Officer has violated any of the provisions of Section 12 hereof, the Bank's right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Officer will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Officer was in violation of said provisions of Section 12 of this Agreement. If the Bank is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

23.          Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Officer with respect to the matters agreed to herein.  All prior agreements between the Bank and the Officer with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

(Signature page follows)

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

SOUTHERN BANK

By:
Greg A. Steffens
President and Chief Executive Officer

OFFICER

By:
Brett Dorton

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EXHIBIT C

PLAN OF MERGER

          This PLAN OF MERGER (this "Plan") is made and entered into as of the ___ day of ________, 2018, by and between First Commercial Bank, a Missouri chartered commercial bank with its principal office located at 106 Main Street, Gideon, Missouri ("First Commercial") and Southern Bank, a Missouri chartered trust company with banking powers with its principal office located at 2991 Oak Grove Road, Poplar Bluff, MO 63901 ("Southern").

RECITALS

          WHEREAS, this Plan is being entered into pursuant to the terms of an Agreement and Plan of Merger dated June _ , 2018 (the "Parent Merger Agreement") by and between Southern Missouri Bancorp, Inc., the sole owner of and holding company of Southern ("Buyer"), Southern Missouri Acquisition Corp.III, a first-tier transitory subsidiary of Buyer ("Merger Sub") and Gideon Bancshares Company., the sole owner of and holding company of First Commercial ("Seller"); and

          WHEREAS, three mergers are to be consummated pursuant to the Parent Merger Agreement as follows and in the following order: (a) the merger of Seller with and into Merger Sub; (b) the merger of Merger Sub with and into Buyer ("the Holding Company Merger"); and (c) the merger of First Commercial with and into Southern pursuant to this Plan (the "Bank Merger").

          NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.

AGREEMENT

          § 1          Bank Merger.  First Commercial shall merge with and into Southern in the Bank Merger following the approval of the Parent Merger Agreement by the shareholders of Seller and the consummation of the Holding Company Merger.

          § 2          Resulting Institution.  The resulting institution of the Bank Merger (the "Resulting Institution") shall be Southern, which is chartered under Missouri law.

          § 3          Home or Principal Office of the Resulting Institution.  The home or principal office of the Resulting Institution shall be located at 2991 Oak Grove Road, Poplar Bluff, MO 63901.  The branch offices of the Resulting Institution shall be the branch offices of Southern and the home and branch offices of First Commercial Bank.

          § 4          Articles of Incorporation and Bylaws of the Resulting Institution.  After the Bank Merger, the Resulting Institution shall be operated under the existing Articles of Incorporation and Bylaws of Southern.

          § 5          Directors of the Resulting Institution.  The directors of the Resulting Institution shall be the directors of Southern as of immediately prior to the Bank Merger.

          § 6          Accounts.  Upon the Effective Date (as defined below), each accountholder of First Commercial shall receive, without payment, a withdrawable account or accounts in the Resulting

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Institution equal in withdrawal value to the account or accounts held in First Commercial on such date, featuring the same rate, maturity and other terms.  The deposit accounts of First Commercial and Southern are insured by the Federal Deposit Insurance Corporation ("FDIC") and the accounts of the Resulting Institution shall be insured by the FDIC.

          § 7          Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger; Liquidation Accounts.  Upon the Effective Date, the separate existence of First Commercial shall cease and the Resulting Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of First Commercial and Southern and all obligations belonging or due to each, all of which shall be vested in the Resulting Institution without further act or deed; title to any real estate vested in First Commercial or Southern shall be vested in the Resulting Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Resulting Institution shall have all the liabilities of First Commercial and of Southern; and all the assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by First Commercial and Southern or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Resulting Institution.  The Resulting Institution shall be deemed to be a continuation of the entity of First Commercial and of Southern,and shall succeed to the rights and obligations of First Commercial and of Southern and the duties and liabilities connected therewith, subject to Missouri law.

§ 8          Capital Stock.  As of the Effective Date, the amount of the capital stock of Southern, consisting solely of shares of common stock, par value $.01 per share, issued and outstanding immediately prior to the Bank Merger shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Institution issued and outstanding immediately after the Bank Merger. Each share of the capital stock of First Commercial, consisting solely of common stock with a par value of $_______ per share, issued and outstanding immediately prior to the Bank Merger, and each share of capital stock of First Commercial held as treasury stock by First Commercial at such time, shall by virtue of the Bank Merger, and without any action by the issuer or holder thereof, be surrendered, retired and cancelled.

          § 9          Approvals.  This Plan is subject to approval by the sole shareholder of First Commercial and Southern. The Bank Merger and this Plan are subject to such notices, applications and regulatory approvals as are required under Missouri law for the Bank Merger.  The Bank Merger is subject to approval by the Board of Governors of the Federal Reserve System and the Division.

§ 10          Effective Date of Bank Merger.  The effective date of the Bank Merger (the "Effective Date") shall be the date upon which the Articles of Merger with respect to the Bank Merger are filed with the Secretary of State of the State of Missouri.  In no event shall the Bank Merger occur prior to consummation of the Holding Company Merger.

          § 11          Further Actions; Amendment; Headings.

          (a)          All of the transactions contemplated by this Plan have been or will be authorized by all necessary corporate action of each institution.  Both institutions by their proper officers shall execute and deliver all instruments, certificates and other documents as may be necessary or incidental to the performance of this Plan including, without limitation, Articles of Merger to be filed with the Secretary of State of the State of Missouri.

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          (b)          No amendment or modification of this Plan shall be binding unless approved by action of the boards of directors of the parties and executed in writing by the parties or their successors.

          (c)          Section headings are not to be considered part of this Plan, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan or any of its provisions.

          § 12          Termination.  Prior to the consummation of the Holding Company Merger, this Plan may be terminated by the written consent of the parties upon action of the boards of directors of Southern and First Commercial.  This Plan shall terminate automatically without any action by the parties in the event that the Parent Merger Agreement is terminated.  After consummation of the Holding Company Merger, this Plan may be terminated by action of Buyer, which after consummation of the Holding Company Merger will be the sole shareholder of the parties hereto.

          § 13          Entire Agreement; Severability.

          (a)          This Plan, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with such subject matter.

          (b)          If any provision of this Plan is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.

          § 14          Governing Law.  This Plan and the rights and obligations under it shall be governed by the laws of the State of Missouri.  Nothing in this Plan shall require any unlawful action or inaction by either party.  This Plan is intended to satisfy applicable requirements under Federal law and the requirements of a plan of merger under the laws of the State of Missouri.

          § 15          Acknowledgment.  Each party to this Plan, by the execution of this Plan, acknowledges and affirms that its board of directors has approved this Plan and the Bank Merger, authorized the execution of this Plan, empowered its signatories to execute this Plan, and authorized the filing of this Plan with state officials as required by applicable law.

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          The parties have on the date first written above caused this Plan to be executed by their duly authorized officers.

SOUTHERN BANK

By:
Greg A. Steffens, President and
Chief Executive Officer

FIRST COMMERCIAL BANK

By:
Rickey A. Stubbs, Chairman and President

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APPENDIX B

GENERAL BUSINESS AND CORPORATION LAWS OF MISSOURI

351.455. Shareholder entitled to appraisal and payment of fair value, when — remedy exclusive, when. —

1.          Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:
(1)          Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;
(2)          Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;
(3)          Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and
(4)          Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder's shares as of the day before the date on which the vote was taken approving the merger or consolidation.
2.          The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:
(1)          Fails to file a written objection prior to or at such meeting;
(2)          Fails to make demand within the twenty-day period; or
(3)          In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;
shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3.          Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.
4.          If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.
5.          If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the

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date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.
6.          The right of a dissenting shareholder to be paid the fair value of such shareholder's shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.
7.          When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.          Indemnification of Directors and Officers.

Section 351.355 of the Missouri General and Business Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances.  Section 351.355.1 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 351.355.1 further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 351.355.2 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.3 provides that except to the extent otherwise provided in the corporation's articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 351.355.1 and 351.355.2, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 351.355.4 provides that any indemnification under Sections 351.355.1 and 351.355.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 351.355.

Section 351.355.5 provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation.

Section 351.355.6 provides that indemnification and advancement of expenses provided under Section 351.355 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the corporation's articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise.  Section 351.355.8 provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 351.355.

Article IX of the registrant's articles of incorporation provides that the registrant shall indemnify any present or former director or executive officer of the registrant or any subsidiary of the registrant against any and all expenses, including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the registrant or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to Article IX on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.
Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits
Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of June 12, 2018, by and between Southern Missouri Bancorp, Inc. ("Southern Missouri"), Southern Missouri Acquisition Corp. III and Gideon Bancshares Company (included as Appendix A to the accompanying proxy statement/prospectus and incorporated herein by reference)

3.1	Articles of Incorporation of Southern Missouri (filed as an exhibit to Southern Missouri's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 and incorporated herein by reference)

3.1A
Amendment to Articles of Incorporation of Southern Missouri increasing the authorized capital stock of Southern Missouri (filed as an exhibit to Southern Missouri's Current Report on Form 8-K filed on November 21, 2016 and incorporated herein by reference)

3.2	Bylaws of Southern Missouri (filed as an exhibit to Southern Missouri's Current Report on Form 8-K filed on December 6, 2007 and incorporated herein by reference)

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the securities being registered

8.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to certain federal income tax matters*

8.2	Opinion of Yewell G. Lawrence, Esquire as to certain federal income tax matters*

23.1	Consent of BKD, LLP

23.2	Consent of Silver, Freedman, Taff & Tiernan LLP as to opinion re legality of securities being registered (included in the opinion filed as Exhibit 5.1)

23.3	Consent of Silver, Freedman, Taff & Tiernan LLP as to opinion re certain federal income tax matters (included in the opinion filed as Exhibit 8.1)*

23.4	Consent of Yewell G. Lawrence, Esquire as to opinion re certain federal income tax matters (included in the opinion filed as Exhibit 8.2)*

24.1	Powers of Attorney (included as part of the signature page to this registration statement)

99.1	Form of proxy card of Gideon Bancshares Company

*  To be filed by amendment.

(b)	Financial Statement Schedules. Not applicable.
(c)	Reports, Opinions or Appraisals. Not Applicable.

Item 22.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)          The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poplar Bluff, State of Missouri, on July 27, 2018.

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Greg A. Steffens
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

 We, the undersigned, hereby severally and individually constitute and appoint Greg A. Steffens and Matthew T. Funke, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Greg A. Steffens	/s/ Matthew T. Funke
Greg A. Steffens	Matthew T. Funke
President, Chief Executive Officer and Director	Executive Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

Date: July 27, 2018	Date: July 27, 2018

/s/ L. Douglas Bagby	/s/ Ronnie D. Black
L. Douglas Bagby	Ronnie D. Black
Chairman of the Board	Director

Date: July 27, 2018	Date: July 27, 2018

/s/ Todd E. Hensley	/s/ Charles R. Love
Todd E. Hensley	Charles R. Love
Director	Director

Date: July 27, 2018	Date: July 27, 2018

/s/ Rebecca McLane Brooks	/s/ Dennis C. Robison
Rebecca McLane Brooks	Dennis C. Robison
Director	Director

Date: July 27, 2018	Date: July 27, 2018

/s/ Sammy A. Schalk	/s/ David J. Tooley
Sammy A. Schalk	David J. Tooley
Director	Director

Date: July 27, 2018	Date: July 27, 2018

/s/ John R. Abercrombie
John R. Abercrombie
Director

Date: July 27, 2018